AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1997
                                                     REGISTRATION NO. 333-35115


================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------


                                 AMENDMENT NO. 3
                                       TO


                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                          ADVANCED HEALTH CORPORATION
              (Exact name of registrant as specified in charter)

        DELAWARE                             8099                    13-3893841
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification Number)

                                ----------------
                             555 WHITE PLAINS ROAD
                           TARRYTOWN, NEW YORK 10591
                                (914) 524-4200
(Address,  including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                            JONATHAN EDELSON, M.D.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          ADVANCED HEALTH CORPORATION
                             555 WHITE PLAINS ROAD
                           TARRYTOWN, NEW YORK 10591
                                (914) 524-4200
(Name,  address,  including zip code, and telephone number, including area code, of agent for service of process)
                               ----------------
                                With copies to:

      JULIE M. ALLEN, ESQ.                           MARK KESSEL, ESQ.
O'SULLIVAN GRAEV & KARABELL, LLP                    SHEARMAN & STERLING
     30 ROCKEFELLER PLAZA                           599 LEXINGTON AVENUE
    NEW YORK, NEW YORK 10112                       NEW YORK, NEW YORK 10022
          (212) 408-2400                              (212) 848-4000

                               ----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
                                ----------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                                ----------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS (Subject to Completion)
DATED OCTOBER 3, 1997


                               2,500,000 SHARES

                                    [LOGO]


                          ADVANCED HEALTH CORPORATION

                                 COMMON STOCK

                                --------------

     Of the 2,500,000 shares of Common Stock offered hereby, 2,000,000 are being sold by Advanced Health Corporation ("Advanced Health Corporation" or the "Company") and 500,000 are being offered by Selling Stockholders. The Company will not receive any of the proceeds of the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." The Common Stock is quoted on the Nasdaq National Market under the symbol "ADVH." On September 9, 1997, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $22.125 per share. See "Price Range of Common Stock and Dividend Policy."


                                --------------


        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                    BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================
                                 UNDERWRITING                       PROCEEDS TO
                    PRICE TO     DISCOUNTS AND      PROCEEDS TO      SELLING
                    PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
                    ----------   ----------------   -------------   ------------
Per Share  ......    $               $                $               $
Total(3)   ......   $               $                $               $
================================================================================
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated to be $    .

(3) The Company and the Selling Stockholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 375,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $ , $ , $ and $ , respectively. See "Underwriting."

                                --------------

     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the
offices of Cowen & Company, New York, New York, on or about      , 1997.


                                 --------------

COWEN & COMPANY
                  HAMBRECHT & QUIST
                           SBC WARBURG DILLON READ INC.
                                                   VOLPE BROWN WHELAN & COMPANY
    , 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

     A Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http:// www.sec.go that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected at the offices listed above as well as on the Commission's Web site.
                              ------------------

     Advanced HealthTM, Med-E-PracticeTM, Smart ScriptsTM, Med-E-VisitTM, Med-E-ReferralTM, Practice Management IntegratorTM, EOS 2000TM, E-RxTM, E-ReferralTM, Med-E-NetTM, Med-E-Net CentralTM and Med-E-Net OfficeTM are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

                              ------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, all references in this Prospectus to the Company refer collectively to Advanced Health Corporation, its predecessor and its subsidiaries.


                                  THE COMPANY

     Advanced Health Corporation provides a full range of integrated management services and clinical information systems to physician group practices, single legal entities comprised of multiple physicians, and to physician networks, aggregations of individual physicians and physician groups formed for the purpose of entering into contracts with third-party payors. The management services provided by the Company include physician practice and network development, marketing, payor contracting, financial and administrative management, clinical information management, human resource management and practice and network governance. The Company developed its clinical information systems to provide physicians, at the point of care and on a real-time basis, with patient-specific clinical and payor information and the ability to generate patient medical orders and facilitate the implementation of disease management programs. Through the management of multi-specialty and single-specialty physician group practices and networks, the Company focuses its management efforts on high-cost, high-volume areas of medical care, including disease specialties such as cardiology, oncology and orthopedics. The Company currently manages eight multi-specialty physician group practices and four single-specialty physician group practices comprised of more than 225 providers in the greater New York and Philadelphia metropolitan areas and 13 physician networks with approximately 1,550 physicians in the greater New York, Philadelphia and Atlanta metropolitan and surrounding areas, and provides physician group consulting services to more than 50 physicians.

     In response to the impact of the development of managed care programs on the delivery of health care services, physician practice management companies have emerged in recent years to manage the financial and administrative requirements of physician organizations. More importantly, the Company believes there exists an even greater need among physicians for clinical management services and information systems. The Company believes that assisting physicians in managing the clinical aspects of their practices represents the greatest opportunity to enhance the quality and reduce the cost of health care.

     The Company believes that it is well positioned to attract, organize and manage physician group practices and networks by offering a full range of integrated management services and clinical information systems. The Company believes that its clinical information systems will allow physicians, at the point of care and on a real-time basis, (i) to access patient-specific clinical and payor information, (ii) to generate patient instructions, prescriptions and orders for tests, specialty referrals and specialty procedures and (iii) to access databases containing managed care and disease management protocols, diagnostic/treatment preferences and guidelines affecting medical orders. By combining its group practice and network management services with its clinical information systems, the Company believes it can provide physicians with integrated solutions for managing the increased financial opportunities and risks associated with managed care contracts while allowing physicians to improve the quality of care.


     The Company's strategy includes (i) establishing long-term contractual alliances with physician organizations, (ii) managing high-cost, high-volume areas of medical care, including disease specialties such as cardiology, oncology and orthopedics, (iii) providing physicians with clinical information at the point of care, (iv) focusing on selected geographic markets that offer concentrations of physicians seeking the Company's services and (v) developing relationships with key industry participants. The Company has entered into information technology agreements with Merck Medco Managed Care, Inc., PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, Physicians' Online, Inc. ("Physicians' Online") and Rush Presbyterian - St. Luke's Medical Center.


                                 THE OFFERING
Common Stock offered:
    By the Company  ............        2,000,000 shares

    By the Selling Stockholders           500,000 shares


Common Stock to be outstanding after
 the offering    ...............        9,521,848 shares(1)


Use  of proceeds .............          For working capital and general corporate pur-
                                        poses,  which  may  include acquisitions.  See "Use
                                        of Proceeds."

Nasdaq National Market symbol .......   ADVH


                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED                       SIX MONTHS ENDED
                                                                DECEMBER 31,                          JUNE 30,
                                                 ------------------------------------------   -------------------------
                                                   1994           1995           1996           1996          1997
                                                 -----------   -------------   ------------   -----------   -----------
STATEMENTS OF OPERATIONS DATA:
 Revenues ....................................    $    379      $  1,054        $ 19,136       $  7,617      $23,028
 Cost of revenues  ...........................          12           340           9,707          5,580       17,309
                                                  --------      --------        --------       --------      -------
 Gross profit   ..............................         367           714           9,429          2,037        5,719
 Operating expenses   ........................       2,901         6,412          11,886          3,840        4,185
                                                  --------      --------        --------       --------      -------
 Operating income (loss) .....................      (2,534)       (5,698)         (2,457)        (1,803)       1,534
 Other income (expense)  .....................         (15)           (9)             15            (53)         343
                                                  --------      --------        --------       --------      -------
 Net income (loss) before income taxes  ......      (2,549)       (5,707)         (2,442)        (1,856)       1,877
 Benefit (provision) for income taxes   ......           -             -             977              -          (66)
                                                  --------      --------        --------       --------      -------
 Net income (loss) ...........................    $ (2,549)     $ (5,707)       $ (1,465)      $ (1,856)     $ 1,811
                                                  ========      ========        ========       ========      =======
 Net income (loss) per share   ...............    $  (1.29)     $  (1.68)       $  (0.29)      $  (0.41)     $  0.22
                                                  ========      ========        ========       ========      =======
 Weighted average number of common shares
   and common share equivalents
   outstanding(2)  ...........................       1,978         3,389           5,130          4,489        8,190

                                               JUNE 30, 1997
                                        ---------------------------
                                        ACTUAL      AS ADJUSTED(3)
                                        ---------   ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents(4)  ......     $ 4,840       $45,546
 Investments in marketable securities       7,336         7,336
 Working capital   ..................      21,645        62,351
 Total assets   .....................      36,999        77,705
 Total debt  ........................          53            53
 Total stockholders' equity(5).......      33,965        74,671



----------
(1) Excludes 2,397,187 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $12.42 per share and 481,489 shares issuable upon the exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $8.50 per share. Also excludes 313,203 shares and 113,995 shares issuable upon the exercise of options and warrants, respectively, which, in each case, are contingent upon the Company achieving certain capitalization levels related to regulatory requirements or upon the Company achieving certain performance targets. Also excludes 548,224 shares issuable in the Roll Up Transaction (as defined herein). Also excludes options to purchase 12,012 shares of Common Stock at an exercise price of $1.00 per share issued in connection with the acquisition in September 1997 of certain assets of a clinical information software company and an aggregate of up to 114,613 shares of Common Stock that may be issued as contingent consideration in connection with such acquisition. See "Business - Contractual Relationships with Affiliated Physicians," "Management - Stock Plans" and Notes 3, 9 and 10 of Notes to Consolidated Financial Statements.


(2) See Note 2 of Notes to Consolidated Financial Statements.

(3) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby, assuming a public offering price of $22.125 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

(4) Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less when purchased.

(5) Excludes 254,047 shares issued upon the exercise of options since June 30, 1997

                                 RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.


LIMITED   OPERATING   HISTORY;   HISTORY   OF   LOSSES;  UNCERTAINTY  OF  FUTURE
PROFITABILITY; DIRECT CAPITATION

     The Company was incorporated in August 1993, began providing physician practice and network management services in December 1995 and has made only limited commercial sales of its clinical information systems to date. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. As of June 30, 1997, the Company had an accumulated deficit of approximately $8.4 million. The Company achieved profitability for the first time in the fourth quarter ended December 31, 1996, although there can be no assurance that the Company will continue to be profitable in the future. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets. To address these risks, the Company must, among other things, expand sales of its physician practice and network management services, continue to commercialize its clinical information systems, respond to competitive developments and continue to attract and retain qualified personnel. Accordingly, there can be no assurance that the Company will be able to generate sufficient revenue to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. In addition, the Company has recently begun to enter into, and in the future the Company anticipates entering into additional, managed care or capitated arrangements pursuant to which the Company would be subject to significant risk if its revenues were insufficient to cover increased variable costs resulting from requirements of greater than expected levels of medical care. See "- Risks Associated with Direct Capitation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


DEPENDENCE   ON  MANAGEMENT  CONTRACTS  WITH  AFFILIATED  PHYSICIAN  GROUPS  AND
NETWORKS

     The Company's physician practice and network management revenue to date has been derived from a limited number of management agreements between the Company and certain physician groups and networks. Such management agreements generally have an initial term of five to 30 years and are automatically renewable for additional terms. See "- Concentration of Revenues" and "Business - Contractual Relationships with Affiliated Physicians." The termination of one or more of such management agreements would have a material adverse effect on the Company's revenues and results of operations. The Company's future growth and profitability is substantially dependent upon obtaining new contracts for the provision of services to physician groups and physician networks on satisfactory terms and conditions. The Company must accurately assess the costs it will incur in providing services in order to negotiate contracts on terms under which the Company can expect to realize adequate profit margins or otherwise meet its objectives. In addition, the Company must perform services in sufficient volume to generate revenues to support its infrastructure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview." The future growth and profitability of the Company is also dependent on the Company's ability to effectively integrate the practices of its affiliated physicians, to manage and control costs and to realize economies of scale. The integration of new physician practice and network management contracts, as well as the maintenance of existing contracts, is made more difficult by reduced reimbursement rates of health care payors at a time when the cost of providing medical services continues to increase. There can be no assurance that the Company will obtain new physician practice and network management contracts on satisfactory terms, or at all. Any failure of the Company to obtain new contracts and price its services appropriately would have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock. See "Business - Physician Practice and Network Services."

UNCERTAINTY OF SUCCESSFUL COMMERCIALIZATION OF CLINICAL INFORMATION SYSTEMS


     Since its inception in August 1993, the Company has focused on developing its clinical information systems. However, to date, the Company has commercially installed its clinical information systems only on a limited basis. The Company's future growth and profitability is substantially dependent upon the success of its clinical information systems. The Company believes that market acceptance of such systems will depend upon the continued growth of managed care in the Company's markets, the continued increase in the administrative and clinical complexity of ambulatory medicine, the clinical efficacy of the disease management programs developed by its affiliated physicians and third parties, the continued downward trend in the cost of computer hardware, particularly handheld computing devices and wireless network infrastructures, and the continued consolidation of physician group practices. No assurance can be given that the Company's clinical information systems will be accepted or competitive or that the Company will be successful in taking systems from their current state of limited commercial introduction to commercial acceptance. If the Company's clinical information systems do not achieve market acceptance or if the Company does not develop and maintain sales, marketing and service expertise, the Company's growth, revenues and results of operations will be materially adversely affected. See "Business - Clinical Information Systems" and " - Legal Proceedings."



CONCENTRATION OF REVENUES

     In the year ended December 31, 1996, Madison Medical - The Private Practice Group of New York, L.L.P. ("Madison") accounted for approximately 46% of the Company's revenues. In the six months ended June 30, 1997, Madison and the Advanced Heart Physicians & Surgeons Network, P.C. ("AHP&S") accounted for approximately 19% and 16% of revenues, respectively. The Company's management services agreements generally have an initial term of five to 30 years and may typically be terminated only for cause. The management services agreement with Madison, however, gives Madison the right to terminate without cause after May 1, 2007. The management services agreement with AHP&S restricts the Company's ability to provide management services to certain cardiology physician groups in the New York metropolitan area. Although the Company seeks to build long-term customer relationships, no assurance can be given that such relationships will continue. Any termination or significant deterioration of the Company's relationships with its principal customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers would materially adversely affect the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


MANAGEMENT OF GROWTH

     The Company recently has experienced, and expects to continue to experience, substantial growth and has significantly expanded, and expects to continue to expand, its operations. This growth and expansion has placed, and will continue to place, significant demands on the Company's management, technical, financial and other resources. To manage growth effectively, the Company must maintain a high level of operational quality and efficiency, and must continue to enhance its operational, financial and management systems and to expand, train and manage its employee base. To date, the Company has only limited experience in providing physician practice and network management services and clinical information systems. To execute its growth strategy, the Company plans to significantly increase the number of physician practices and networks under management, expand its clinical information systems customer base, develop disease management services and expand its sales and marketing organization. There can be no assurance that the Company will be able to manage growth effectively, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock.


GROWTH THROUGH ACQUISITIONS

     The Company may use a portion of the proceeds of this offering to further expand its business through acquisitions. Although the Company has no current agreements or understandings, and is not engaged in active negotiations, with respect to any material acquisitions, the Company evaluates acqui-
sition opportunities on an ongoing basis. There can be no assurance that the Company will successfully identify, complete or integrate additional acquisitions or that any acquisitions will perform as expected or will contribute significant revenues or profits to the Company. In addition, the Company may pursue and consummate acquisitions that are dilutive to stockholders if it believes that such acquisitions are in the best interests of the Company. Additionally, in the future, the Company may face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate acquisitions on terms favorable to the Company.

     Any acquired companies may provide services that complement or expand the services offered by the Company. Such acquired companies may include clinical information systems developers, physician practice management companies, physician group practices or other businesses in the health care services industry. There can be no assurance that the anticipated benefits of any acquisitions will be achieved. Moreover, the Company has had limited experience in making acquisitions. Thus, the Company has not yet demonstrated the long-term ability to manage successfully an acquired business. There can be no assurance that the Company will be able to manage successfully any new service areas of the Company, the employees of such service areas or the customer base supported by such service areas.

     The ability of the Company to manage growth through acquisitions depends on its ability to maintain the high quality of services that it provides to customers; to successfully integrate the different services that it provides; to recruit, motivate and retain qualified personnel; and to train existing sales representatives or recruit new sales representatives to cross-sell different services. There can be no assurance that the Company will be able to manage its expanding operations effectively.


COST CONTAINMENT AND REIMBURSEMENT TRENDS

     The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. This methodology went into effect in 1992 and continued to be implemented in annual increments through December 31, 1996. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the physician groups and networks managed by the Company. Management estimates that approximately 35% of the revenues of physician groups managed by the Company are derived from government sponsored health care programs (principally, Medicare, Medicaid and state reimbursement programs). RBRVS-type payment systems have also been adopted by certain private third-party payors and may become a predominant payment methodology. More wide-spread implementation of such programs would reduce payments by private third-party payors. Rates paid by many private third-party payors are based on established physician and hospital charges and are generally higher than Medicare payment rates. A change in the patient mix of the practices under Company management that results in a decrease in patients covered by private insurance could adversely affect the Company's results of operations if the Company is unable to assist physicians in containing the cost of the provision of medical services. To the extent that affiliated physicians receive lower revenue for medical services, there can be no assurance that the Company will be able to derive sufficient revenues from its relationship with any such affiliated physicians to achieve or maintain profitability. The Company believes that cost containment trends will continue to result in a reduction from historical levels in per-patient revenue for medical practices. Further reductions in payments to physicians or other changes in reimbursement for health care services could have an adverse effect on the Company's operations, unless the Company is otherwise able to offset such payment reductions. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through cost reductions, increased volume, introduction of new services and systems or otherwise. See "- Uncertainty Related to Health Care Reform" and "Business - Government Regulation."

RISKS ASSOCIATED WITH CAPITATED FEE ARRANGEMENTS

     As an increasing percentage of patients are coming under the control of managed care entities, the Company believes that its success will, in part, be dependent upon the Company's ability to negotiate and manage, on behalf of physician practice groups and networks, agreements with health maintenance organizations ("HMOs"), employer groups and other private third-party payors pursuant to which professional services will be provided on a risk-sharing or capitated basis by some or all of the physicians affiliated with the Company. Under some of such agreements, the health care provider and/or the Company accepts a pre-determined amount per patient per month in exchange for providing all necessary covered services to the patients covered by the agreement. Such agreements pass the economic risk of providing care from the payor to the provider and/or the Company. In the Company's target markets, capitated fee arrangements are relatively new and the Company has limited experience in negotiating or managing capitated fee agreements. The proliferation of such agreements in markets served by the Company could result in greater predictability of revenues, but not necessarily of profits, for the Company and physicians affiliated with the Company. There can be no assurance that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. Under such an arrangement, the Company would contract with physician practices for the provision of all or a portion of the health care requirements of network enrollees. To the extent that enrollees require more care than is anticipated by the Company upon entering into such a contract, the Company's revenues under such contracts may be insufficient to cover its costs, in which event the Company would suffer a loss. The Company expects to enter into floating rate reimbursement arrangements with network physicians and reinsurance agreements with third-party insurers in respect of such risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Contractual Relationships with Affiliated Physicians
- Capitated and Other Fixed-Fee Arrangements."



RISKS ASSOCIATED WITH DIRECT CAPITATION

     The Company has recently begun to enter into, and in the future the Company anticipates entering into additional, managed care or capitated arrangements, either indirectly, through the assignment of managed care contracts entered into between its affiliated physicians and third-party payors, or directly to the Company or, in New York, through the formation of an independent physician association ("IPA"). The Company enters into such contracts only with licensed insurance companies and HMOs, and only if allowed by state law. To the extent such contracts are prohibited by the law of any particular state, the Company would not enter into such contracts in that state. On August 10, 1995, the National Association of Insurance Commissioners (the "NAIC") issued a report opining that such risk-transferring arrangements may entail the business of insurance, to which state licensure laws apply, but that licensure laws would not apply where the unlicensed entity contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's enrollees. In addition, in December 1996, the NAIC issued a report entitled "Regulation of Health Risk Bearing Entities," which sets forth issues to be considered by state insurance regulators when considering new regulations, and encourages states to adopt a uniform body of regulation. Certain states have enacted statutes or adopted regulations affecting risk assumption in the health care industry. In some states, including those in which the Company does business, these statutes and regulations subject any physician or physician network engaged in risk-based contracting, even if through HMOs and insurance companies, to regulations providing for minimum capital requirements and other safety and soundness requirements. Although the NAIC's conclusions are not binding on the states, the Company believes that additional regulation at the state level will be forthcoming in response to the NAIC initiatives. There can be no assurance that any such additional state regulation would not have a material adverse effect on the Company's business.

     To the extent that the Company accepts capitation and is not regulated as an insurer, regulatory provisions that might mitigate losses by insurers will not apply to reduce the Company's risk. In addition, the Company has little experience in managing capitated-risk arrangements. With respect to the assignment of capitated revenues to the Company, the Company will be dependent on the physician group practices and networks entering into such agreements, the terms and conditions of which are determined by the physicians in their sole discretion, and providing medical services thereunder. In addition, the Company is dependent upon the continued alliance of the physicians with the group practice and network clients of the Company. Revenues under managed care or capitated arrangements entered into by the Company directly will generally be a fixed amount per enrollee. Under such an arrangement, the Company would contract with affiliated physicians for the provision of health care services and the Company would be responsible for the provision of all or a portion of the health care requirements of such enrollees. To the extent that such enrollees require more care than is anticipated by the Company upon entering into such a contract, the Company's revenues under such contracts may be insufficient to cover its costs, in which event the Company would suffer a loss. Although the Company expects to enter into floating rate reimbursement arrangements with network physicians and reinsurance agreements with third-party insurers in respect of such risk, no assurances can be given that the Company will be fully protected against such risk by such floating rate reimbursement arrangements or will be able to obtain such reinsurance on favorable terms, if at all. There can be no assurance that the Company will enter into additional managed care or capitated arrangements or, if it does so, that it will realize a profit from such additional arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Contractual Relationships with Affiliated Physicians
- Capitated and Other Fixed-Fee Arrangements."


HIGHLY COMPETITIVE INDUSTRY

     The physician practice and network management industry is highly competitive. The industry is also subject to continuing changes in how services and products are provided and how providers are selected and paid. As prepaid medical care continues to grow, the Company may encounter increased competition. Certain companies are expanding their presence in the physician management market through the use of several approaches. A number of companies provide broad management services to primary care, multi-specialty and single-specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. In addition, certain of the Company's competitors are dedicated to the management of single-specialty practices focused on diseases such as cardiology, oncology and orthopedics. Certain of the Company's competitors are significantly larger, have access to greater resources, provide a wider variety of services and products, have greater experience in providing health care management services and products and/or have longer established relationships with customers for these services and products. The Company believes that competition for services is based on cost and quality of services. There can be no assurance that the
Company's strategy will allow it to compete favorably in contracting with payors or expanding or maintaining its physician group practices or networks in existing or new markets. In addition, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. Such consolidation could erode the Company's customer base and reduce the size of the Company's target market. In addition, the resulting enterprises could have greater bargaining power, which could lead to price erosion affecting the Company's services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

     The market for health care information systems is highly competitive and rapidly changing. The Company believes that the principal competitive factors for clinical information systems are the usefulness of the data and reports generated by the software, customer service and support, compatibility with the customer's existing information systems, potential for product enhancement, vendor reputation, price and the effectiveness of sales and marketing efforts. Many of the Company's competitors and potential competitors have greater financial, product development, technical and marketing resources than the Company, and currently have, or may develop or acquire, substantial installed customer bases in the health care industry. In addition, as the market for clinical information systems develops, additional competitors may enter the market and competition may intensify. While the Company believes that it has successfully differentiated itself from competitors, for example, by offering clinical information systems that provide patient-specific, point-of-care information, there can be no assurance that, in the future, competition will not have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See "Business - Competition."


GOVERNMENT REGULATION

     As a participant in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation under numerous laws administered by governmental entities at the federal, state and local levels.

     Fraud and Abuse Statutes. Federal anti-kickback provisions prohibit the solicitation, payment, receipt or offer of any direct or indirect remuneration for the referral of federal health care program patients (including Medicare and Medicaid patients) or for the order or provision of covered services, items or equipment. Other fraud and abuse laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships (known as the "Stark" laws). In addition, federal law imposes significant penalties for false or improper billings. Violations of any of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Several states, including states in which the Company operates, have adopted similar laws that cover patients in private and workers' compensation programs as well as government programs. Violations of any of the fraud and abuse laws by the Company or any physician groups or networks managed by the Company could have a material adverse effect on the Company's business and financial condition and on the price of the Common Stock.

     Corporate Practice of Medicine and Fee Splitting. The laws of many states prohibit non-physician entities from practicing medicine and employing physicians to practice medicine. The Company, through its majority-owned management service organizations ("MSOs"), provides only non-medical administrative services and clinical information systems to physician organizations, does not represent to the public or its clients that it offers medical services and does not exercise control over the practice of medicine by the physician organizations with which it contracts. These limitations on MSO activities are incorporated into each management service agreement - the contract  governing  the  relationship  between an MSO and the  physician  group practice or network it serves. Physician group practices or networks, which deliver medical care, are independent entities from MSOs, which perform administrative functions and are controlled by the Company. The Company believes its operations are in material compliance with applicable laws in all jurisdictions in which it operates. Nevertheless, because of the structure of its relationship with its affiliated physician groups and networks, many aspects of the Company's business operations have not been the subject of formal state or federal regulatory interpretation and there can be no assurance that a review of the Company's or its affiliated physicians' businesses by courts or regulatory authorities would not result in a determination that could adversely affect the operations of the Company or its affiliated physicians (for example, by rendering the Company's management services agreements with a physician organization unenforceable) or that the health care regulatory environment will not change so as to restrict the Company's or its affiliated physicians' existing operations or expansion. In addition, recently released regulations dealing with the use of physician incentives may restrict the extent to which payors or the Company may impose financial risk upon physicians (or other providers). Violation of such regulations could result in substantial penalties. Such regulations may reduce the Company's ability to control its expenses. A recent letter by the general counsel of the New York State Department of Health has called into question commonplace practices with regard to management services fees charged to physician practices by corporations such as the
Company. Specifically, this letter took the position that per visit fees and billing fees based on a percentage of collections violated New York's prohibition on fee-splitting by licensed professionals. The Company has included such percentage of collection fees in substantially all of the management services agreements with physicians in New York. No assurance can be given that such agreements will be enforceable. See "Business - Government Regulation."

     Confidentiality of Patient Records. The confidentiality of patient records and the circumstances under which such records may be released are subject to substantial regulation by state and federal laws and regulations, which govern both the disclosure and use of confidential patient medical record infor-mation. The Company believes that it complies with the laws and regulations regarding the collection and distribution of patient data in all jurisdictions in which it operates, but regulations governing patient confidentiality rights are evolving rapidly and are often unclear and difficult to apply in the restructuring health care market. Additional legislation governing the dissemination of medical record information is continually being proposed at both the state and federal level. For example, the Health Insurance Portability and Accountability Act of 1996 requires the Secretary of Health and Human Services to recommend legislation or promulgate regulations governing privacy standards for individually identified health information and creates a federal criminal offense for knowing disclosure and misuse of such information. Additional proposed legislation could require patient consent before even coded or anonymous patient information may be shared with third parties and that holders or users of such information implement security measures. In addition, the American Medical Association (the "AMA") has issued a Current Opinion to the effect that a physician who does not obtain a patient's consent to disclosure of patient information for commercial purposes, including anonymous disclosure, violates the AMA's ethical standards with respect to patient confidentiality. While the AMA's Current Opinions are not law, they may influence physicians' willingness to obtain patient consents or agree to permit the Company to access clinical data in their systems without such consents. Any such restrictions could have a material adverse effect on the Company's ability to market its services and systems. Although the Company intends to safeguard patient privacy when clinical data is accessed and transmitted over private and public networks, including the Internet, and to enter patient medical information into or receive such information from its database only with the consent of the patient, if a patient's privacy is violated, the Company could be liable for damages incurred by such patients. There can be no assurance that changes to state or federal laws will not materially restrict the ability of the Company to obtain or disseminate patient information. See "Business - Government Regulation."



FDA REGULATION

     Products, including software applications, intended for use in the diagnosis of disease or other conditions, or in the cure, treatment, mitigation or prevention of disease, are subject to regulation by the United States Food and Drug Administration (the "FDA") as medical devices. The laws administered by the FDA impose substantial regulatory controls over the manufacturing, labeling, testing, distribution, sale, marketing and promotion of medical devices and other related activities. These regulatory controls can include compliance with the following requirements: manufacturer establishment registration and device listing; current good manufacturing practices; FDA clearance of a premarket notification submission or FDA approval of a premarket approval application; medical device adverse event reporting; and general prohibitions on misbranding and adulteration. Violations of the laws concerning medical devices can result in, among other things, severe criminal and civil penalties, product seizure, recall, repair or refund orders, withdrawal or denial of premarket notifications or premarket approval applications, denial or suspension of government contracts and injunctions against unlawful product manufacture, labeling, promotion and distribution or other activities.

     In its 1989 Draft Policy for the Regulation of Computer Products (the "1989 Draft Policy Statement"), the FDA stated that it intended to exempt certain clinical decision support software products from a number of regulatory controls, and that until those regulations were issued it would not require manufacturers of such products to comply with requirements other than the prohibitions on misbranding and adulteration. The Company believes that its clinical information systems are not medical devices and, thus, are not subject to the controls imposed on manufacturers of such products and do not fall within the scope of the 1989 Draft Policy Statement. The Company further believes that to the extent that its systems were determined to be medical devices, the systems would fall within the exemptions for decision support systems provided by the 1989 Draft Policy Statement. The Company has not sought or obtained a formal opinion of counsel with respect to the issues of whether its systems are medical devices or whether any FDA policy exempting certain clinical information systems from any FDA regulatory controls applies to the Company's systems and the Company has not taken action to comply with the regulatory controls that would otherwise apply if its systems were determined to be medical devices to which no exemptions under the 1989 Draft Policy Statement applied. The FDA is currently in the process of developing a new policy concerning FDA regulation of computer products that would replace the 1989 Draft Policy Statement. The FDA's new policy may eliminate some or all of the exemptions provided under the 1989 Draft Policy. Accordingly, there can be no assurance that the FDA will not now or in the future make a determination that the Company's current or future clinical information systems are medical devices subject to FDA regulations or that no exemptions from those regulations apply to the Company's clinical information systems. Furthermore, there can be no assurance that the Company would be able to comply in a timely manner, if at all, with FDA regulations if the agency made such determinations. Thus, such determinations by the FDA could significantly delay, or prevent, the Company from developing, testing, manufacturing, distributing, selling or promoting its current or future clinical information systems in the United States and could otherwise have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See "Business - Government Regulation."


UNCERTAINTY RELATED TO HEALTH CARE REFORM

     The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and other fundamental changes to the health care delivery system. Proposals have also been discussed which would provide incentives for the provision of cost-effective, quality health care through formation of regional delivery systems. Private sector providers and payors have embraced certain elements of reform, resulting in increased consolidation of medical groups and competition among managers of medical practice groups as these providers and payors seek to form alliances in order to provide quality, cost-effective care. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, operating results or financial condition. In addition, the announcement of reform proposals and the investment community's reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could produce volatility in the trading and market price of the Common Stock. See "Business - Government Regulation."

TECHNOLOGICAL CHANGE

     The health care information industry is relatively new and is experiencing rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. In addition, as the computer and software industries continue to experience rapid technological change, the Company must be able to quickly and successfully adapt its clinical information systems so that they continue to integrate well with the computer platforms and other software employed by its customers. There can be no assurance that the Company will not experience difficulties, including lack of necessary capital or expertise, that could delay or prevent the successful development and introduction of system enhancements or new systems in response to technological changes. The Company's inability to respond to technological changes in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See "Business - Clinical Information Systems."


DEPENDENCE ON PROPRIETARY ASSETS

     The Company has made significant investments in its clinical information systems and relies on a combination of patent, trade secret and copyright laws, nondisclosure and other contractual provisions and technological measures to protect its proprietary rights. The Company has two U.S. patent applications, one of which has been allowed and is expected to issue by the end of 1997. In addition, foreign patent applications having subject matter common with both U.S. applications have been filed. There can be no assurance that any patent will be issued or, if issued, that such patent or any other protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to those of the Company. In addition, there can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent infringement or misappropriation of the Company's proprietary assets.

     Although the Company believes that its clinical information systems do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable outcome on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock.

     The Company is aware of actual and potential oppositions with respect to certain of the Company's pending trademark registration applications containing the suffix "e-systems". Although the Company believes that it will be able to obtain the registrations applied for, no assurance can be given that it will be able to do so. In the event of any successful opposition, the Company might be required to change the trademark used for certain of its clinical information systems. The Company does not believe that such a result would have a material adverse effect on its business. See "Business - Proprietary Rights."


MANAGEMENT  SERVICES  ORGANIZATIONS  NOT  WHOLLY-OWNED;  PHYSICIAN  PUT  RIGHTS;
DILUTION

     The Company typically establishes an MSO for each physician practice group or network to which it provides services, which MSO is majority-owned by the Company. The physician group or network served typically has a minority interest in the MSO. The MSO's assets consist primarily of its management service contracts with the physician group or network served and its liabilities consist primarily of its obligations under its agreements with the Company and its obligations to its employees. Although the Company has sufficient interests in the MSOs to exercise control over them, the Company may owe a fiduciary duty to the holders of various minority interests in such MSOs. Accordingly, the Company, in exercising control over such MSOs, may be required to deal with them on terms no less favorable to such MSOs than could be obtained from unaffiliated third parties.

     Under certain specified circumstances, the Company has the option to cause certain MSOs to be merged with and into a wholly-owned subsidiary of the Company in a transaction in which the interests of the physician groups and networks in such MSOs would be exchanged for Common Stock of the Company (the "Roll Up Transaction"). The Company has reserved 548,224 shares of Common Stock for issuance upon consummation of the Roll Up Transaction, all of which shares are required to be issued if the Company effects the Roll Up Transaction. Accordingly, the Roll Up Transaction, if effected, would be dilutive to investors. In addition, certain of the physician groups and networks managed by the Company have rights to require the Company to purchase all or part of such physicians' interest in their respective MSOs in the event that the Company does not consummate the Roll Up Transaction within one year after the satisfaction of specified conditions. There can be no assurance that the Company will have the financial resources to purchase such interests in accordance with its obligations at the time any such rights are exercised, or that the Company would be able to obtain financing on satisfactory terms or conditions, if at all, to purchase such interests. To the extent that any future financing requirements with respect to such put rights are satisfied through the issuance of equity securities, investors may experience dilution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Contractual Relationships with Affiliated Physicians."


DEPENDENCE ON KEY PERSONNEL


     The Company's ability to market and deliver its services and systems and to achieve and maintain a competitive position is dependent in large part upon the efforts of its senior management, particularly Jonathan Edelson, M.D., the Company's Chairman of the Board and Chief Executive Officer, Steven Hochberg, the Company's Vice Chairman, and Alan B. Masarek, the Company's President, Chief Operating Officer and Acting Chief Financial Officer. Although the Company is the beneficiary of $1,000,000 "key man" life insurance policies on the lives of each of Dr. Edelson, Mr. Hochberg and Mr.

Masarek, the Company does not believe such amount would be adequate to compensate for the loss of the services of any such executive. In addition, although the Company has entered into employment agreements with most of its senior executives, including Dr. Edelson, Mr. Hochberg and Mr. Masarek, such agreements will not assure the services of such employees. The loss of the services of one or more members of its senior management could have a material adverse effect on the Company. The Company's future success also will depend upon its ability to attract and retain qualified management, technical and marketing employees to support its future growth. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract and retain such persons could materially adversely affect the Company. See "Management."


RISK OF LIABILITY CLAIMS

     Customer reliance on the Company's services and systems could result in exposure of the Company to liability claims if the Company's services and systems fail to perform as intended or if patient care decisions based in part on guidance from the Company's services and systems are challenged. Even unsuccessful claims could result in the expenditure of funds in litigation, diversion of management time and resources or damage to the Company's reputation and the marketability of the Company's services and systems. While no such claims have been made against the Company to date, and although the Company takes contractual steps to obtain indemnification for certain liabilities and maintains general commercial liability insurance, there can be no assurance that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim or that the costs of defending against such a claim or the payment of damages by the Company would not have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.


Volatility of Stock Price

     From time to time after this offering, there may be significant volatility in the market price for the Common Stock. Results of the Company's operations may fluctuate significantly from quarter to quarter and will depend on numerous factors, primarily the timing of the addition of new physician practice groups and networks under management and the sale of clinical information systems and associated services. Such fluctuations in quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the health care industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. See "Price Range of Common Stock and Dividend Policy."


DILUTION


     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $14.59 per share (assuming a public offering price of $22.125 per share and after deducting underwriting discounts and commissions and estimated offering expenses). Such investors will experience additional dilution upon the exercise of outstanding options and warrants. In addition, in the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with the Roll Up Transaction or future acquisitions, investors may experience further dilution. See "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Contractual Relationships with Affiliated Physicians."



SHARES ELIGIBLE FOR FUTURE SALE

     Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this offering, the Company will have approximately 9,521,848 shares of Common Stock outstanding. Approximately 7,690,817 shares of Common Stock, including the 2,500,000 shares offered hereby, will be freely tradeable without restriction unless they are held by "affiliates" of the Company as the term is used under the Securities Act and the regulations promulgated thereunder. The remaining approximately 1,831,031 shares are restricted securities that may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 or Rule 144(k) promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rule 144, such shares will be available for sale in the public market upon the expiration of the lockup agreements 90 days after the date of this Prospectus, subject in certain cases, to the volume, manner of sale and reporting requirements of Rule
144. In addition, the holders of 945,681 shares of Common Stock outstanding after this offering (including 50,000 shares of Common Stock subject to the Underwriters' over-allotment option) have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their "piggyback" registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Underwriting."



UNSPECIFIED USE OF PROCEEDS


     Following this offering, the Company will have approximately $40.7 million ($46.0 million if the Underwriters' over-allotment option is exercised in full) of the net proceeds of this offering available for working capital and general corporate purposes, which may include acquisitions, assuming a public offering price of $22.125 per share and after deducting underwriting discounts and commissions and estimated offering expenses. The Company's management, subject to approval by the Board of Directors in certain circumstances, will have broad discretion with respect to the application of such proceeds. See "- Growth Through Acquisitions" and "Use of Proceeds."



POTENTIAL   ANTI-TAKEOVER   EFFECTS  OF  CERTAIN  PROVISIONS  OF  THE  COMPANY'S
CERTIFICATE OF INCORPORATION AND BY-LAWS AND THE DGCL

     The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") and the Delaware General Corporation Law (the "DGCL") contain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of directors and management more difficult. The Certificate of Incorporation and By-laws provide for, among other things, a classified Board of Directors serving staggered terms of three years, certain advance notice requirements for stockholder nominations of candidates for election to the Board of Directors and certain other stockholder proposals, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. In addition, the Company's Board of Directors has the ability to authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof without stockholder approval. The DGCL also contains provisions preventing certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See "Description of Capital Stock."

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" RELATING TO
(i) DECREASED CONCENTRATION OF REVE NUES, (ii) THE ADEQUACY OF THE NET PROCEEDS FROM THIS OFFERING, TOGETHER WITH CASH ON HAND, INTEREST INCOME AND REVENUES FROM OPERATIONS, TO FUND PLANNED OPERATIONS OF THE COMPANY THROUGH

AT LEAST THE END OF 1999, (iii) THE COMPANY'S BUSINESS OBJECTIVES AND STRATEGY AND (iv) THE COMPANY'S DEVELOPMENT AND STRATEGIES RELATING TO ITS CLINICAL INFORMATION SYSTEMS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (i) THE COMPANY'S CLINICAL INFORMATION SYSTEMS DO NOT ACHIEVE MARKET ACCEPTANCE, (ii) THE COMPANY DOES NOT DEVELOP SUCCESSFULLY NEW CLINICAL INFORMATION SYSTEMS, (iii) CHANGES IN GOVERNMENT REGULATIONS, (iv) COMPETITIVE PRESSURE IN THE COMPANY'S INDUSTRY INCREASES SIGNIFICANTLY, (v) COSTS OR DIFFICULTIES RELATED TO ANY ACQUIRED BUSINESSES INTEGRATED WITH THE BUSINESSES OF THE COMPANY ARE GREATER THAN EXPECTED AND (vi) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED.

                                  THE COMPANY


     The Company's predecessor, Med-E-Systems Corporation ("MES"), was incorporated on August 27, 1993 as a clinical information systems development company. Effective August 23, 1995, MES became a subsidiary of the Company through a tax-free reorganization. The Company was subsequently merged with and into Majean, Inc., a Delaware corporation, and the surviving corporation changed its name to Advanced Health Corporation. The Company's executive offices are located at 555 White Plains Road, Tarrytown, New York 10591, and its telephone number at that address is (914) 524-4200.


                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be approximately $40.7 million ($46.0 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $22.125 per share and after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds for working capital and general corporate purposes, which may include acquisitions. The principal categories of the Company's anticipated working capital expenditures include continued research and development of the Company's clinical information systems, as well as ongoing business development and marketing. From time to time in the ordinary course of its business, the Company evaluates possible acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company currently has no agreements or understandings, and is not engaged in active negotiations, with respect to any material acquisition. See "Risk Factors - Growth through Acquisitions" and "- Unspecified Use of Proceeds."

     Pending  the  application of the net proceeds of this offering, the Company
intends    to    invest   such   proceeds   in   short-term,   investment-grade,
interest-bearing instruments or money market funds.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


     The Company's Common Stock has been quoted on the Nasdaq National Market since October 3, 1996 under the symbol "ADVH." the following table sets forth the range of high and low per-share closing sale prices for the Common Stock as reported on the Nasdaq National Market during the periods indicated.


                                                          HIGH       LOW
                                                          --------   -------
   YEAR ENDED DECEMBER 31, 1996:
     Fourth Quarter (beginning October 3, 1996)  ......   $16 5/8     $12 1/2

   YEAR ENDING DECEMBER 31, 1997:
     First Quarter ....................................    18 1/8       9 3/8
     Second Quarter   .................................    20 1/8      15 1/8
     Third Quarter (through September 9, 1997)   ......    24 5/8      17 5/8

     On September 9, 1997, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $22.125 per share. There are currently approximately 80 holders of record of the Common Stock.

     The Company has not declared or paid any cash dividends on its capital stock since inception and does not expect to pay dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, to finance the expansion of its business. The payment of any cash dividends in the future will depend on the Company's earnings, financial condition, results of operations, capital needs, and other factors deemed pertinent by the Company's Board of Directors, subject to laws and regulations then in effect.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to reflect the receipt of the estimated net proceeds from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (assuming a public offering price of $22.125 per share and after deducting underwriting discounts and commissions and estimated offering expenses):

                                                                                JUNE 30, 1997
                                                                          --------------------------
                                                                           ACTUAL       AS ADJUSTED
                                                                          -----------   ------------
                                                                               (IN THOUSANDS,)
Current portion of long-term debt  ....................................    $     53      $     53
                                                                           ========      ========
Long-term debt, less current portion  .................................    $      -      $      -
                                                                           --------      --------
Stockholders' equity:
 Preferred Stock, $.01 par value, 5,000,000 shares authorized and
   no shares issued and outstanding   .................................           -             -
 Common Stock, $.01 par value, 15,000,000 shares authorized,
   7,201,600 shares issued and outstanding actual; and 9,201,600
   shares issued and outstanding as adjusted(1)   .....................          72            92
 Additional paid-in capital  ..........................................      42,339        83,025
 Unrealized gain on marketable securities, net of deferred income
   taxes   ............................................................          60            60
 Accumulated deficit   ................................................      (8,431)       (8,431)
 Treasury stock, at cost (8,937 shares actual and as adjusted)   ......         (75)          (75)
                                                                           --------      --------
   Total stockholders' equity   .......................................      33,965        74,671
                                                                           --------      --------
    Total capitalization  .............................................    $ 33,965      $ 74,671
                                                                           ========      ========

----------


(1) Excludes 254,047 shares issued upon the exercise of options and 66,201 shares issued in connection with an acquisition in September 1997 of certain assets of a clinical information software company, in each case since June 30, 1997, and 2,397,187 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $12.42 per share and 481,489 shares issuable upon the exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $8.50 per share. Also excludes 313,203 shares and 113,995 shares issuable upon the exercise of options and warrants, respectively, which, in each case, are contingent upon the Company's achieving certain capitalization levels related to regulatory requirements or upon the Company's achieving certain performance targets. Also excludes 548,224 shares issuable in the Roll Up Transaction. Also excludes options to purchase 12,012 shares of Common Stock at an exercise price of $1.00 per share issued in connection with the acquisition in September 1997 of certain assets of a clinical information software company and an aggregate of up to 114,613 shares of Common Stock that may be issued as contingent consideration in connection with such acquisition. See "Business - Contractual Relationships with Affiliated Physicians," "Management - Stock Plans" and Notes 3, 9 and 10 of Notes to Consolidated Financial Statements.

                                   DILUTION

     The net tangible book value of the Company as of June 30, 1997 was $28,706,000, or $3.99 per share of Common Stock. "Net tangible book value per share" represents the amount of the Company's total tangible assets less the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby (assuming a public offering price of $22.125 per share and after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company at June 30, 1997 would have been $69,412,000 or $7.54 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.55 per share to existing stockholders and an immediate, substantial dilution in pro forma net tangible book value per share of $14.59 per share to purchasers of shares of Common Stock offered hereby, as illustrated in the following table:


     Assumed public offering price per share ...........................            $22.13
       Net tangible book value per share at June 30, 1997   ............   $3.99
       Increase per share attributable to new investors  ...............    3.55
                                                                           ------
     Pro forma net tangible book value per share after this offering ...              7.54
                                                                                    -------
     Dilution per share to new investors  ..............................            $14.59
                                                                                    =======


     The foregoing table assumes no issuance of 254,047 shares of Common Stock issued upon the exercise of options and 66,201 shares of Common Stock issued in connection with an acquisition in September 1997 of certain assets of a clinical information software company, in each case since June 30, 1997, and no exercise of stock options to purchase 2,397,187 shares of Common Stock outstanding at a weighted average exercise price of $12.42 per share and warrants to purchase 481,489 shares of Common Stock outstanding at a weighted average exercise price of $8.50 per share. The foregoing table assumes no exercise of options and warrants to purchase 313,203 shares of Common Stock and 113,995 shares of Common Stock, respectively, which, in each case, are contingent upon the Company's achieving certain capitalization levels related to regulatory requirements or upon the Company's achieving certain performance targets. The foregoing table also assumes no issuance of the 548,224 shares of Common Stock reserved for issuance in the Roll Up Transaction. Finally, the foregoing table also assumes no exercise of options to purchase 12,012 shares of Common Stock at an excercise price of $1.00 per share issued in connection with the acquisition in September 1997 of certain assets of a clinical information software company and an aggregate of up to 114,613 shares of Common Stock that may be issued as contingent consideration in connection with such acquisition. To the extent that any of such options or warrants are exercised, or such shares are issued, there will be further dilution to new investors in this offering. See "Business - Contractual Relationships with Affiliated Physicians," "Management - Stock Plans" and Notes 3, 9 and 10 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996, and the balance sheet data as of December 31, 1995 and 1996, are derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated balance sheet data as of December 31, 1993 and 1994, and the statement of operations data for the period from inception (August 27, 1993) to December 31, 1993, are derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, but which are not included in this Prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1996 and 1997 and the selected consolidated balance sheet data as of June 30, 1997 are derived from the Company's unaudited consolidated financial statements, which include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations as of and for the periods then ended. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending
December 31, 1997 or any future period. The selected consolidated financial data set forth below is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                                                                   SIX MONTHS ENDED
                                        PERIOD FROM             YEAR ENDED DECEMBER 31,                JUNE 30,
                                         INCEPTION       -------------------------------------- -----------------------
                                     (AUGUST 27, 1993)
                                      TO DECEMBER 31,
                                            1993            1994         1995         1996         1996        1997
                                     ------------------- ----------- ------------- ------------ ----------- -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
 Revenues   ........................      $     -         $    379    $  1,054      $ 19,136     $  7,617    $23,028
 Cost of revenues ..................            -               12         340         9,707        5,580     17,309
                                          -------         --------    ---------     --------     --------    -------
 Gross profit  .....................            -              367         714         9,429        2,037      5,719
 Operating expenses  ...............          521            2,901       6,412        11,886        3,840      4,185
                                          -------         --------    ---------     --------     --------    -------
 Operating income (loss)   .........         (521)          (2,534)     (5,698)       (2,457)      (1,803)     1,534
 Other income (expense) ............            -              (15)         (9)           15          (53)       343
                                          -------         --------    ---------     --------     --------    -------
 Net income (loss) before in-
   come taxes                                (521)          (2,549)     (5,707)       (2,442)      (1,856)     1,877
 Benefit (provision) for income
   taxes ...........................            -                -           -           977            -        (66)
                                          -------         --------    ---------     --------     --------    -------
 Net income (loss)   ...............      $  (521)        $ (2,549)   $ (5,707)     $ (1,465)    $ (1,856)   $ 1,811
                                          =======         ========    =========     ========     ========    =======
 Net income (loss) per share  ......      $ (0.30)        $  (1.29)   $  (1.68)     $  (0.29)    $  (0.41)   $  0.22
                                          =======         ========    =========     ========     ========    =======
 Weighted average number of
   common shares and com-
   mon share equivalents out-
   standing(1) .....................        1,725            1,978       3,389         5,130        4,489      8,190

                                                           DECEMBER 31,                     JUNE 30,
                                                ----------------------------------   ----------------------
                                                  1994        1995        1996         1996        1997
                                                -----------   --------   ---------   -----------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents(2) ...............    $      7     $1,464     $12,086      $    837     $4,840
 Investments in marketable securities .......           -         -        7,390             -      7,336
 Working capital (deficit) ..................      (1,032)     (742)      26,684        (2,712)    21,645
 Total assets  ..............................         913     6,462       35,400         8,191     36,999
 Total debt .................................         416       567          235         4,504         53
 Total stockholders' equity (deficit)  ......        (325)    2,675       31,884           863     33,965

----------

(1) See Note 2 of Notes to Consolidated Financial Statements.

(2) Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less when purchased.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.


OVERVIEW

     The Company provides a full range of integrated management services and clinical information systems to physician group practices and physician networks. The Company generates revenues from (i) fees for managing and providing consulting services to physician group practices, (ii) fees for managing physician networks and (iii) fees for use and support of its clinical information systems, including license, software installation, software integration, training and data conversion fees. The Company contracts with its physician practice and network management clients pursuant to long-term agreements with its MSOs, the results of which MSOs are consolidated in the Consolidated Financial Statements.

     To date, the Company has been dependent on a small number of contracts to generate the majority of its revenues. See "Risk Factors - Concentration of Revenues." The Company expects that the concentration of its revenues will be reduced as the Company enters into additional contracts to provide management services and clinical information systems to physician organizations.

     The Company believes that its historical results of operations from period to period are not comparable and that such results are not necessarily indicative of results for any future periods because the Company was a development stage company investing in technology development and did not provide physician practice and network management services prior to December 11, 1995.


RESULTS OF OPERATIONS

Six Months Ended June 30, 1997 and 1996

     Net revenue for the six months ended June 30, 1997 increased to $23.0 million from $7.6 million in the comparable period ended June 30, 1996, primarily as a result of the addition of new physician group practices under management, provision of additional network management services and fees for the use and support of clinical information systems. The Company began providing network management services in September 1995 and physician group practice management and related services in December 1995. The provision of physician group practice management and related services and network management services accounted for approximately $17.0 million of the Company's net revenue for the six months ended June 30, 1997, as compared to $6.1 million in the comparable period ended June 30, 1996. The Company earned fees for the use and support of its clinical information systems, including the recognition of license revenues and software and training revenues, of approximately $6.0 million for the six months ended June 30, 1997, as compared to $1.5 million in the comparable period ended June 30, 1996.

     Cost of revenues for the six months ended June 30, 1997 increased to $17.3 million from $5.6 million for the comparable period ended June 30, 1996. The increase in cost of revenues related primarily to the expenses outsourced to the Company from physician group practices under management and expenses related to clinical information systems sales.

     Operating expenses for the six months ended June 30, 1997 increased to $4.2 million from $3.8 million for the comparable period ended June 30, 1996. The increase in operating expenses related to the increased provision of physician group practice management and related services.

     For the six months ended June 30, 1997, the Company also earned interest income in the amount of $300,000 from investments in marketable securities as a result of the investment of proceeds from the Company's initial public offering in October 1996 (the "Initial Public Offering"). The Company incurred interest expense of approximately $53,000 for the comparable period ended June 30, 1996, which related primarily to interest on $4.0 million of then-outstanding indebtedness bearing interest at 8% per annum and interest on capital lease obligations.

     The net income for the six months ended June 30, 1997 was $1.8 million compared to a net loss of $1.9 million for the six months ended June 30, 1996 due to the factors described above.

     As of June 30, 1997, the Company had net operating loss carryforwards ("NOLs") available to offset future book and taxable income of approximately $8.3 million and $6.8 million, respectively, which will expire in 2011. The difference between the book and tax NOLs relates principally to the differences between book and tax accounting with respect to start-up costs, depreciation of fixed assets, amortization of intangible assets and recognition of deferred revenue. The book income tax benefits of $3.3 million and $2.7 million as of June 30, 1997 and December 31, 1996, respectively, have been fully reserved due to the uncertainty of their future realization, although management is evaluating these reserve levels based on expected earnings, and they may be revised in the future.



     As discussed under "Business -- Legal Proceedings," Advanced Health Corporation commenced an action in September 1997 to collect $1 million owing by a licensee to the Company under a software license agreement with respect to E-Rx, and the licensee has answered and counterclaimed. The Company recognized this amount as revenue in the fiscal quarter ended June 30, 1997, and the dispute between the parties arose thereafter. See Note 2 to Notes to Consolidated Financial Statements. The Company made final delivery of software to the licensee under the software license agreement on September 30, 1997, as a result of which the Company believes it has fully performed its obligations under the software license agreement and the licensee is required to make a final payment of $500,000 to the Company. This payment obligation of the licensee is independent of its obligation to make the $1 million payment that is the subject matter of the legal proceedings. The Company believes that the ultimate resolution of the foregoing legal proceedings will not have a material effect on the Company's financial position as of June 30, 1997 or the results of operations for the three and six months then ended.



Years Ended December 31, 1996 and 1995

     Total revenues for the year ended December 31, 1996 increased to $19.1 million from $1.1 million in the year ended December 31, 1995, primarily as a result of the increased activity in the Company's physician group practice and network management services. The provision of physician group practice management and related services and network management services accounted for approximately $15.1 million of the Company's net revenue for the year ended December 31, 1996 as compared to $300,000 in the year ended December 31, 1995. The Company earned fees for the use and support of its clinical information systems, including the recognition of license revenues and software systems and training revenues, of approximately $4.0 million for the year ended December 31, 1996, as compared to $700,000 in the year ended December 31, 1995.

     Cost of revenues for the year ended December 31, 1996 increased to $9.7 million from approximately $300,000 for the year ended December 31, 1995. The increase in cost of revenues related primarily to the expenses outsourced to the Company from physician group practices under management.

     Operating expenses for the year ended December 31, 1996 increased to $11.9 million from $6.4 million for the year ended December 31, 1995. The increase in operating expenses reflected expenses related to the provision of physician group practice management services for the full year ended December 31, 1996. The Company did not begin to provide such services until December 1995.

     An income tax benefit of approximately $1.0 million was recorded in 1996 as a result of the Company's determination, based on profitable fourth quarter operations, that the related deferred income tax asset would be realized through the generation of taxable income in the future. No such benefit was recorded in 1995.

     The net loss for the year ended December 31, 1996 was $1.5 million compared to a loss of $5.7 million for the year ended December 31, 1995.

Years Ended December 31, 1995 and 1994

     Total revenues for the year ended December 31, 1995 increased to $1.1 million from $379,000 in the year ended December 31, 1994, primarily as a result of the initiation of the Company's physician group practice services to Madison in December 1995, which generated approximately $505,000 of the Com-pany's net revenue for the year ended December 31, 1995. The Company began to provide physician network management services in September 1995, which accounted for approximately $163,000 of the Company's net revenue for the year ended December 31, 1995. The Company earned fees for the use and support of its clinical information systems, including the recognition of license revenues under its contract with an affiliate of PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, and software installation and training revenues, of approximately $386,000 for the year ended December 31, 1995, as compared to $379,000 of such revenues for the year ended December 31, 1994.

     Operating expenses for the year ended December 31, 1995 increased to $6.4 million from $2.9 million for the year ended December 31, 1994. The increase in operating expenses was due to the increases in staffing and general corporate expenses required to fund the Company's transition from a development stage company involved in the development of clinical information systems to a full service physician practice and network management company.

     The net loss for the year ended December 31, 1995 was $5.7 million compared to a loss of $2.5 million for the year ended December 31, 1994.


LIQUIDITY AND CAPITAL RESOURCES

     Effective October 3, 1996, the Company made its Initial Public Offering of 2,645,000 shares of Common Stock, including shares offered pursuant to the underwriters' over-allotment option. The Initial Public Offering generated net proceeds to the Company of approximately $31.0 million. Prior to the Initial Public Offering and since its inception, the Company financed its capital requirements through the sale of equity and debt securities. In 1996, the Company issued three 8% promissory notes in the aggregate principal amount of $3.0 million and six 9% promissory notes in the aggregate principal amount of $2.0 million. All such notes were repaid in October 1996 using proceeds from the Initial Public Offering.

       For the six months ended June 30, 1997, the Company had positive cash flow from its operating activities of $549,000, compared with a negative $4.1 million for the comparable period ended June 30, 1996. Net cash used in investing activities was $7.9 million for the six months ended June 30, 1997, compared with $249,000 for the comparable period ended June 30, 1996. This increase primarily related to advances to, and investments in, physician group practices under Company management, purchases of fixed assets and a minority investment in Caresoft, Inc. ("Caresoft"), a developer of disease management tools. Net cash provided by financing activities was $88,000 for the six months ended June 30, 1997, and related to proceeds from the exercise of stock options and the repayment of capital lease obligations. Net cash provided by financing activities for the six months ended June 30, 1996 was $3.7 million, principally attributable to net proceeds from the issuance of $4.0 million in indebtedness during the period and the repayment of capital lease obligations.

     The Company's operations used net cash of $11.0 million and $4.3 million in 1996 and 1995, respectively. The increased use of cash in 1996 resulted primarily from the purchase of accounts receivable from AHP&S, a physician group practice under Company management, for an aggregate amount of $4.5 million and from the recognition of $1.1 million of revenue deferred at December 31, 1995. Net cash used in investing activities increased, as a result of the investment of proceeds from the Initial Public Offering in marketable securities, to $8.6 million for the year ended December 31, 1996, compared with $1.0 million for the year ended December 31, 1995. Net cash provided by financing activities was $30.2 million for the year ended December 31, 1996, and related to the completion of the Initial Public Offering. Net cash provided by financing activities for the year ended December 31, 1995 was $6.8 million primarily attributable to the private placement of equity securities.

     During the first quarter ended March 31, 1997, the Company loaned an aggregate principal amount of $2.0 million to Madison. Such loan bears interest at a rate equal to 2% over the prime rate (not to exceed 10%) and is required to be repaid over 12 months, beginning in January 1998. In conjunction with this loan, the Company has guaranteed a letter of credit of Madison, in the amount $1.7 million, by depositing restricted cash in the same amount with the same financial institution providing that letter of credit. These obligations are secured by the 49% ownership interest in Uptown Physician Management,

Inc., the MSO related to Madison. In addition, in June 1997, the Company forgave approximately $3.6 million of accounts receivable due from Madison in connection with an amendment to the management services agreement with Madison, which increased the fees payable by Madison, increased the term from 20 years to 30 years and eliminated Madison's right to terminate the agreement without cause prior to the end of the tenth year of the term. This consideration has been added to intangible assets and amortized over the remaining life of the related contract, as amended. As of June 30, 1997, Long Island Interventional Cardiology, a physician group practice under Company management, owed the Company approximately $985,000 pursuant to certain lending and accounts receivable transactions between the Company and Long Island Interventional Cardiology which occurred in the quarter ended December 31, 1996 and the quarter ended March 31, 1997. The Company expects that from time to time it may advance funds to group practices and/or forgive amounts owed to the Company in connection with the negotiation or renegotiation of the terms of management services agreements.

     The Company's operating plan for the remainder of 1997 includes continued development of its integrated management services and clinical information systems. The principal categories of expenditures include research and development of the Company's clinical information systems as well as ongoing business development and marketing. The Company believes that the net proceeds of this offering, together with cash on hand, interest income and revenues from operations, will be sufficient to fund planned operations of the Company through at least the end of 1999. The Company has no planned material capital expenditures or capital commitments.

     From time to time in the ordinary course of its business, the Company evaluates possible acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company currently has no agreements or understandings, and is not engaged in active negotiations, with respect to any material acquisition. See "Risk Factors - Growth Through Acquisitions."

     Under certain specified circumstances, the Company has the option to cause the Roll Up Transaction to occur. The Company has reserved 548,224 shares of Common Stock for issuance upon consummation of the Roll Up Transaction, all of which will be issued if the Company effects the Roll Up Transaction.
Accordingly, the Roll Up Transaction, if effected, will be dilutive to investors. In addition, certain of the physician groups and networks managed by the Company have rights to require the Company to purchase all or part of such physicians' interest in their respective MSO in the event that the Company does not consummate the Roll Up Transaction within one year after the satisfaction of specified conditions. There can be no assurance that the Company will have the financial resources to purchase such interests in accordance with its obligations at the time any such rights are exercised, or that the Company would be able to obtain financing on satisfactory terms or conditions, if at all, to purchase such interests. In addition, pursuant to its agreement with one of its physician group practice clients, the Company has agreed, under certain circumstances, to advance funds to such group practice to finance working capital. To date, the Company has not made any advances to such group practice under the agreement and it does not expect to do so in the future. See "Business - Contractual Relationships with Affiliated Physicians."

                                   BUSINESS



OVERVIEW

     Advanced Health Corporation provides a full range of integrated management services and clinical information systems to physician group practices, single legal entities comprised of multiple physicians, and physician networks, aggregations of individual physicians and physician groups formed for the purpose of entering into contracts with third-party payors. The management services provided by the Company include physician practice and network development, marketing, payor contracting, financial and administrative management, clinical information management, human resource management and practice and network governance. The Company developed its clinical information systems to provide physicians, at the point of care and on a real-time basis, with patient-specific clinical and payor information and the ability to generate patient medical orders and facilitate the implementation of disease management programs. Through the management of multi-specialty and single-specialty physician group practices and networks, the Company focuses its management efforts on high-cost, high-volume areas of medical care, including disease specialties such as cardiology, oncology and orthopedics. The Company currently manages eight multi-specialty physician group practices and four single-specialty physician group practices comprised of more than 225 providers in the greater New York and Philadelphia metropolitan areas and 13 physician networks with approximately 1,550 physicians in the greater New York, Philadelphia and Atlanta metropolitan and surrounding areas, and provides physician group consulting services to more than 50 physicians.


INDUSTRY

     Increasing concern over the rising cost of health care in the United States has led to the development of managed care organizations and programs. Under such programs, managed care payors typically govern the provision of health care with the objective of ensuring delivery of quality care in a cost-effective manner. The traditional fee-for-service method of compensating health care providers offers few incentives for the efficient utilization of resources and is generally believed to contribute to health care cost increases at rates significantly higher than inflation. Consequently, fee-for-service reimbursement is rapidly being replaced by alternative reimbursement models, including capitated and other fixed-fee arrangements. The growth in enrollment in these new reimbursement models is shifting the financial risk of delivering health care from payors to providers.

     As  a  result  of  this  changing health care environment, health care cost containment pressures have increased physician management responsibilities while lowering reimbursement rates to physicians. Consequently, physician compensation has declined. Because the majority of all physicians currently practice individually or in two-person groups, their ability to lower costs and to negotiate with payors is limited. Individual physicians and small group practices also tend to have limited administrative capacity, limited ties to other health care providers (restricting their ability to coordinate care across a variety of specialties), limited capital to invest in new clinical equipment and technologies and limited purchasing power with vendors of medical supplies. In addition, individual physicians and small group practices typically lack the information systems necessary to enter into and manage risk-sharing contracts with payors and to implement disease management programs efficiently.

     In response to the foregoing factors, individual physicians and small group practices are increasingly affiliating with larger group practices and physician practice management companies ("PPMs"). By affiliating with physician practices, PPMs are providing physicians with lower administrative costs, leverage with vendors and payors and economies of scale necessary to attract capital resources. In addition, management companies and consultants are organizing independent physician practices, independent physician associations, physician hospital organizations and other physician organizations for the purpose of enabling physicians to contract with managed care payors.

     The Company believes that significant opportunities exist, in the consolidating health care industry, to assist physicians in managing the administrative aspects of group practices and networks. More importantly, the Company believes that even greater opportunities exist to assist physicians in managing the clinical aspects of group practices and networks. The Company believes its integrated physician practice and network management services and clinical information systems will enable physicians to more effectively control both the quality and cost of health care.



STRATEGY


     The  objective of the Company is to become a leading provider of integrated
management   services   and   clinical   information   systems   to   physician
organizations. By enabling physicians to develop and efficiently manage group practices and networks, the Company seeks to assist physicians in facilitating risk-based managed care contracts, developing and implementing disease management programs and monitoring and controlling health care outcomes and costs. The Company intends to achieve its objective through the implementation of the following strategy:

o Establishing Long-Term Alliances with Physician Organizations. The Company partners with physician group practices and networks through long-term management contracts under which the Company provides a full range of integrated management and information services. The Company believes that contracting with physician organizations, rather than acquiring them, permits physicians to remain independent while providing them with the proper incentives and resources to improve their organizations. The Company typically develops an alliance with each physician organization through the establishment of an MSO. See "-- Contractual Relationships with Affiliated Physicians."

o Managing High-Cost, High-Volume Disease Specialties. The Company believes that the greatest opportunity for achieving clinical efficiencies is in high-cost, high-volume areas of medical care, including disease specialties such as cardiology, oncology and orthopedics. Total health care expenditures for these medical specialties are expected to increase with the aging of the U.S. population. The Company integrates physicians into multi-specialty and single-specialty practices and networks to provide them with greater access to managed care contracts and to implement disease management programs. The Company believes that the evolution of disease specialty treatment organizations will play a major role in managed care contracting as payors recognize that the quality of care is improved and the cost of care reduced when reimbursement and health care services target a specific disease through coordinated networks of health care providers.

o Providing Physicians with Clinical Information at the Point of Care. The Company has designed and developed point-of-care clinical information systems that link physician users and their offices on a real-time basis to other physicians, health care providers and third-party databases. By facilitating the integration of clinical guidelines and efficient access to information, the Company believes it can assist physicians in improving the quality and lowering the cost of patient care.

o Focusing on Selected Geographic Markets. The Company provides its services to physician group practices and networks located principally in geographic markets where fee-for-service reimbursement is shifting to capitated and other risk-based reimbursement and where there are significant concentrations of physicians specializing in high-cost, high-volume areas of medical care. The Company's initial target markets include the greater New York, Philadelphia and Atlanta metropolitan and surrounding areas.


o Developing Strategic Industry Relationships. The Company believes that developing strategic industry relationships will enhance its ability to penetrate existing markets, gain access to new markets and develop new products and services. The Company has entered into information technology agreements with Merck Medco Managed Care, Inc., PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, Physicians' Online and Rush Presbyterian - St. Luke's Medical Center. The Company is continuing to seek relationships for the development and distribution to third parties of its clinical information systems.



PHYSICIAN PRACTICE AND NETWORK SERVICES

     The Company provides physicians with a full range of integrated services to form and develop group practices and networks, to manage group practice and network operations, to develop disease management programs and to manage medical risk. These integrated services include clinical support and administrative and marketing services as well as point-of-care information systems and support. The Company often initially provides physician practice and network services pursuant to a consulting arrangement. The Company believes that its point-of-care clinical information systems provide physicians with the information needed to improve the quality and reduce the cost of health care.

     The Company manages eight multi-specialty group practices and four single-specialty physician group practices located in the greater New York and Philadelphia metropolitan areas. The eight multi-specialty physician group practices are made up of more than 150 providers who have, with the Company's assistance, aggregated their practices into group practices. The medical specialties represented by these eight groups include, among others, primary care, cardiology, oncology and orthopedics. The four single-specialty group practices are collectively comprised of more than 70 clinical cardiologists, interventional cardiologists and cardiothoracic surgeons, including leading physicians in the areas of minimally invasive coronary artery bypass grafts and angioplasties employing coronary stents. The Company is currently negotiating the terms of management agreements with additional physician group practices in the greater New York, Philadelphia and Atlanta metropolitan and surrounding areas.

     The Company currently provides physician group consulting services to more than 50 physicians. Such services have traditionally included group formation services. More recently, the Company has begun to provide operations development and strategic planning services to established groups. The Company believes that the provision of consulting services, particularly operations development and strategic planning services, may lead to the establishment of long-term practice management agreements.

     The Company manages three multi-specialty and ten single-specialty physician networks with approximately 1,550 physicians. The single-specialty networks cover approximately 922,000 lives, with a total of ten payor contracts among such networks. The Company is currently seeking to arrange payor contracts for the multi-specialty networks. The Company has in the past, and believes it can, in the future, market its physician group practice management services to its network customers.


     In addition to providing administrative management services to physician organizations, the Company seeks to differentiate itself by assisting physicians in managing the clinical aspects of their practices. The Company believes that its integrated management services and clinical information systems will enhance the ability of physician group practices and networks to implement disease management programs and to manage practices under risk-based contracts. The Company is working to assist physicians in developing disease-specific clinical practice guidelines and in practicing in accordance with applicable standards of care. It is anticipated that disease management programs will be delivered through linked practices and networks of physicians under management and/or development by the Company who will provide integrated, high-quality care for patients based on clinical care guidelines developed by the physicians. The Company anticipates that the physicians within these practices and networks will be linked together by the Company's clinical information systems.


     The Company markets its physician practice management and network management services through (i) direct sales methods, (ii) consultative sales that include providing advice on the development, consolidation and financing of group practices and networks and (iii) cross-selling to customers of its clinical information systems.


PHYSICIAN PRACTICE SERVICES


     The Company offers a comprehensive set of physician practice management services, including practice formation, operations development and strategic planning, marketing, payor contracting and management, financial and administrative management, clinical information management, human resource management and practice governance.


     Practice Formation, Operations Development and Strategic Planning. The Company assists physician group practices in developing and expanding their practices through a combination of physician recruitment, physician specialty mix analysis, acquisition evaluation and integration, ancillary services evaluation, financial consulting and operations development and strategic planning.

     Marketing. The Company assists physician group practices in marketing their medical services to HMOs, insurance companies, self-insured companies and the patient community. Working closely with the physician group practice, the Company develops public relations and community outreach programs designed to educate managed care entities and the patient community about the medical services provided by the physician group practice.


     Payor Contracting and Management. The Company assists physician group practices in negotiating and structuring managed care contracts with payors for the provision of physician services. The Company works with physician group practices to meet credentialling standards and specialty mix requirements of payors. The Company administers payments to physician providers under payor contracts.


     Financial and Administrative Management. The Company offers a variety of financial and administrative management services to physician group practices. The Company's financial management services include accounting, payroll, finance, payables management, financial reporting, financial controls, insurance negotiation and billing and collection. The Company's administrative management services include lease negotiations, facilities contracting, purchasing and inventory management.


     Clinical Information Management. The Company offers physician group practices its proprietary clinical information management systems. The Med-E-Practice suite of applications is delivered as an integrated system of computer hardware, software and clinical information intended to provide a physician, at the point of care and on a real-time basis, with access to databases containing clinical, diagnostic, disease management, patient medical record and other medical information. The Company's clinical information systems provide a seamless interface with certain third-party administrative software. See "- Clinical Information Systems."


     Human Resource Management. The Company, through its MSOs, employs and manages all non-medical personnel that perform administrative, clerical and secretarial support, billing and collection and records management for a physician practice. The Company evaluates such employees, establishes personnel policies and procedures and manages employee benefit programs. The Company also provides payroll administration on behalf of the physician practice for the medical personnel.


     Practice Governance. The management services agreement that the Company enters into with a physician practice provides for the establishment of a management advisory board. Such board is responsible for developing management and administrative policies for the overall operation of the physician group practice and guidelines for the delivery of medical services. The management advisory board is controlled by licensed physicians within the physician group practice.


PHYSICIAN NETWORK SERVICES


     The Company's physician network management services include network development and strategic planning, disease management program development, payor marketing and contracting, financial and administrative management, clinical information management and network governance.


     Network Development and Strategic Planning. The Company provides network development services including feasibility studies, organizational services, financial services, payor identification services, physician recruiting, credentialling services and operations development and strategic planning services.


     Disease Management Program Development. The Company provides physician networks with disease management program development services, including clinical guidelines development, implementation and management services, data collection, outcomes measurement and clinical trials development.


     Payor Marketing and Contracting. The Company assists physician networks in marketing their medical services to health care payors, including HMOs, insurance companies, self-insured companies and other managed care entities. The Company works with each physician network to educate payors about the medical services provided by such network. The Company structures and negotiates risk-based contracts on behalf of its affiliated physician networks. The Company works with physician networks to meet credentialling standards and specialty mix requirements of payors.

     Financial and Administrative Management. The Company offers a variety of financial and administrative services to physician networks. The financial services provided by the Company include risk management, capitation allocation and distribution, claims processing and accounting services. The administrative services provided by the Company include records maintenance, utilization management and communications.

     Clinical Information Management. The Company offers clinical information management services to physician networks. The Med-E-Network suite of applications allows network physicians to process electronic referrals and electronic claims. Med-E-Network also provides access to electronic payor and patient eligibility information, third-party databases and patient-specific diagnostic and clinical information.

     Network Governance. The Company assists network medical directors and governance committees with a variety of governance issues.



CLINICAL INFORMATION SYSTEMS

     The Company has developed clinical information systems that link physician users at the point of care and on a real-time basis with patient data and clinical guidelines maintained by the Company and third parties. The Company's clinical information systems consist of proprietary software, third-party hardware, proprietary and third-party databases and related support services. The Company's clinical information systems are designed to allow physicians (i) to access patient-specific clinical and payor information, (ii) to generate patient instructions, prescriptions and orders for tests, specialty referrals and specialty procedures and (iii) to access databases containing managed care and disease management guidelines, diagnostic/treatment preferences and guidelines affecting medical orders.


     The Company's clinical information systems are designed to complement existing health care information systems and to function with third-party applications. The clinical information systems connect to physician users either through the use of a hand-held computer equipped with a wireless modem or a desktop computer using a standard wireline modem. It is anticipated that access to the Company's clinical information systems will be delivered to physician users and other health care professionals via both private and public networks, including the Internet. The Company's product suites operate within a client/server-based open architecture. The Company's products support HL-7 interfaces, incorporate TCP/IP protocols for real-time data transmission and run on the Microsoft Windows operating system and standard hardware platforms. The Company employs proprietary processes and standard commercial security measures to ensure the privacy of the data communication paths within its products.


     In addition to providing its clinical information systems to its affiliated physicians, the Company from time to time licenses its clinical information systems to third-party health care organizations. To date, the Company has entered into such agreements with Merck Medco Managed Care, Inc., PCS Health Systems, Inc., the managed care unit of Eli Lilly, Physicians' Online and Rush Presbyterian - St. Luke's Medical Center. In addition, the Company markets its clinical information systems to physician group practices and networks together with its management services.


     The Company continues to pursue strategic relationships with health care providers as well as hospital information systems companies, physician practice management systems companies and on-line services companies for the purpose of further developing and marketing its information systems.


   The Company offers a broad range of clinical information systems for physician users, presently through three suites of applications, Med-E-Practice, EOS 2000 and Med-E-Net. Med-E-Practice is designed to be used directly by physician group practices in support of clinical decision making, clinical ordering and administrative management. EOS 2000 is the Internet/Intranet-enabled version of certain Med-E-Practice applications. Med-E-Net is designed to support administrative and clinical decision making for physician networks engaged in capitated and other fixed-fee arrangements under managed care contracts. The initial commercial installations of the Med-E-Practice and Med-E-Net suites of applications occurred in June 1996 and February 1997, respectively. EOS 2000 is in beta testing and is expected to be commerically available in the fourth quarter of 1997. See "Risk Factors -- Uncertainty of Successful Commercialization of Clinical Information Systems" and " -- Legal Proceedings."

     The following table summarizes the three suites of applications offered and being developed by the Company:



----------------------------- ---------------------------------------------------------------------
PRODUCT NAME                  PRODUCT DESCRIPTION

  MED-E-PRACTICE
     Smart Scripts  ......... Pharmaceutical prescription writing application providing formu-
                              lary management, drug utilization and review ("DUR") edits and diagnostic coding linkage to drug therapy protocols.
     Med-E-Visit ............ Patient encounter application generating a Superbill with fully-
                              qualified diagnostic coding linked to appropriate billing codes re-
                              quired to support outcomes analysis.
     Med-E-Referral ......... Supports multiple referral networks by recording referral infor-
                              mation and providing both network-specific referral rules and ap-
                              propriate network specialists.
     Conditions Editor ...... Tracks and maintains an active conditions list by patient.
     Allergies Editor  ...... Maintains active and inactive allergy conditions by patient, sup-
                              porting charting and DUR editing.
     Practice Management
      Integrator ............ Allows Med-E-Practice applications to integrate with third-party physician practice management systems using industry-standard
                              HL-7 records.
  EOS 2000
     E-Rx  .................. Internet/Intranet-enabled pharmaceutical prescription writing ap-
                              plication providing formulary management, DUR edits and diag-
                              nostic coding linkage to drug therapy protocols.
     E-Referral  ............ Internet/Intranet-enabled application supporting multiple referral networks by recording referral information and providing both network-specific referral rules and appropriate network specialists.
  MED-E-NET
     Med-E-Net Central ...... Provides centralized administrative functions necessary to manage risk-taking specialty networks.
     Med-E-Net Office  ...... Integrates physicians in geographically dispersed networks.

================================================================================






     Med-E-Practice provides administrative and clinical support for physician group practices. The Med-E-Practice suite is designed for use by physicians at the point of care and on a real-time basis and is intended to allow better care decisions by providing better information. All of the applications in the Med-E-Practice suite are designed to be run on a pen-based, portable, wireless computer for use in a busy ambulatory practice. The Med-E-Practice suite consists of the following applications:

     Smart Scripts. Smart Scripts is a prescription writing application that provides the clinician: (i) patient-specific prescription history, (ii) real-time formulary management, specific to each patient's insurance coverage,
(iii) clinical intervention screening, using third-party DUR modules, (iv) default dosing, (v) generic substitution, (vi) condition/drug relationship maintenance and (vii) support for individual customer lists. The Company also markets Smart Scripts as a stand-alone product.

     Med-E-Visit. Med-E-Visit is a patient encounter management application that records procedures and conditions. Med-E-Visit allows for the selection of laboratory, x-ray, immunization, visit and procedure codes, using standard diagnostic and billing coding. Med-E-Visit links all procedures with conditions for outcomes analysis and facilitates correct insurance billing. Med-E-Visit records follow-up visit requirements and, in conjunction with the Practice Management Integrator, submits a Superbill to a third-party practice management system.

     Med-E-Referral. Med-E-Referral simplifies patient referrals through real-time access to each individual patient's appropriate physician network. The Referral application records referral information, provides network-specific referral rules and helps to select the appropriate referral physician by specialty and location and allows a complete referral form to be created and printed.

     Conditions Editor. The Conditions Editor automatically tracks a patient's medical condition information generated by the other applications in the Med-E-Practice suite. It uses disease-specific algorithms to monitor and permit a physician to record a patient encounter. The Conditions Editor also allows the clinical user to directly edit and manage the current conditions list.

     Allergies Editor. The Allergies Editor allows the clinical user to easily maintain allergy information for use in the Med-E-Practice suite. Allergy information is provided by the Conditions Editor to the Smart Scripts application and other Med-E-Practice applications.

     Practice Management Integrator. The Practice Management Integrator integrates the Med-E-Practice suite with certain third-party practice management systems through a Company-designed interface using the industry standard HL-7 interface.

     EOS 2000 is a suite of Internet/Intranet-enabled versions of certain Med-E-Practice applications. The applications entered the beta testing phase in September 1997 and are expected to be commercially available in the fourth quarter of 1997. E-Rx is designed to allow any physician with access to the Internet to gain the advantages of on-line prescription management. E-Rx will provide (i) patient specific prescription history, (ii) real-time formulary management, specific to each patient's insurance coverage, (iii) clinical intervention screening, using third party DUR modules and (iv) legible, printed prescriptions. E-Referral is intended to simplify patient referrals through real-time access to each individual patient's appropriate physician network.

     Med-E-Net is a suite of network management applications supporting physician networks engaged in risk-based contracts with payors. Med-E-Net automates network configuration, maintenance of network rules, referral management, utilization review management, claims and encounter submissions and financial and clinical reporting. Med-E-Net utilizes a relational database engine which integrates various sources of information and provides a flexible repository for developing administrative, financial and clinical reports. The Med-E-Net suite consists of the following applications:

     Med-E-Net Central. Med-E-Net Central is designed to centralize and support the administrative functions of a risk-taking physician network by (i) providing pre-certification, (ii) processing claims and encounters, (iii) generating, managing and matching referrals, (iv) providing financial and clinical utilization review reporting, (v) providing automated utilization review approvals and denials and (vi) providing eligibility assistance.

     Med-E-Net Office. Med-E-Net Office links physician offices to Med-E-Net Central. Med-E-Net Office is a forms-based, scaleable, client/server application supporting referral creation and receipt, claims and encounter submission and the creation and submission of treatment plans.

     The Company believes that the timely development of new clinical information applications and the enhancement of existing clinical information systems are important to its competitive position. The Company's product development strategy is directed toward creating new or enhanced applications that (i) increase the functionality of current products by providing enhanced interfaces to third-party systems and data repositories, (ii) expand coverage along the continuum of clinical care, (iii) increase coverage to additional disease and procedure groups and (iv) provide customers with a range of decision support systems at various price points. One new application being developed by the Company is a clinical trials information management application. The Company has approximately 30 professionals dedicated to systems development. See "Risk Factors - Technological Change."


CONTRACTUAL RELATIONSHIPS WITH AFFILIATED PHYSICIANS

     The Company typically establishes an MSO for each physician organization it manages. The MSO is a joint venture between the physician organization and the Company, with the Company owning at least 51% of the equity in the MSO. The MSO enters into a long-term management services agreement with the physician organization pursuant to which the MSO provides group practice management or network management services that provide both administrative and clinical support to members of the physician organization. The MSO concurrently enters into a services agreement with the Company pursuant to which it gains access to management services and clinical information systems from the Company. The MSO's assets consist primarily of its management service contracts with the physician group or network served and its liabilities consist primarily of its obligations under its agreement with the Company and its obligations to its employees. For certain MSOs, a stockholders agreement is entered into among the MSO, the physician organization and the Company. The stockholders agreement, among other things, (i) restricts the transfer of MSO equity, (ii) provides the terms upon which, after the occurrence of the Trigger Event (as hereinafter defined), the MSO can, at the Company's option, be merged with and into a wholly-owned subsidiary of the Company in a transaction in which interests of the physician groups and networks in such MSO would be exchanged for Common Stock and (iii) grants to the physician organization the right to put its equity in the MSO to the Company at a price equal to 110% of the then-current fair market value of the shares of Common Stock that would have otherwise been issued in the Roll Up Transaction if the Company does not exercise its option to cause the Roll Up Transaction to occur within one year after the occurrence of the Trigger Event. In the case of each such MSO, a Trigger Event will occur at such time as (i) the Company is providing physician practice management services to at least 300 physicians, (ii) the Company is providing physician network management services to at least 2,000 physicians,
(iii) the Company has at least $75,000,000 in stockholders' equity and (iv) the Company's Common Stock is publicly traded. The Company has reserved 548,224 shares of Common Stock for issuance upon the merger of such MSOs into the Company. See "Risk Factors - Dependence on Management Contracts with Affiliated Physician Groups and Networks" and "Risk Factors - Management Services Organizations Not Wholly-Owned; Physician Put Rights; Dilution."

     Physician Practices. The management services agreements between the MSO and a physician group practice generally have an initial term of five to 30 years and are automatically renewable for additional terms. Such agreements typically are subject to early termination for cause. The management services agreements generally obligate an MSO to provide certain non-medical practice management services to the physician group practice for a monthly fee. The fee paid to the MSO is generally a combination of fixed fees for certain services and percentage fees for certain services. For risk-based contracts that the physician group practice enters into, the management services agreement will generally provide for additional management fees based upon savings recognized by the physician group practice attributable to any cost efficiencies resulting from the MSO's performance. The fees are set to be competitive within the geographic area in which the physician group practice is located. A provision restricting the physician group practice from competing against the MSO or employing the MSO's employees is generally included in the agreement. See "Risk Factors - Dependence on Management Contracts with Affiliated Physician Groups and Networks."

     Physician Networks. The management services agreements between the MSO and a physician network generally have an initial term of at least five years and are automatically renewable for additional terms. Such agreements typically are subject to early termination for cause. The management services agreements generally obligate an MSO to provide certain non-medical management services to the physician network for a fee. The fee paid to the MSO for risk-based or capitated contracts is generally a service fee equal to the actual cost, not to exceed a specified percentage of capitated revenues, for providing the non-medical management services plus an incentive based on savings generated by the network. The fee paid to the MSO for fee-for-service contracts is generally equal to the administrative fees included in the managed care contract plus a management processing fee agreed upon by the MSO and the physician network. The fees are set to be competitive within the geographic area in which the physician network is located. In the agreement, the physician network agrees that the MSO will be the exclusive provider of non-medical management services to the physician network. See "Risk Factors - Dependence on Management Contracts with Affiliated Physician Groups and Networks."

     Capitated and Other Fixed-Fee Arrangements. The Company has recently begun to enter into, and in the future the Company anticipates entering into additional, managed care or capitated arrangements, either indirectly through the assignment of managed care contracts entered into between its affiliated physicians and third-party payors or directly to the Company or, in New York, through the formation of an IPA. The Company has little experience in managing capitated-risk arrangements and has no experience in forming or managing an IPA. With respect to the assignment of capitated revenues to the Company, the Company will be dependent on the physician group practices and networks entering into such agreements, the terms and conditions of which are determined by the physicians in their sole discretion, and providing medical services thereunder. In addition, the Company is dependent upon the continued alliance of the physicians with the group practice and network clients of the Company. The Company has not earned, recognized or recorded any managed care or capitated revenue through June 30, 1997, although the Company expects to do so beginning prior to the year ending December 31, 1997. Revenues under any managed care or capitated arrangements entered into directly by the Company will generally be a fixed amount per enrollee. Under such an arrangement, the Company would contract with affiliated physicians for the provision of health care services and the Company would be responsible for the provision of all or a portion of the health care requirements of such enrollees. To the extent that enrollees require more care than is anticipated by the Company upon entering into such a contract, the Company's revenues under such contracts may be insufficient to cover its costs, in which event the Company would suffer a loss. The Company expects to enter into floating rate reimbursement arrangements with network physicians and reinsurance agreements with third-party insurers in respect of such risk. See "Risk Factors - Risks Associated with Capitated Fee Arrangements" and "- Risks Associated with Direct Capitation."


PROPRIETARY RIGHTS

     The Company is relying upon the effectiveness of protection provided by a combination of patent, trade secret and copyright laws, nondisclosure and other contractual provisions and technological measures to protect its proprietary position in its methodologies, databases and software. The Company has two U.S. patent applications, one of which has been allowed and is expected to issue by the end of 1997. In addition, foreign patent applications having subject matter common with both U.S. applications have been filed. The patent applications are directed to the Company's Smart Scripts prescription management system and related technologies. No assurance can be provided that a patent or patents
will   be  issued  or,  if  issued,  will  provide  the  Company  with  adequate protection. Nor can any assurance be given that patent, trade secrets, copyright or other intellectual property rights can be successfully asserted in any court action. The Company also has copyrights in its software, user documentation and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data are protectable, the actual data are not, and others are free to create databases that perform the same function. The Company distributes its clinical information systems products under agreements that grant customers non-exclusive licenses and generally contain terms and conditions restricting the disclosure and use of the Company's systems. In addition, the Company attempts to protect the secrecy of its proprietary databases and other trade secrets and proprietary information through confidentiality agreements with employees, consultants and third parties.

     The Company believes that, aside from the various legal protections of its proprietary information and technologies, factors such as the technological and creative skills of its personnel and product maintenance and support are integral to establishing and maintaining its position within the health care industry. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future.


Competition

     The provision of physician practice and network management services is a highly competitive business in which the Company competes for contracts with several national and many regional and local companies. The Company also competes with traditional managers of health care services that directly
recruit   and   manage   physicians.  In  addition,  certain  of  the  Company's
competitors are dedicated to or specialize in the management of single-specialty practices focused on diseases such as cardiology, oncology and orthopedics, specialties on which the Company intends to focus. Certain of the Company's competitors have access to substantially greater financial resources than the Company. The Company believes that competition in this industry is generally based on cost and quality of services.

     The market for health care information systems and services is highly competitive and rapidly changing. The Company believes that the principal competitive factors for clinical information systems are the proprietary nature of methodologies, databases and technical resources, the usefulness of the data and reports generated by the software, customer service and support, compatibility with the customer's existing information systems, potential for product enhancement, vendor reputation, price and the effectiveness of marketing and sales efforts.

     The Company's competitors include other providers of clinical information systems and practice management systems. Many of the Company's competitors and potential competitors have greater financial, product development, technical and marketing resources than the Company, and currently have, or may develop or acquire, substantial installed customer bases in the health care industry. In addition, as the market for clinical information systems and practice management systems develops, additional competitors may enter the market and competition may intensify. While the Company believes that it will successfully differentiate its clinical information systems from those of its competitors, there can be no assurance that future competition will not have a material adverse effect on the Company. See "Risk Factors - Highly Competitive Industry."

GOVERNMENT REGULATION

     AS A PARTICIPANT IN THE HEALTH CARE INDUSTRY, THE COMPANY'S OPERATIONS AND RELATIONSHIPS ARE SUBJECT TO extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company believes its operations are in material compliance with applicable laws. Nevertheless, because of the nature of the Company's relationship with physician organizations, many aspects of the Company's business operations have not been the subject of formal state or federal regulatory interpretations and there can be no assurance that a review by courts or regulatory authorities of the Company's business or that of its affiliated physician organizations will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion.

     Reimbursement. Management estimates that approximately 35% of the revenues of the Company's affiliated physician group practices are derived from payments made by government-sponsored health care programs (principally Medicare, Medicaid and state reimbursement programs). Consequently, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. The federal Medicare program has implemented a system of reimbursement of physician services, RBRVS. The Company expects that future changes in the RBRVS fee schedule, as required by law, and in Medicare reimbursement generally, will result, in some cases, in a reduction and, in some cases, in an increase from historical levels in the per-patient Medicare revenue received by certain of the physician organizations with which the Company contracts. Although the Company does not believe any such reductions would have a material adverse effect on the Company, the RBRVS fee schedule may be adopted by other payors, which could have a material adverse effect on the Company. See "Risk Factors - Cost Containment and Reimbursement Trends."

     Billing. There are state and federal civil and criminal statutes, which impose substantial penalties, including civil and criminal fines and imprisonment, on health care providers who fraudulently or wrongfully bill governmental or other third-party payors for health care services. The federal law prohibiting false billings allows a private person to bring a civil action in the name of the U.S. government for violations of its provisions. There is no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities. Moreover, technical Medicare and other reimbursement rules affect the structure of physician billing arrangements. The Company believes it is in material compliance with such regulations, but regulatory authorities may differ in their interpretations of such regulations and, in such event, the Company might have to modify its relationship with physician organizations. Noncompliance with such regulations could have a material adverse effect on the business, financial conditions and results of operations of the Company and subject it and affiliated physician groups to penalties and additional costs.

     Corporate Practice of Medicine and Fee Splitting. The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. These laws forbid both direct control over medical decisions and indirect interference, such as splitting medical fees with physicians or controlling budgetary allotments for patient care. Laws regarding the corporate practice of medicine vary from state to state and are enforced by the courts and by regulatory authorities. All of the management service agreements ("MSAs") between the Company's majority-owned
MSOs and the physician groups and networks they serve address this issue by providing that the physician organization retains complete control over medical decisionmaking, and that the MSO may neither interfere with the professional judgment of medical personnel nor control, direct or supervise the provision of medical services. Furthermore, the MSAs provide that the MSO may not perform any services or activities which constitute the practice of medicine. For instance, the MSO has no responsibility to make decisions regarding level of patient care, credentialing or quality monitoring. Administrative policies, budgets and fee schedules affecting the delivery of medical services are developed by a Joint Management Advisory Board, which is at all times controlled by medical group physicians. Each MSO controlled by the Company is a management organization whose role is to perform administrative and business functions. Although the Company believes it is in material compliance with regulations regarding the corporate practice of medicine, no assurance can be given that its operations will not be challenged by regulatory authorities.


     A recent letter by the general counsel of the New York State Department of Health has called into question commonplace practices with regard to management services fees charged to physician practices by corporations such as the
Company. Specifically, this letter took the position that per visit fees and billing fees based on a percentage of collections violated New York's prohibition on fee-splitting by licensed professionals. The Company has included such percentage of collection fees in substantially all of the MSAs with physicians in New York. No assurance can be given that such agreements will be enforceable. Furthermore, expansion of the operations of the Company to certain jurisdictions may require it to comply with such jurisdictions' regulations which could lead to structural and organizational modifications of the Company's form of relationships with physician organizations. Such changes, if any, could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. In addition, a determination in any state that the Company is engaged in the corporate practice of medicine or fee splitting could render any management services agreement or IPA provider agreement between the Company and a practice in such state unenforceable or subject to modification in a manner materially adverse to the Company.


     Fraud and Abuse Statutes. Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute," prohibit the offer, payment, solicitation or receipt of any form of remuneration which is intended to induce business for which payment may be made under a federal health care program. A federal health care program is any plan or program that provides health benefits, whether directly, through insurance or otherwise, which is funded directly, in whole or in part, by the United States government (e.g., Medicare, Medicaid and CHAMPUS). Excluded from the definition of federal health care program is the Federal Employee Health Benefits Program. The type of remuneration covered by the Anti-kickback Statute is very broad. It includes not only kickbacks, bribes and rebates, but also proscribes any such remuneration, whether made directly or indirectly, overtly or covertly, in cash or in kind. Moreover, prohibited conduct includes not only remuneration intended to induce referrals, but also remuneration intended to induce the purchasing, leasing, arranging or ordering of any goods, facilities, services or items paid for by a federal health care program. The Anti-kickback Statute has been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many business arrangements potentially subjecting such arrangements to lengthy expensive investigations and prosecutions initiated by federal and state government officials. Many states, including some of those in which the Company does business, have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Company believes that, although it is receiving remuneration under the MSAs for management services, it is not in a position to make or influence the referral of patients or services reimbursed under government programs to the physician groups and, therefore, believes it has not violated the Anti-kickback Statute. Moreover, the Company is not a separate provider of Medicare or state health program reimbursed services. To the extent the Company is deemed to be either a referral source or a separate provider under its MSAs and to receive referrals from physicians, the financial arrangements under such agreements could be subject to scrutiny and prosecution under the Anti-kickback Statute. Violation of the Anti-kickback Statute is a felony, punishable by criminal fines up to $25,000 per violation and imprisonment for up to five years; a civil monetary penalty of $50,000; and/or civil damages of not more than three times the amount of remuneration offered, paid, solicited or received without regard to whether any portion of such remuneration was for a lawful purpose. In addition, the U.S. Department of
Health and Human Services ("HHS") may impose civil penalties excluding violators from participation in Medicare or state health programs.

     In July 1991, in part to address concerns regarding the Anti-kickback Statute, the federal government published regulations that provided exceptions, or "safe harbors," for transactions that will be deemed not to violate the Anti-kickback Statute. Among the safe harbors included in the regulations were provisions relating to the sale of practitioner practices, management and personal services agreements and employee relationships. Additional safe harbors were proposed in September 1993 offering new protections under the Anti-kickback Statute to eight activities, including referrals within group practices consisting of active investors. Proposed amendments to clarify these safe harbors were published in July 1994 which, if adopted, would cause substantive retroactive changes to the 1991 regulations. Although the Company believes that it is not in violation of the Anti-kickback Statute, its operations may not fit within any of the existing or proposed safe harbors.

     As a component of the recently enacted Health Insurance Portability and Accountability Act of 1996, Congress directed the Secretary of HHS to issue advisory opinions regarding compliance with the Anti-kickback Statute. Advisory opinions are available concerning what constitutes prohibited remuneration within the meaning of the Anti-kickback Statute, whether an arrangement satisfies the statutory exceptions to the Anti-kickback Statute, whether an arrangement meets a safe harbor, what constitutes an illegal inducement to reduce or limit services to individuals entitled to benefits covered by the Anti-kickback Statute and whether an activity constitutes grounds for the imposition of civil or criminal penalties under the applicable exclusion. Advisory opinions, however, will not assess fair market value for any goods, services or property or determine whether an individual is a bona fide employee within the meaning of the Internal Revenue Code. The statutory language makes clear that advisory opinions are available for both proposed and existing arrangements. The failure of a party to seek an advisory opinion, however, may not be introduced into evidence to prove that the party intended to violate the Anti-kickback Statute. The Company has not sought, and has no present intention of seeking, an advisory opinion regarding any aspect of its current operations or arrangements with physicians.

     Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation
known as "Stark I" by dramatically enlarging the field of physician-owned    or
physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995, Stark II prohibits, subject to certain exemptions, a physician or a member of his or her immediate family from referring Medicare patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement, including the physician's group practice. The designated health services include radiology and other diagnostic services, radiation therapy services, physical and occupational therapy services and providing durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Company believes that its activities are not in violation of Stark I or Stark II. However, interpretative regulations clarifying the provisions of Stark II have not been issued and, therefore, there can be no assurance that the Company's operations will not be challenged by regulatory authorities.

     Stark II also governs a physician's ability to refer patients for designated health services within the practices and networks that the Company manages in light of the physician's ongoing compensation arrangements with such practices and networks. An exception for in-office ancillary services requires that the practices and networks meet certain structural and operational requirements on an ongoing basis in order to bill for in-office ancillary designated health services rendered by employed or contracted physicians. A key feature of the in-office ancillary services exception is the Stark law's definition of "group practice." The Health Care Financing Administration ("HCFA") has announced its intention to publish proposed regulations in the near future, which, among other things, are expected to focus on the definition of "group practice." Any adverse changes to the group practice definition may have a material adverse effect on the Company by severely limiting the ability of the practices and networks that the Company manages to bill the Medicare and Medicaid Programs for certain ancillary services furnished by those practices and networks.


     In the recently enacted Balanced Budget Act of 1997, Congress directed the Secretary of HHS to issue advisory opinions as to whether a referral relating to designated health services (other than clinical laboratory services) is prohibited under the Stark law. The advisory opinion mechanism is authorized to begin on or about November 3, 1997. An advisory opinion issued by the Secretary will be binding as to the Secretary and the party or parties requesting the opinion. The Company has no present intention to seek an advisory opinion regarding its current operations, arrangements with physicians or the referral activities of physicians in the practices and networks it manages.


     A number of states have enacted self-referral laws that are similar in purpose to Stark II but which impose different restrictions on referrals from Stark II. These various state self-referral laws have different requirements. Some states, for example, only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services or, alternatively, to all health care services furnished by a provider. Some states do not prohibit referrals at all, but require only that a patient be informed of the financial relationship before the referral is made. Most of the states in which the Company conducts business have adopted some form of self-referral law. Many states, including Pennsylvania, have self-referral laws that are particularly applicable to workers' compensation patients. The Company believes that its current operations and the structure of the practices and networks it manages are in material compliance with the self-referral laws of the states in which such practices and networks are located.


     Under numerous federal laws, including the Federal False Claims Act (the "False Claims Act"), the federal government is authorized to impose criminal, civil and administrative penalties on any health care provider that files a false claim for reimbursement from a federally funded health program (such as Medicare or Medicaid). Recently enacted federal legislation also imposes federal criminal penalties on persons who file false or fraudulent claims with private insurers. While the criminal statutes are generally reserved for instances of fraud, the civil and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. Civil sanctions may be imposed if the claimant knew or should have known that billing was improper. The government also has taken the position that claiming reimbursement for services that are substandard is a violation of these false claims statutes if the claimant knew or should have known that the care was substandard or rendered under improper circumstances. Private persons may bring civil actions to enforce the False Claims Act. Under certain lower court decisions, claims derived from the Anti-kickback Statute or the Stark law have been deemed to be, or may under certain circumstances be construed to be, false claims.


     While the Company believes that it and the MSOs are in compliance with the foregoing federal and state laws, future regulations could require the Company to modify the form of its relationships with physician organizations. Moreover, the violation of any such state or federal law by the Company, the MSOs or the physician organizations managed by the Company could have a material adverse effect on the Company.


     PIP Regulations. HCFA has issued final regulations (the "PIP regulations") covering the use of physician incentive plans ("PIPs") by HMOs and other managed care contractors and subcontractors that contract to arrange for services to Medicare and Medicaid beneficiaries ("Organizations"), potentially including the Company. Any Organization that contracts with a physician group that places the individual physician members of the group at substantial financial risk for the provision of services that the group does not directly provide (e.g., if a primary care group takes risk but subcontracts with a specialty group to provide certain services) must satisfy certain disclosure, survey and stop-loss requirements. Under the PIP regulations, payments of any kind, direct or indirect, to induce providers to reduce or limit covered or medically necessary services are prohibited ("Prohibited Payments"). Further, where there are no Prohibited Payments but there is risk sharing among participating providers related to utilization of services by their patients, the regulations contain three groups of requirements: (i) requirements for physician incentive plans that place physicians at "substantial financial risk," (ii) disclosure requirements for all Organizations with PIPs: and (iii) requirements related to subcontracting arrangements. In case of substantial financial risk (defined in the regulations according to several methods, but essentially risk in excess of 25% of the maximum payments anticipated under a plan with less than 25,000 covered lives), Organizations must conduct enrollee surveys and ensure that all providers have specified stop-loss protection. The violation of the requirements of the PIP regulations may result in a variety of sanctions, including suspension of enrollment of new Medicaid or Medicare members, or a civil monetary penalty of $25,000 for each determination of noncompliance. In addition, because of the increasing public concerns regarding PIPs, the PIP regulations may become a model for the industry as a whole. Although the Company currently has no contracts that require compliance with the PIP regulations, the new regulations, by limiting the amount of risk that may be imposed upon physicians in certain arrangements, could have an effect on the ability of the Company to effectively reduce the costs of providing services, by limiting the amount of risk that may be imposed upon physicians.

     Anti-Trust. Because the physician organizations managed by the Company remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. In particular, the antitrust laws have been interpreted by the Federal Trade Commission and the United States Department of Justice to prohibit joint negotiations by competitors of price terms in the absence of financial risk that is shared among the competitors, other financial integration or substantial clinical integration among the competitors. The Company intends to comply with such state and federal laws as may affect its development of, and contracting for, integrated health care delivery networks, but there can be no assurance that review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operation of the Company and its affiliated physician groups.

     Insurance Regulations. Laws in all states regulate the business of insurance and the operation of HMOs. On August 10, 1995, the NAIC issued a report opining that certain risk-transferring arrangements may entail the business of insurance, to which state licensure laws apply, but that licensure laws would not apply where an unlicensed entity contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's enrollees. In addition, in December 1996, the NAIC issued a report entitled "Regulation of Health Risk Bearing Entities," which sets forth issues to be considered by state insurance regulators when considering new regulations, and encourages that a uniform body of regulation be adopted by the states. Certain states have enacted statutes or adopted regulations affecting risk assumption in the health care industry. In some states, including some of those in which the Company does business, these statutes and regulations subject any physician or physician network engaged in risk-based contracting, even if through HMOs and insurance companies, to applicable insurance laws and regulations, or other laws and regulations, which may include, among other things, providing for minimum capital requirements and other safety and soundness requirements. Although the NAIC's conclusions are not binding on the states, the Company believes that additional regulation at the state level will be forthcoming in response to the NAIC initiatives. The Company will enter into capitated contracts only with licensed insurance companies and HMOs, and only if allowed by state law. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

     Health Care Reform. As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been and may continue to be introduced in the U.S. Congress and state legislatures relating to health care reform. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material to the Company.

     Confidentiality of Patient Records. The confidentiality of patient records and the circumstances under which such records may be released is subject to substantial regulation under state and federal laws and regulations. Although the Company does not currently collect aggregate clinical data for utilization review and quality assurance purposes, it plans to develop such databases. Data entries to these databases would delete any patient identifiers, including name, address, hospital and physician. With respect to its electronic clinical information systems, the Company uses a state-of-the-art security system, including user passwords, 128-bit key encryption technology and a triple-DES encryption algorithm, to safeguard the privacy of clinical data accessed or transmitted on both private and public networks, including the Internet, and will continue to employ such security measures in the future. The Company believes that its procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions, but regulations governing patient confidentiality rights are evolving rapidly and are often difficult to apply. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. Furthermore, the Health Insurance Portability and Accountability Act of 1996 requires the Secretary of HHS to recommend legislation or promulgate regulations governing privacy standards for individually identifiable health information and creates a federal criminal offense for knowing disclosure or misuse of such information. These statutes and regulations may require holders of such information to implement security measures that may be of substantial cost to the Company. There can be no assurance that changes to state or federal laws would not materially restrict the ability of the Company to obtain patient information originating from records.

   Licensure, Certificate of Need and Prescription Laws. Certain of the ancillary services that the Company anticipates providing on behalf of the practices and networks it manages are now, or may in the future be, subject to licensure or certificate of need laws in various states. There can be no assurance that the Company, or the practices or networks it manages, will be able to obtain such licenses or certificate of need approval to the extent required for the particular ancillary service. Each state establishes rules related to the practice of medicine, including the method of prescribing drugs. In addition, the federal drug enforcement administration (the "DEA") regulates the issuance and content of prescriptions for controlled substances. The application of these federal and state rules to the use of the Smart Scripts and E-Rx prescription writing and management systems (the "Prescription Systems") varies. Certain states in which the Company does business, such as New York, Delaware and Tennessee, prohibit the use of the Prescription Systems while the other states in which the Company does business, Connecticut, Georgia, New Jersey and Pennsylvania, limit the use of the Prescription Systems and the DEA neither specifically permits nor specifically prohibits electronic transmission of prescription orders. The DEA is investigating the possibility of adopting a policy regarding electronic transmission of prescription orders, such as that used by the Prescription Systems, for controlled substances. The Company will advise users of the Prescription Systems of the existence of these restrictions and limitations and believes its use of the Prescription Systems will be in compliance with applicable state and federal laws. Modification or further clarification of federal and state rules regarding use of the Prescription Systems in a manner that reduces their utility may have a material adverse effect on the Company.

     FDA Regulation. Certain products, including software applications, intended for use in the diagnosis of disease or other conditions, or in the cure, treatment, mitigation or prevention of disease, are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"). The FDCA imposes substantial regulatory controls over the manufacturing, testing, labeling, sale, distribution, marketing and promotion of medical devices and other related activities. These regulatory controls can include, for example, compliance with the following: manufacturer establishment registration and device listing; current good manufacturing practices; FDA clearance of a premarket notification submission or FDA approval of a premarket approval application; medical device adverse event reporting; and prohibitions on misbranding and adulteration. Violations of the FDCA can result in severe criminal and civil penalties, and other sanctions, including, but not limited to, product seizure, recall, repair or refund orders, withdrawal or denial of premarket notifications or premarket approval applications, denial or suspension of government contracts, and injunctions against unlawful product manufacture, labeling, promotion, and distribution or other activities.


     In its 1989 Draft Policy Statement, the FDA stated that it intended to exempt certain clinical decision support software products from a number of regulatory controls. Under the 1989 Draft Policy

Statement, the FDA stated that it intended to exempt decision support software products that involve "competent human intervention before any impact on human health occurs (e.g., where clinical judgment and experience can be used to check and interpret a system output)" from the following controls: manufacturer establishment registration and device listing, premarket notification and compliance with the medical device reporting and current good manufacturing practice regulations. In the 1989 Draft Policy Statement, the FDA stated that until it formally exempted decision support software products from these requirements, manufacturers of eligible decision support software products would be required to comply with those controls.


     Since issuing the 1989 Draft Policy Statement, the FDA has not issued a final policy on this issue and has not formally exempted any products as discussed in the 1989 Draft Policy Statement. The FDA has referred to the 1989 Draft Policy Statement in official presentations regarding software regulation and in decisions and opinions regarding the regulatory status of various products. Over the last several years, however, the FDA has stated that it intends to issue a new policy concerning computer products and has been increasing its efforts to develop this policy in recent months. Under this new policy, exemptions from regulatory controls, if any, may be based upon a product specific "risk factor" analysis. For purposes of this analysis, the FDA may consider, among other things, the following: (i) seriousness of the disease to be diagnosed or treated, (ii) the time frame for use of the information,
(iii) whether the data output is provided or manipulated in a novel or non-traditional manner, (iv) whether the software provides individualized patient care recommendations, (v) whether the mechanism by which the software arrives at a decision is hidden or transparent and (vi) whether the product provides new capabilities for the user. Given the FDA's intent to issue a new policy concerning the regulation of computer software, there can be no assurance as to the effect of such a policy, if any, upon the regulatory status of the Company's products.


     The Company's clinical information systems are intended to assist health care providers in analyzing economic and quality data related to patient care and expected outcomes in order to maximize the cost-effectiveness of general treatment plans and practice protocols. These products are not intended to provide specific diagnostic data or results or affect the use of specific therapeutic interventions for individual patients. As such, the Company believes that its clinical information systems are not medical devices under the FDCA and, thus, are not subject to the controls imposed on manufacturers of medical devices and do not fall within the scope of the 1989 Draft Policy Statement. The Company further believes that to the extent that its products might be determined to be medical devices, they fall within the exemptions for decision support systems provided by the 1989 Draft Policy Statement. The Company has not taken action to comply with the requirements that would otherwise apply if the Company's products were determined to be non-exempt medical devices.

     There can be no assurance that the FDA will not make a request or take other action to require the Company to comply with any or all current or future controls applicable to medical devices under the FDCA. There can be no assurance that, if such a request were made or other action were taken, the Company could comply in a timely manner, if at all, or that any failure to comply would not have a material adverse effect on the Company's business, financial condition or results of operations, or that the Company would not be subjected to significant penalties or other sanctions. There can be no assurance that the FDA will continue to permit any or all of the exemptions provided in the 1989 Draft Policy Statement, or in a new policy statement, if any, or that the FDA will promulgate regulations formally implementing such exemptions. There can be no assurance that the Company's current or future clinical information systems will qualify for future exemptions, if any, nor can there be any assurance that any future requirements will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors - Government Regulation."

     The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care industry participants. During the past several years, government regulation of reimbursement rates in the United States health care industry has increased. Lawmakers continue to propose programs to reform the United States health care system, which may contain proposals to increase government involvement in health care, lower reimbursement rates and otherwise change the
operating   environment  for  the  Company's  customers.  Health
care industry participants may react to these proposals by curtailing or deferring investments, including investments in the Company's products. The Company cannot predict what impact, if any, such factors may have on its business, financial condition and results of operations or on the price of the Common Stock.


LEGAL PROCEEDINGS

     On May 22, 1997, an action captioned Benenson & Associates, Inc. and Michael J. Benenson v. Advanced Health Corporation, Advanced Health Management Corp. f/k/a Advanced Clinical Networks Corp., Jonathan Edelson, M.D., Steven I. Hochberg and Alan B. Masarek was filed in the United States District Court for the Southern District of New York. The action relates to: (i) an Employment Agreement dated April 1, 1996 between the Company and Michael J. Benenson and
(ii) an Asset Purchase Agreement dated April 1, 1996, among the Company, Benenson & Associates, Inc. and Mr. Benenson. Plaintiffs have asserted claims against all defendants for alleged violations of the Exchange Act, common law fraud and fraudulent inducement, and against the Company for breach of contract. Plaintiffs' complaint seeks both damages and equitable relief. The Company believes that each of the plaintiffs' claims is without merit, and it intends to defend against the action vigorously.



     On September 23, 1997, the Company commenced an action against Synetic, Inc. ("Synetic") entitled Advanced Health Med-E-Systems Corporation v. Synetic, Inc. in the Supreme Court of the State of New York to collect $1 million owing by Synetic to the Company pursuant to a software license agreement dated as of March 31, 1997, as amended (the "License Agreement"), between Synetic and the Company, with respect to E-Rx. On October 1, 1997, Synetic filed an answer to this lawsuit and asserted various counterclaims against the Company, in which Synetic alleges that the subject software and documentation was not timely delivered and installed in accordance with the License Agreement. As relief, Synetic seeks a declaratory judgement that Synetic is not obligated to make the $1 million payment, as well as unspecified damages. The Company believes that Synetic's defenses and counterclaims are without merit.



     From time to time, the Company is involved in litigation. Although the actual amount of any liability that could arise with respect to any such litigation cannot be accurately predicted, in the opinion of management, the resolution of these matters is not expected to have material adverse effect on the Company's business, results of operations or financial condition.


EMPLOYEES

     As  of  September  1,  1997,  the  Company had a total of approximately 580
employees,   approximately   400   of   whom  were  employed  by  the  MSOs  and
approximately 40 of whom were employed by the Company's information systems subsidiary. None of the Company's employees is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.


PROPERTIES

     The Company currently occupies 26,302 square feet of leased office space in Tarrytown, New York, 4,065 square feet of leased office space in Marietta, Georgia, 1,180 square feet of leased office space in Wayne, Pennsylvania, and 10,742 square feet of leased office and data center space in Chicago, Illinois. The current lease for the Tarrytown office has an annual rental cost of approximately $500,000 and expires in March 2002. The lease for the Marietta office expires in January 2001 and has an annual rental cost of approximately $50,000. The lease for the Wayne office expires in October 1997 and has an annual rental cost of approximately $20,000. The lease for the Chicago office expires in March 2001 and has an annual rental cost of $184,000 for the current year. The Company believes that these facilities are adequate for the foreseeable future.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


            NAME               AGE                      POSITION
------------------------------ ----- -----------------------------------------------

Jonathan Edelson, M.D.  ......  37   Chairman of the Board and Chief Executive
                                     Officer
Steven Hochberg   ............  35   Vice Chairman and Director
Alan B. Masarek   ............  36   President, Chief Operating Officer and Acting
                                     Chief Financial Officer
Robert Alger   ...............  42   Vice President and Chief Information Officer
James T. Carney(2)   .........  53   Director
Barry Kurokawa(1)(2) .........  41   Director
Jonathan Lieber(1)   .........  31   Director


----------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Jonathan Edelson, M.D. has been the Chairman of the Board and Chief Executive Officer of the Company since its inception. Dr. Edelson is a board-certified internist. Prior to co-founding the Company, Dr. Edelson served as the Chief Executive Officer of Physicians' Online, from August 1993 to December 1994. Dr. Edelson was a Senior Vice President with ValueRx, Inc., the prescription drug benefits management unit of Value Health, Inc., from October 1990 to June 1993. As a practicing physician prior to joining ValueRx, Inc., Dr. Edelson founded Medical Decision Resources, Inc., a physician profiling and education business, in March 1989, and served as its President through September 1990. Dr. Edelson attended Yale University, University of Chicago School of Medicine and the Harvard School of Public Health.


     Steven Hochberg has been Vice Chairman of the Company since September 15, 1997 and has been a director of the Company since its inception. Mr. Hochberg served as President of the Company from inception until September 15, 1997. He is a co-founder of the Company and a co-founder of Physicians' Online, Inc. Mr. Hochberg served as the President of Physicians' Online, Inc. from January 1993 to June 1994. Mr. Hochberg served as the President of Ascent Group, Inc., a financial consulting business that he founded, from February 1992 to January 1993. Mr. Hochberg, a CPA, holds an MBA from Harvard Business School.

     Alan B. Masarek has been President, Chief Operating Officer and Acting Chief Financial Officer of the Company since September 15, 1997 and served as the Chief Operating Officer and Chief Financial Officer of the Company from November 1995 until September 15, 1997. Prior to joining the Company, from April 1995 to November 1995, Mr. Masarek was acting as an independent consultant. Mr. Masarek was President and Chief Executive Officer of the Scovill Group, an international manufacturer of fasteners and other component items with annual revenues of approximately $125 million, from February 1994 to April 1995. Prior to Scovill, Mr. Masarek was President of two divisions of the Bibb Company, a diversified textile manufacturer, from December 1991 to February 1994. Mr. Masarek, a CPA, holds an MBA from Harvard Business School.


     Robert Alger has been Vice President and Chief Information Officer of the Company since February 1995. Prior to joining the Company, Mr. Alger was Chief Information Officer and Vice President of Information Systems at Blue Shield of California, from December 1991 to February 1995, and a partner at Scribner, Jackson & Associates, a technology consulting group, from January 1986 to December 1991. Mr. Alger received his B.S. from California State University - Northridge.

     James T. Carney has been a director of the Company since September 1996. Mr. Carney has served as General Manager of Benefits Administration for USX
Corporation and Vice President of Administration for United States Steel and Carnegie Pension Fund since 1989. Mr. Carney was named General
Attorney-Employee Benefits of USX Corporation in 1978, Senior General Attorney-Employee Benefits and Workers' Compensation in 1985 and Senior General Attorney-Commercial and Employee Relations for the U.S. Diversified Group in 1986.

     Barry Kurokawa has been a director of the Company since March 1996. Since February 1996, Mr. Kurokawa has served as a managing member of ProMed Asset Management, L.L.C. and has served as President of Blackriver Capital Management, Ltd., a managing member of ProMed Management, L.L.C. ProMed Asset Management, L.L.C is a private health care investment management company and ProMed Management, L.L.C is a private health care service company . From May 1992 to January 1996, he was employed by INVESCO Trust Company as Senior Vice President and portfolio manager of four health care funds managed by the firm. From July 1992 to January 1996, Mr. Kurokawa was also the Vice President of Global Health Services, a closed-end mutual fund. Before he joined INVESCO, Mr. Kurokawa served as Vice President Equity Research and health care analyst at Trust Company of the West, an investment management company, from July 1987 to April 1992.

     Jonathan Lieber has been a director of the Company since September 1995. Mr. Lieber has served as an investment analyst focusing on special situation investments, including the areas of healthcare, banking and other consumer services, of GeoCapital Corp., since July 1992. Mr. Lieber has served since June 1992 as Vice President of Applewood Capital, where he specializes in consumer services including healthcare, banking and finance, and has served since June 1996 as a member of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. an equity investment partnership. Additionally, Mr. Lieber has served as a Vice President of Infomedia Management Co., Inc., the management company for the general partner of the 21st Century investment partnerships since February 1995. Prior to joining GeoCapital, Mr. Lieber was employed as a research analyst at Gabelli & Co., an investment management and brokerage firm, from 1990 to 1991.

     The Board of Directors is divided into three classes, as nearly equal in number as possible, having terms expiring at the annual meeting of the Company's stockholders in 1998 (comprised of Messrs. Carney and Kurokawa), 1999 (comprised of Dr. Edelson and Mr. Hochberg) and 2000 (comprised of Mr. Lieber). At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

BOARD COMMITTEES

     The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. The Audit Committee is comprised of Messrs. Kurokawa and Lieber and oversees the activities of the Company's independent auditors and the Company's internal controls. The Compensation Committee, which is comprised of Messrs. Carney and Kurokawa, makes recommendations to the Board of Directors with respect to general compensation and benefit levels, determines the compensation and benefits for the Company's executive officers and administers the Company's stock option plans and employee stock purchase plan.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Non-employee directors of the Company are eligible to receive options under the Company's 1995 Stock Option Plan. See "Management - Stock Plans."

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

     The Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law. The Company's Certificate of Incorporation also permits it to secure insurance on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

     The Company carries directors' and officers' liability insurance ("D&O Insurance"). In addition, the Company has entered into an indemnification agreement with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of a director or officer of the Company.

     The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation, the D&O Insurance and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification provisions would apply.


EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation earned by the Company's Chief Executive Officer and the other executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the Company's fiscal years ended December 31, 1996 and 1995.


                          SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM COMPENSATION
                                                                                 -----------------------
                                                         ANNUAL COMPENSATION            AWARDS
                                                         ---------------------   -----------------------
                                                                                  SECURITIES UNDERLYING
                                                                                      OPTIONS/SARS
NAME AND PRINCIPAL POSITION                     YEAR     SALARY ($)                         (#)
---------------------------------------------   ------   ---------------------  -----------------------
Jonathan Edelson, M.D.  .....................   1996           $220,224                        -
 Chief Executive Officer                        1995            187,115                  101,286

Steven Hochberg(1)   ........................   1996            220,184                        -
 President                                      1995            187,115                  101,286

Alan B. Masarek(2)   ........................   1996            200,198                        -
 Chief Operating Officer                        1995             25,942                   86,307
 and Chief Financial Officer

Robert Alger   ..............................   1996            154,854                        -
 Vice President and Chief Information Officer   1995            123,937                   41,706

----------


(1) Effective September 15, 1997, Mr. Hochberg became Vice Chairman of the Company.

(2) Effective September 15, 1997, Mr. Masarek became President, Chief Operating Officer and Acting Chief Financial Officer of the Company.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

     During the fiscal year ended December 31, 1996, the Company made no option grants to the Named Executive Officers and no Named Executive Officer exercised any options. The following table sets forth certain information regarding options held at December 31, 1996 by each of the Named Executive Officers.


                                                                          VALUE OF UNEXERCISED
                                  NUMBER OF SECURITIES UNDERLYING              IN-THE-MONEY
                                   UNEXERCISED OPTIONS AT FISCAL       OPTIONS AT FISCAL YEAR-END
                                              YEAR-END (#)                        ($)(1)
                                 ----------------------------------   ------------------------------
NAME                             EXERCISABLE     UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
------------------------------   -------------   ------------------   -------------   --------------
Jonathan Edelson, M.D.  ......     33,762            67,524             $321,052         $642,115
Steven Hochberg   ............     33,762            67,524              321,052          642,115
Alan B. Masarek   ............     33,407            52,630              299,992          472,620
Robert Alger   ...............     13,902            27,804              136,756          273,512

----------

(1) Value of unexercised in-the-money options is based on a value of $12.50 per share of the Company's Common Stock, the fair market value of the Company's Common Stock on December 31, 1996. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares subject to the option.


EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements (the "Employment Agreements") with each of the Named Executive Officers (each, an "Employee"). The Employment Agreements provide that the minimum annual base salary of each of the Employees is: Dr. Edelson, $220,000; Mr. Hochberg, $220,000; Mr. Masarek, $200,000; and Mr. Alger, $174,000. The Employees are also entitled to receive discretionary bonuses.

     The Employment Agreements generally provide for a three-year term that is automatically renewable for successive one-year terms unless either party gives prior written notice of its intent not to renew. The Employment Agreements set forth the compensation arrangements and the employee fringe benefits provided by the Company to each Employee. In addition, the Employment Agreements set forth the compensation payable to an Employee in the event of a termination of the Employee's employment by the Company. Generally, upon the termination of an Employee's employment by the Company for cause, the Employee is entitled to receive earned but unpaid salary and reimbursement for business expenses incurred during the performance of the Employee's duties. If an Employee's employment with the Company is terminated without cause, due to the death or incapacity of the Employee or within a specified period after a change of control (as defined in the Employment Agreements), the Employee is entitled to receive the amounts payable in the event of a termination for cause plus a cash severance payment not to exceed the cash compensation received by the Employee in the prior 12-month period and the vesting of certain shares of Common Stock and options to purchase Common Stock of the Company then held by such Employee. Each Employment Agreement provides a non-compete provision that restricts an Employee from competing against the Company for a period of one-year following such Employee's termination of employment with the Company.


STOCK PLANS

     1995 Stock Option Plan. The Company has adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan permits the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Stock Options"), and (ii) options that do not so qualify ("Non-Qualified Options"). No award may be granted under the 1995 Plan after the tenth anniversary of the Plan's adoption. The 1995 Plan is administered by the Compensation Committee.

     2,100,000 shares of Common Stock have been reserved for issuance under the 1995 Plan and, subject to stockholder approval, an additional 650,000 shares of Common Stock have been reserved for issuance under the 1995 Plan. The number of shares reserved for issuance under the 1995 Plan is subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events. If an option granted under the 1995 Plan expires unexercised or is terminated or cancelled for any reason, the shares of Common Stock previously reserved for issuance thereunder will be available for future option grants under the 1995 Plan.

     Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company, provided that Incentive Stock Options may only be granted to individuals who are employees of the Company (within the meaning of Section 3401(c) of the Code).


     Options granted under the 1995 Plan must be exercised within no more than ten years of the grant date, except that an Incentive Stock Option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Stockholder") must be exercised within no more than five years of the grant date. No options may be assigned or transferred by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder). Each option may be exercised only by the optionee during his or her lifetime.


     The exercise price for each option granted will be determined by the Compensation Committee at the time of grant. For Incentive Stock Options granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value per share of Common Stock.


     Options may be made exercisable in installments, and the exercisability of Options may be accelerated by the Compensation Committee. Options granted under the 1995 Plan typically vest over a three-year period.



     In the event of a consolidation or merger in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or a liquidation of the Company (a "Corporate Transaction"), the Compensation Committee, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such option substituted for incentive stock options shall meet the requirements of
Section 424(a) of the Code, (ii) upon written notice to the optionee, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, (iii) in the event of a Corporate Transaction under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Corporate Transaction (the "Transaction Price"), make or provide for a cash payment to the optionees equal to the difference between
(A) the Transaction Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Transaction Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options and
(iv) provide that all or any outstanding options shall become exercisable in full immediately prior to any such event.


     As of the date of this Prospectus, an aggregate of 2,397,187 outstanding options had been granted at a weighted average exercise price of $12.42 per share and an aggregate of 352,813 shares were available for future option grants. Of such outstanding options, 549,651 were granted to Dr. Edelson, 199,651 to Mr. Hochberg, 387,629 to Mr. Masarek, 132,876 to Mr. Alger, 10,000
to Mr. Carney, 22,506 to Mr. Kurokawa and 22,506 to Mr. Lieber.


     Employee Stock Purchase Plan. The Company has adopted, but not yet implemented, an employee stock purchase plan (the "Stock Purchase Plan"). The purpose of the Stock Purchase Plan is to allow the employees of the Company to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. Under the Stock Purchase Plan, eligible employees will be granted options (exercisable by electing to participate in the Plan) to purchase shares of Common Stock through regular payroll deductions. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The total number of shares of Common Stock that are authorized for issuance under the Stock Purchase Plan is 1,200,000. All full-time employees of the Company who have completed at least one year of employment will be eligible to participate in the Stock Purchase Plan, subject to certain limited exceptions. Options will be granted every six months to eligible employees and, if not exercised, will expire on the last day of the six-month period in which granted. Employees electing to participate for any plan year will authorize payroll deductions at a stated whole percentage ranging from 2% to 10% of compensation, as determined by the participant. Employees may also elect to make payments by check payable to the Company to purchase shares of Common Stock. Options will be nontransferable other than by will or by operation of the laws of descent and distribution. The purchase price for shares offered under the Stock Purchase Plan each year will be equal to a percentage designated by the Board of Directors (not less than 85%) of the lower of the fair market value of the Common Stock at the date of grant or the semi-annual date of exercise as evidenced by the high and low sales prices of the Common Stock on such date as reported on the Nasdaq National Market. The Stock Purchase Plan will expire on the tenth anniversary of the date of this Prospectus, unless sooner terminated by the Board of Directors. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time and from time to time, subject to certain limitations. The Stock Purchase Plan will be administered by the Compensation Committee.

                             CERTAIN TRANSACTIONS

     In May 1995, Jonathan Edelson, M.D., the Chairman of the Board and Chief Executive Officer of the Company, exercised options to purchase 239,515 shares, for which he paid the Company $2,680. In August 1995, Dr. Edelson purchased 48,260 shares for $576. In 1994, Dr. Edelson loaned the Company an aggregate of $50,000 to fund working capital. Such loans have been repaid in full.

     In March 1995, Steven Hochberg, the Vice Chairman and a director of the Company, exercised options to purchase 268,114 shares, for which he paid the Company $3,000. In August 1995, Mr. Hochberg purchased 48,260 shares for $576. In 1995, Mr. Hochberg loaned the Company an aggregate of $32,000 to fund working capital. Such loans have been repaid in full.

     In January 1995, the Company issued 200,000 shares of Series C Convertible Preferred Stock to affiliates of INVESCO Trust Company, a principal stockholder of the Company, for $1,500,000. In August 1995, the Company issued 666,360 shares of Series D Convertible Preferred Stock to certain 21st Century partnerships, a principal stockholder of the Company, for $4,997,700. Each share of Convertible Preferred Stock (collectively, the "Preferred Stock") converted into approximately 1.1 shares of Common Stock upon the consummation of the Initial Public Offering.

     In June 1996, the Company issued three 9% Series B Promissory Notes in the aggregate principal amount of $1 million to certain 21st Century Partnerships. In August 1996, the Company issued three additional 9% Series B Promissory Notes in the aggregate principal amount of $1 million to certain 21st Century Partnerships. 21st Century Partnerships is a principal stockholder of the Company. Such loans were repaid in full upon the consummation of the Initial Public Offering.

     In  1996  and  1997, in accordance with the Company's Senior Executive Loan
Policy, which is administered by the Compensation Committee of the Board of Directors, the Company made loans of $220,000, $275,000, $103,000 and $60,000 to Dr. Edelson, Mr. Hochberg, Mr. Masarek and Mr. Alger, respectively. These loans are due three years from the date of grant, with interest payable monthly at a rate of 6% per annum.

     In June 1997, the Company purchased approximately $500,000 of Series A Preferred Stock issued by Caresoft, a corporation that, among other things, develops chronic disease and patient compliance software. In addition, certain of the Company's stockholders and other investors, including Wheatley Partners, L.P., of which Jonathan Lieber, a director of the Company, serves as a member of the general partner, certain funds advised by INVESCO Funds Group, Inc., Steven Hochberg, the Company's Vice Chairman, and certain entities affiliated with ProMed Management, L.L.C., of which Barry Kurokawa, a director of the Company, is the general partner, purchased the following amounts of Caresoft's Series A Preferred Stock: $2.0 million, $1.0 million, $125,000 and $500,000, respectively. Messrs. Hochberg and Kurokawa serve on the Board of Directors of Caresoft. See "Principal and Selling Stockholders."

     Through November 1, 1996, the Company subleased approximately 4,500 square feet of office space in Tarrytown, New York from Physicians' Online, a Delaware corporation of which Dr. Edelson and Mr. Hochberg own capital stock and were previously directors. Physicians' Online was founded in January 1992 by Mr. Hochberg. The yearly base rental on the Physicians' Online sublease equaled
$77,707, plus escalations. During the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, Physicians' Online incurred administrative expenses totalling $135,825, $180,631 and $25,500, respectively, on behalf of the Company for which the Company reimbursed Physicians' Online. During 1994, Physicians' Online loaned the Company $300,000, which loan bore interest at the prime rate. At December 31, 1994, $304,262 was outstanding, which included accrued interest of $4,262. Such loan was repaid in full in 1995, and the accrued interest was forgiven. During 1995, Physicians' Online borrowed $500,000 from the Company. Such amount bore interest at the prime rate plus 1% and was repaid in full prior to December 31, 1995. In January 1997, the Company and Physicians' Online announced an agreement to jointly market, distribute and operate E-Rx. See Note 4 of Notes to Consolidated Financial Statements.

     The Company has granted options to purchase shares of Common Stock to its directors and executive officers. See "Management - Stock Plans" and Note 10 of Notes to Consolidated Financial Statements.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock of the Company as of September 1, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers,
(iv) all directors and officers as a group and (v) each Selling Stockholder. Unless otherwise indicated, the address for each stockholder is c/o the Company, 555 White Plains Road, Tarrytown, New York 10591.

                                              SHARES BENEFICIALLY
                                              OWNED PRIOR TO THE                        OWNED AFTER THE
                                                  OFFERING(1)                            OFFERING(1)(2)
                                            -----------------------                   --------------------
                                                                      SHARES BEING
 NAME AND ADDRESS OF BENEFICIAL OWNER        NUMBER       PERCENT     OFFERED(2)      NUMBER      PERCENT
-----------------------------------------   -----------   ---------   -------------   ---------   --------
INVESCO Trust Company(3)  ...............  1,165,086        15.6%       300,000       865,086        9.1%
 7800 E. Union Avenue
 Denver, CO 80237
21st Century Partnerships(4) ............    852,394        10.8%       200,000       652,394        6.6%
 767 Fifth Avenue
 New York, NY 10153
Jonathan Edelson, M.D.(2)(5) ............    528,224         7.0%             -       528,224        5.5%
Steven Hochberg(2)(6)  ..................    390,918         5.2%             -       390,918        4.1%
Alan B. Masarek(7)  .....................     22,350           *              -        22,350          *
Robert Alger(8)  ........................      5,002           *              -         5,002          *
James T. Carney(9)  .....................      3,334           *              -         3,334          *
Barry Kurokawa(10)  .....................      4,502           *              -         4,502          *
Jonathan Lieber(10)(11) .................      2,502           *              -         2,502          *
All directors and executive officers as a
 group (7 persons)(12) ..................    956,832        12.6%             -       956,832       10.0%

----------
 *  Represents less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities and includes options exercisable within 60 days of September 1, 1997. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 7,455,647 shares of Common Stock outstanding as of September 1, and 9,455,647 shares of Common Stock outstanding upon the consummation of this offering (9,705,647 shares if the Underwriters' overallotment option is exercised in full).

 (2) Assumes no exercise of the Underwriters' over-allotment option. If the over-allotment option is exercised in full, the number of shares being offered, the number of shares beneficially owned after this offering and the percentage of shares beneficially owned after this offering for each of the Selling Stockholders would be as follows: 300,000, 865,086 and 8.9% for INVESCO Trust Company; 250,000, 602,394 and 5.9% for the 21st Century Partnerships; 10,000, 518,224 and 5.3% for Jonathan Edelson, M.D.; and 65,000, 325,918 and 3.4% for Steven Hochberg.

 (3) Includes 613,537 shares of Common Stock owned of record by INVESCO Strategic Portfolios, Inc. - Health Sciences Portfolio ("ISP - HSP") and 551,549 shares of Common Stock owned of record by The Global Health Sciences Fund ("GHS"). ISP - HSP and GHS are mutual fund companies advised by INVESCO Funds Group, Inc., which is a subsidiary of INVESCO PLC. INVESCO Trust Company is a subsidiary of INVESCO Funds Group, Inc.

 (4) Includes warrants to purchase 446,858 shares of Common Stock that are exercisable within 60 days of the date of this Prospectus and shares of Common Stock owned by 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Foreign Partners, L.P.

 (5) Includes options to purchase 100,000 shares of Common Stock that are exercisable within 60 days of the date of this Prospectus.

 (6) Includes no options to purchase shares of Common Stock that are exercisable within 60 days of the date of this Prospectus.

 (7) Includes options to purchase 22,343 shares of Common Stock that are exercisable within 60 days of the date of this Prospectus.

 (8) Includes options to purchase 5,002 shares of Common Stock that are exercisable within 60 days of the date of this Prospectus.

 (9) Includes options to purchase 3,334 shares of Common Stock that are exercisable within 60 days of the date of this Prospectus.

(10) Includes options to purchase 2,502 shares of Common Stock that are exercisable within 60 days of the date of this Prospectus.

(11) Includes 2,000 shares of Common Stock that are owned jointly by Mr. Kurokawa and his spouse.

(12) See notes (5) (6), (7), (8), (9) and (10).

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified by, the provisions of the Company's Restated Certificate of Incorporation and By-laws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by applicable law.



COMMON STOCK



     As of October 1, 1997, there were 7,521,848 shares of Common Stock outstanding that were held of record by approximately 80 stockholders. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then-outstanding Preferred Shares, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of the Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Shares then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, upon payment of consideration therefor, fully paid and nonassessable.



PREFERRED STOCK

     Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for a change in the voting power, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Although the Company has no present plans to issue any shares of Preferred Stock following the consummation of this offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.


REGISTRATION RIGHTS

     The holders of 945,681 shares of the Company's Common Stock outstanding after this offering are entitled to certain rights with respect to the registration of shares of Common Stock under the Securities Act. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Other than with respect to the shares of Common Stock offered by the Selling Stockholders hereby, these registration rights have been waived in connection with this offering. The stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. These registration rights will expire in October 1999. In addition, these stockholders have the right to require the Company to file up to two additional registration statements on Form S-3. This right becomes available upon the eligibility of the Company to use such Form S-3, which is expected to occur in October 1997, and will expire in October 1999. All of these rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

     In connection with the outstanding warrants, the holders of the Common Stock issuable upon exercise of the warrants have certain rights to request the Company to use its best efforts to effect the registration of the Common Stock issuable upon the exercise of the warrants in connection with a registered offering of Common Stock by the Company; provided that the Company will be required to use its best efforts to include any such Common Stock issuable upon the exercise of the warrants only after the registration of the Company's own securities to the extent the underwriter for any such offering would not deem any inclusion of such Common Stock issuable upon exercise of the warrants to interfere with such offering. The warrant holders have waived these rights in connection with this offering. The rights to notice and inclusion in any registration terminates with respect to each such share of Common Stock when such shares issuable upon exercise of the warrants have been registered or sold.

     Pursuant to an agreement between the Company and INVESCO Trust Company, INVESCO Trust Company has a right to purchase its proportionate percentage of shares of Common Stock offered for sale by the Company. INVESCO Trust Company has waived such rights with respect to shares being sold pursuant to this offering.



CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     As described below, the Company's Restated Certificate of Incorporation and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of the directors and management more difficult.

     Pursuant to the Restated Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company not less than 130 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal. Special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or the Board of Directors. In addition, the Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.


SECTION 203 OF THE DGCL

     Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder's becoming an interested stockholder, (ii) the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the shares of Common Stock of the Company is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price from time to time and the ability of the Company to raise equity capital in the future. See "Risk Factors
- Shares Eligible for Future Sale."


     Upon completion of this offering, the Company will have outstanding 9,521,848 shares of Common Stock. Approximately 7,690,817 shares of Common Stock, including the 2,500,000 shares sold in this offering, will be freely transferable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 1,831,031 shares outstanding upon completion of this offering and held by existing shareholders will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Restricted Shares generally may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144, such shares will be available for sale in the public market upon the expiration of the lock-up agreements 90 days after the Effective Date, subject, in certain cases, to the volume, manner of sale and reporting requirements of Rule 144.


     The Company has registered Common Shares reserved for issuance under its stock option plans and employee stock purchase plan. See "Management - Stock Plans." Persons acquiring such shares, whether or not they are Affiliates, will be permitted to resell their shares in the public market without regard to the Rule 144 holding period.

     Upon completion of this offering, the holders of 945,681 shares of Common Stock (including 50,000 shares of Common Stock subject to the Underwriters over-allotment option), or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock - Registration Rights." Registration of such shares under the Securities Act would result in such shares (except for shares purchased by Affiliates) becoming eligible for sale immediately upon the effectiveness of such registration.

     The Company has agreed not to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 90 days after the Effective Date, without the prior written consent of Cowen & Company, subject to certain limited exceptions. Additionally, all directors, executive officers and principal stockholders of the Company, holding in the aggregate approximately 1,764,830 shares of Common Stock outstanding after this offering (1,639,830 if the Underwriters' over-allotment option is exercised in full), have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the Effective Date (the "Lockup Period") without the prior written consent of Cowen & Company. See "Underwriting." The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the Restricted Shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

   Subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company, Hambrecht & Quist LLC, SBC Warburg Dillon Read Inc. and Volpe Brown Whelan & Company, LLC, have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                               NUMBER OF
                                               SHARES OF
UNDERWRITER                                    COMMON STOCK
--------------------------------------------   -------------
   Cowen & Company  ........................
   Hambrecht & Quist LLC  ..................
   SBC Warburg Dillon Read Inc. ............
   Volpe Brown Whelan & Company, LLC  ......








                                               -----
      Total   ..............................   2,500,000
                                               =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may re-allow a concession not in excess of $ per share to certain other dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the public offering of the shares, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares (250,000 from the Company and 125,000 from the Selling Stockholders) of Common Stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus, to cover over-allotments, if any. If the Underwriters exercise such over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The Company's officers and directors and certain other stockholders of the Company holding in the aggregate approximately 1,764,830 shares of Common Stock and approximately 133,181 shares of Common Stock subject to options exercisable within 90 days of the effective date have agreed that they will not, without the prior written consent of Cowen & Company, offer, sell, contract or grant any option to purchase or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock owned by them during the 90-day period commencing on the Effective Date. In addition, the Company has agreed that it will not, without the prior written consent of Cowen & Company, offer, sell, contract or grant any option to purchase or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during such 90-day period except in certain limited circumstances.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     In order to facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with this offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in this offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase shares of the Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market marker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Sullivan Graev & Karabell, LLP, New York, New York and for the Underwriters by Shearman & Sterling, New York, New York.


                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                          PAGE
                                                                          -----
 Report of Independent Public Accountants   ...........................   F-2
 Consolidated Balance Sheets:
   As of December 31, 1995 and 1996   .................................
   As of June 30, 1997 (unaudited)    .................................   F-3
 Consolidated Statements of Operations:
   For the years ended December 31, 1994, 1995 and 1996    ............
   For the six months ended June 30, 1996 and 1997 (unaudited)   ......   F-4
 Consolidated Statement of Shareholders' Equity:
   For the years ended December 31, 1994, 1995 and 1996    ............
   For the six months ended June 30, 1997 (unaudited)   ...............   F-5
 Consolidated Statements of Cash Flows:
   For the years ended December 31, 1994, 1995 and 1996    ............
   For the six months ended June 30, 1996 and 1997 (unaudited)   ......   F-6
   Notes to Consolidated Financial Statements.    .....................   F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Advanced Health Corporation:


     We have audited the accompanying consolidated balance sheets of Advanced Health Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Health Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1996 in conformity with generally accepted accounting principles.



                                          ARTHUR ANDERSEN LLP


New York, New York
March 28, 1997 (except for the matters
discussed in the last paragraph
of Note 4, as to which the
date is April 15, 1997)

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)






                                                                           DECEMBER 31,          JUNE 30,
                                                                     -------------------------   ------------
                                                                       1995          1996          1997
                                                                     -----------   -----------   ------------
                                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .......................................    $  1,464     $ 12,086       $  4,840
 Investments in marketable securities (Note 5)  ..................           -        7,390          7,336
 Accounts receivable, net  .......................................       1,021        8,637          7,870
 Note receivable  ................................................         125            -             60
 Prepaid expenses ................................................         278          182            124
 Advances to physician practices (Note 4) ........................           -          647          3,372
 Deferred income taxes, net (Note 11)  ...........................           -          977            977
                                                                      --------     ---------      --------
   Total current assets ..........................................       2,888       29,919         24,579
PROPERTY AND EQUIPMENT, net (Note 6)   ...........................       1,539        2,053          2,644
INTANGIBLE ASSETS, net (Note 7)  .................................       1,876        1,858          5,259
OTHER ASSETS (Notes 2 and 4)  ....................................         159        1,570          4,517
                                                                      --------     ---------      --------
   Total assets   ................................................    $  6,462     $ 35,400       $ 36,999
                                                                      ========     =========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable ................................................    $  1,313     $  1,968       $  1,942
 Accrued expenses (Note 8) .......................................         407          913            739
 Deferred revenue ................................................       1,500          200            200
 Loan payable related to acquisition (Note 3)   ..................         150           23              -
 Current portion of capital lease obligations (Note 12)  .........         260          131             53
                                                                      --------     ---------      --------
   Total current liabilities  ....................................       3,630        3,235          2,934
DEFERRED REVENUE  ................................................           -          200            100
CAPITAL LEASE OBLIGATIONS (Note 12) ..............................         157           81              -
                                                                      --------     ---------      --------
   Total liabilities .............................................       3,787        3,516          3,034
                                                                      --------     ---------      --------
COMMITMENTS (Note 13)
SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value; 5,000,000 shares authorized; 0 shares issued and outstanding
 Common stock, $.01 par value; 15,000,000 shares authorized;
   4,491,270, 7,166,941 and 7,201,600 (unaudited) shares issued
   and outstanding, respectively .................................          45           72             72
 Additional paid-in capital   ....................................      11,481       42,069         42,339
 Accumulated deficit .............................................      (8,776)     (10,242)        (8,431)
 Unrealized gain on marketable securities, net of deferred in-
   come taxes                                                                -           60             60
 Less: Treasury stock, at cost; 8,937 shares, respectively  ......         (75)         (75)           (75)
                                                                      --------     ---------      --------
   Total shareholders' equity ....................................       2,675       31,884         33,965
                                                                      --------     ---------      --------
   Total liabilities and shareholders' equity   ..................    $  6,462     $ 35,400       $ 36,999
                                                                      ========     =========      ========

                     The accompanying notes are an integral
                   part of these consolidated balance sheets.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                        FOR THE SIX MONTHS
                                               FOR THE YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                          ------------------------------------------ -------------------------
                                             1994           1995           1996         1996         1997
                                          ------------ --------------- ------------- ------------ ------------
                                                                                            (UNAUDITED)
REVENUES   .............................. $     204     $    1,054      $   19,136   $   7,617    $  23,028
REVENUES FROM RELATED
 PARTY  .................................       175              -               -           -            -
                                          ----------    -----------     ----------   ----------   ----------
 Total revenues  ........................       379          1,054          19,136       7,617       23,028
COST OF REVENUES ........................        12            340           9,707       5,580       17,309
                                          ----------    -----------     ----------   ----------   ----------
 Gross profit ...........................       367            714           9,429       2,037        5,719
OPERATING EXPENSES  .....................     2,901          6,412          11,886       3,840        4,185
                                          ----------    -----------     ----------   ----------   ----------
 Operating income (loss)  ...............    (2,534)        (5,698)         (2,457)     (1,803)       1,534
INTEREST EXPENSE ........................       (15)            (9)           (164)        (53)           -
INTEREST INCOME  ........................         -              -             179           -          343
                                          ----------    -----------     ----------   ----------   ----------
 Net income (loss) before income taxes.      (2,549)        (5,707)         (2,442)     (1,856)       1,877
BENEFIT (PROVISION) FOR IN-
 COME TAXES (Note 11)                             -              -             977           0          (66)
                                          ----------    -----------     ----------   ----------   ----------
 Net income (loss)  ..................... $  (2,549)    $   (5,707)     $   (1,465)  $  (1,856)   $   1,811
                                          ==========    ===========     ==========   ==========   ==========
PER SHARE INFORMATION
 (Note 2):
 Net income (loss) per share ............ $   (1.29)    $    (1.68)     $    (0.29)  $   (0.41)   $    0.22
                                          ==========    ===========     ==========   ==========   ==========
 Weighted average common shares
   and common share equivalents out-
   standing                               1,977,736      3,388,767       5,130,421   4,488,766    8,189,732
                                          ==========    ===========     ==========   ==========   ==========

 The accompanying notes are an integral part of these consolidated statements.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)







                                                                                         COMMON STOCK
                                                                                         SUBSCRIPTIONS
                                                   COMMON STOCK       ADDITIONAL          RECEIVABLE
                                              -----------------------   PAID-IN    -------------------------
                                                SHARES    PAR VALUE     CAPITAL       SHARES       AMOUNT
                                              ----------- ----------- ------------ ------------- -----------
BALANCE, January 1, 1994   ..................   1,773,389    $ 18      $    91        185,893     $    (3)
 Sale and issuance of common stock (Note
 10a) .......................................      25,319       -          639              -         -
 Issuance of Series B Convertible Preferred
 Stock (Note 10)  ...........................     252,831       2        1,998              -         -
 Net loss   .................................           -       -            -              -         -
                                               ----------    -----     --------     ---------     ------
BALANCE, December 31, 1994 ..................   2,051,539      20        2,728        185,893          (3)
 Issuance of common stock (Note 10a)   ......      50,641       1             (1)           -         -
 Issuance of Series C Convertible Preferred
 Stock (Note 10)  ...........................     178,743       2        1,498              -         -
 Issuance of common stock in private
 placement (Note 10c)   .....................      79,780       1          624              -         -
 Redemption of common stock subscrip-
 tions                                                  -       -            -       (185,893)        3
 Exercise of stock options ..................     885,279       9           11              -         -
 Common stock issued for acquisitions  ......     649,753       7        1,629              -         -
 Issuance of Series D Convertible Preferred
 Stock (Note 10)  ...........................     595,535       6        4,992              -         -
 Repurchase of treasury stock ...............           -       -            -              -         -
 Net loss   .................................           -       -            -              -         -
                                               ----------    -----     --------     ---------     ------
BALANCE, December 31, 1995 ..................   4,491,270      46       11,481              -         -
 Common stock issued for acquisition   ......       8,937       -           45              -         -
 Exercise of stock options (Note 10)   ......      21,734       -           86              -         -
 Issuance of common stock in public offer-
 ing, net of expenses of $3,922 (Note 10c).     2,645,000      26       30,457              -         -
 Unrealized gain on marketable securities,
 net of deferred income taxes of $40.........           -       -            -              -         -
 Net loss   .................................           -       -            -              -         -
                                               ----------    -----     --------     ---------     ------
BALANCE, December 31, 1996 ..................   7,166,941      72       42,069              -         -
 Exercise of stock options ..................      34,659       -          270              -         -
 Net income .................................           -       -            -              -         -
                                               ----------    -----     --------     ---------     ------
BALANCE, June 30, 1997 (unaudited)  .........   7,201,600    $ 72      $42,339              -     $   -
                                               ==========    =====     ========     =========     ======



                                                            UNREALIZED
                                                             GAIN ON     TREASURY STOCK
                                              ACCUMULATED   MARKETABLE  -----------------
                                                DEFICIT     SECURITIES  SHARES   AMOUNT     TOTAL
                                              ------------- ----------- -------- -------- -----------
BALANCE, January 1, 1994   ..................  $     (521)      $ -           -   $   -   $   (415)
 Sale and issuance of common stock (Note
 10a) .......................................           -         -           -       -        639
 Issuance of Series B Convertible Preferred
 Stock (Note 10)  ...........................           -         -           -       -      2,000
 Net loss   .................................      (2,549)        -           -       -     (2,549)
                                               ----------       ----     ------   -----   ---------
BALANCE, December 31, 1994 ..................      (3,070)        -           -       -       (325)
 Issuance of Common Stock (Note 10a)   ......           -         -           -       -          -
 Issuance of Series C convertible Preferred
 Stock (Note 10)  ...........................           -         -           -       -      1,500
 Issuance of common stock in private
 placement (Note 10c)   .....................           -         -           -       -        625
 Redemption of common stock subscrip-
 tions                                                  -         -           -       -          3
 Exercise of stock options ..................           -         -           -       -         20
 Common stock issued for acquisitions  ......           -         -           -      --      1,636
 Issuance of Series D Convertible Preferred
 Stock (Note 10)  ...........................           -         -           -       -      4,998
 Repurchase of treasury stock ...............           -         -       8,937     (75)       (75)
 Net loss   .................................      (5,707)        -           -       -     (5,707)
                                               ----------       ----     ------   -----   ---------
BALANCE, December 31, 1995 ..................      (8,777)        -       8,937     (75)     2,675
 Common stock issued for acquisition   ......           -         -           -       -         45
 Exercise of stock options (Note 10)   ......           -         -           -       -         86
 Issuance of common stock in public offer-
 ing, net of expenses of $3,922 (Note 10c).             -         -           -       -     30,483
 Unrealized gain on marketable securities,
 net of deferred income taxes of $40.........           -        60           -       -         60
 Net loss   .................................      (1,465)        -           -       -     (1,465)
                                               ----------       ----     ------   -----   ---------
BALANCE, December 31, 1996 ..................     (10,242)       60       8,937     (75)    31,884
 Exercise of stock options ..................           -         -           -       -        270
 Net income .................................       1,811         -           -       -      1,811
                                               ----------       ----     ------   -----   ---------
BALANCE, June 30, 1997 (unaudited)  .........  $   (8,431)      $60       8,937   $ (75)  $ 33,965
                                               ==========       ====     ======   =====   =========



 The accompanying notes are an integral part of these consolidated statements.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                                     FOR THE SIX MONTHS
                                                                                                            ENDED
                                                              FOR THE YEARS ENDED DECEMBER 31,      JUNE 30, (UNAUDITED)
                                                          ----------------------------------------- ---------------------
                                                               1994          1995         1996        1996       1997
                                                          --------------- ----------- ------------- ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)   ....................................  $  (2,549)     $ (5,707)    $  (1,465)   $(1,856)   $ 1,811
 Adjustments to reconcile net loss to net cash used in
  operating activities-
 Depreciation and amortization ..........................        147           457           890        423        483
 Deferred income taxes  .................................          -             -          (977)         -          -
 Allowance for doubtful accounts ........................          -             -           210          -          -
 Changes in operating assets and liabilities-
  Accounts receivable   .................................          -        (1,021)       (7,826)    (2,282)       767
  Note receivable .......................................          -          (125)          125        110        (60)
  Prepaid expenses   ....................................           (7)       (271)           96        (58)        58
  Advances to physician practices   .....................          -             -          (647)        50       (125)
  Other assets ..........................................       (126)          (33)       (1,440)       (15)    (2,085)
  Accounts payable   ....................................        201           994           656       (341)       (26)
  Accrued expenses   ....................................         83           280           506        445       (174)
  Due to related party  .................................        271          (376)            -          -          -
  Deferred revenue   ....................................       (175)        1,500        (1,100)      (550)      (100)
                                                           ----------     ---------    ---------    --------   --------
   Net cash provided by (used in) operating activities...     (2,155)       (4,302)      (10,972)    (4,074)       549
                                                           ----------     ---------    ---------    --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Issuance of note receivable from related party .........          -          (500)            -          -          -
 Proceeds from repayment of note receivable from re-
  lated party                                                      -           500             -          -          -
 Investments in marketable securities  ..................          -             -        (7,290)         -          -
 Cash paid for acquisitions   ...........................          -          (150)            -          -          -
 Purchases of property and equipment, net ...............       (506)         (882)       (1,296)      (249)    (1,020)
 Advances to physician practices ........................          -             -             -          -     (2,600)
 Investment in physician practices  .....................          -             -             -          -     (3,763)
 Minority investment in software development company.              -             -             -          -       (500)
                                                           ----------     ---------    ---------    --------   --------
   Net cash used in investing activities  ...............       (506)       (1,032)       (8,586)      (249)    (7,883)
                                                           ----------     ---------    ---------    --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 (Repayment of) proceeds from loan payable related to
  acquisition  ..........................................         50           (50)          (94)       (95)       (23)
 Net proceeds from sale and issuance of common stock     .       639           628        30,483          -          -
 Net proceeds from exercise of stock options ............          -            20            86          -        270
 Net proceeds from promissory notes .....................          -             -         5,000      4,000          -
 Repayment of promissory notes   ........................          -             -        (5,000)         -          -
 Purchase of treasury stock   ...........................          -           (75)            -          -          -
 Net proceeds from issuance of Series B Convertible
  Preferred Stock (Note 10)   ...........................      2,000             -             -          -          -
 Net proceeds from issuance of Series C Convertible
  Preferred Stock (Note 10)   ...........................          -         1,500             -          -          -
 Net proceeds from issuance of Series D Convertible
  Preferred Stock (Note 10)   ...........................          -         4,998             -          -          -
 Repayment of capital lease obligations   ...............        (28)         (230)         (295)      (209)      (159)
                                                           ----------     ---------    ---------    --------   --------
  Net cash provided by financing activities  ............      2,661         6,791        30,180      3,696         88
                                                           ----------     ---------    ---------    --------   --------
  Net change in cash and cash equivalents ...............          -         1,457        10,622       (627)    (7,246)
CASH AND CASH EQUIVALENTS, beginning of period.                    7             7         1,464      1,464     12,086
                                                           ----------     ---------    ---------    --------   --------
CASH AND CASH EQUIVALENTS, end of period ................  $       7      $  1,464     $  12,086    $   837    $ 4,840
                                                           ==========     =========    =========    ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the year for:
  Interest  .............................................  $       3      $     21     $     160    $    46    $     7
                                                           ==========     =========    =========    ========   ========
  Income taxes ..........................................  $       3      $     15     $      36    $     -    $    66
                                                           ==========     =========    =========    ========   ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH IN-
 VESTING ACTIVITIES:
 Capital lease obligations incurred .....................  $     394      $    281     $      58    $   196    $     -
                                                           ==========     =========    =========    ========   ========
 Fair market value of common stock issued for acquisi-
  tions                                                    $       -      $  1,636     $      45    $    45    $     -
                                                           ----------     ---------    ---------    --------   --------
 Unrealized gain on marketable securities ...............  $       -      $      -     $     100    $     -    $     -
                                                           ==========     =========    =========    ========   ========
 Loan payable issued for acquisition   ..................  $       -      $    150     $      23    $     -    $     -
                                                           ==========     =========    =========    ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                           DECEMBER 31, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. ORGANIZATION AND BUSINESS:



THE COMPANY


     Advanced Health Corporation ("AHC") and subsidiaries (collectively, the "Company") provides physician groups and networks with professional practice and network management services and clinical information systems and services. The Company's wholly-owned subsidiary was incorporated on August 27, 1993 as Med-E-Systems Corporation, and was engaged at inception to design and develop clinical information systems for physician users. Effective August 1995, Med-E-Systems Corporation became a wholly-owned subsidiary of AHC, an entity incorporated in March 1995, through a stock-for-stock transfer in which preferred and common shareholders of Med-E-Systems Corporation exchanged their interests for the same amounts and classes of preferred and common stock in AHC as those then outstanding in Med-E-Systems Corporation. The Company was subsequently merged with and into Majean, Inc. (Note 3), a Delaware corporation, and the surviving corporation changed its name to Advanced Health Corporation.


     The Company operates in a highly-regulated environment in which its sources of revenues are dependent on the Company's ability to successfully negotiate with third parties for its various services. Currently, the Company depends on revenue generated by a limited number of customers, including physician groups and networks which are under long-term contracts.


FORMATION OF MANAGEMENT SERVICE ORGANIZATIONS


     The Company has established Management Service Organizations ("MSOs") to facilitate the provision of management services to physician practice and network clients.



     In November 1995, the Company obtained a 51% interest in Uptown Physician Management, Inc. ("Uptown"), a newly formed MSO. The Company acquired this interest as part of the formation of Uptown and concurrent with the signing of a long-term management services agreement between Uptown and Madison Medical - The Private Practice Group of New York, L.L.P. ("Madison"), which is a multi-specialist group practice based in the State of New York.



     In June 1996, the Company obtained a 51% interest in Specialist Physicians Management, Inc. ("Specialist"), a newly formed MSO. The Company acquired this interest as part of the formation of Specialist and concurrent with the signing of a long-term management services agreement between Specialist and Cardiology First of New Jersey, P.A., which is a network of cardiologists based in the State of New Jersey.


     In June 1996, the Company obtained a 51% interest in Diamond Physician Management, Inc. ("Diamond"), a newly formed MSO. The Company acquired this interest as part of the formation of Diamond and concurrent with the signing of a long-term management services agreement between Diamond and Long Island Interventional Cardiology, which is a private cardiovascular physician practice based in Long Island, New York.



     In August 1996, the Company obtained a 51% interest in Millennium Physician Management, Inc. ("Millennium"), a newly formed MSO. The Company acquired this interest as part of the formation of Millennium and concurrent with the signing of a long-term management services agreement between Millennium and Millennium Medical Associates, P.C., which is a multi-specialist group practice based in the State of New Jersey.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     In November 1996, the Company obtained a 51% interest in Prime Health Physician Management, Inc. ("Prime"), a newly formed MSO. The Company acquired this interest as part of the formation of Prime and concurrent with the signing of a long-term management services agreement between Prime and Primary Care Associates, which is a multi-specialist group practice based in the State of Pennsylvania.

     In November 1996, the Company obtained a 51% interest in Mid-Atlantic Physicians Management, Inc. ("Mid-Atlantic"), a newly formed MSO. The Company acquired this interest as part of the formation of Mid-Atlantic and concurrent with the signing of a long-term management services agreement between Mid-Atlantic and Mid-Atlantic Cardiology, P.A., which is a cardiologist group practice based in the State of New Jersey.

     In forming these MSOs, the Company conveyed 49% interests (Note 3) to the physician practice or network in exchange for the execution of the long-term management services agreements described above. The Company records the fair value of these arrangements, which is, in the opinion of management, more readily determinable than the 49% MSO interest conveyed. These intangible assets, which are not material, will be amortized over the life of the related contracts.




2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of AHC and its wholly-owned subsidiaries, Advanced Health Management Corporation ("AHM", formerly Advanced Clinical Networks Corporation) and Med-E-Systems Corporation ("MES"), and the MSOs discussed in Note 1. The consolidated financial statements for 1994 and 1995 include the results of operations of the Company, including other entities formed or acquired from their formation or acquisition during those years, through December 31, 1995. The structure of the Company's wholly or majority-owned MSOs presently provides for the Company to receive activity-based fee income from the MSOs for management services provided, and reimbursement from the MSOs for certain expenses incurred, with the result being that there are no profits in the MSO entity for which a minority interest is required to be calculated. Accordingly, the consolidated financial statements do not reflect any minority interest in the operations of the MSOs. In the event that profits remain in MSO entities in the future, minority interests will be reflected in the Company's consolidated financial statements. Intercompany accounts and transactions have been eliminated in consolidation.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE RECOGNITION

     Operating revenues are generated form three principal sources:

     (a) Physician Practice Revenues: A physician group practice is a single legal entity comprised of multiple physicians. Through its majority or wholly-owned consolidated MSOs, the Company enters into management services agreements with physician group practices, whereby such physician practices outsource their non-medical and administrative functions to the MSO. Activity-based fees are generated by the MSO through the provision of these outsourced services as well as certain additional manage-

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

ment,  marketing  and  information  services.  Fees for such services are either fixed or based on the level of services provided, as negotiated in the Company's various agreements for the provision of services, and are recognized monthly or as these services are rendered, respectively, based on the terms of the related agreements. The Company's contracts with its physician group practices also include pre-determined incentives which are earned and recognized as revenue in the event that the Company is successful in reducing a physician group practice's administrative expenses.


     (b) Physician Network Revenues: A physician network is an aggregation of individual physicians and physician groups formed for the purpose of entering into contracts with third-party payors. A physician network enters into a contract with a third-party payor pursuant to which the physicians comprising the network agree to provide medical services to network enrollees in return for a fixed per enrollee fee. Such contracts are known as "capitated contracts." The physician network then enters into a management services agreement with the Company's majority-owned, consolidated MSO, pursuant to which the aggregate capitated payments are assigned to the MSO. From these capitated payments, the MSO pays a fixed percentage of the capitated premium to fund all administrative and management services required under the contract. After payment of such administrative and management expenses, the MSO pays the network physicians in return for the physicians' provision of medical services to medical enrollees. Such payments are typically based on a pre-determined fee schedule based on actuarial predictions of required medical utilization by the networks' enrollees. In the event that total capitated premiums exceed the sum of the costs of (i) administrative and management services provided and (ii) the physicians' provision of medical services to the network enrollees, such savings are shared between the MSO and the network physicians in differing pre-determined amounts. In the event that total capitated premiums are less than the sum of the abovementioned costs, such costs are accrued and are borne proportionally by the MSO. The Company has not earned, recognized or recorded any such capitated revenues in the three years ended December 31, 1996 or in the six month period ended June 30, 1997 (unaudited).


     In the event that contracts between MSOs and physician practices and network are terminated, the terms of the related contracts do not require the Company, through the MSOs, to return any previously-earned revenues.


     (c) Information Systems and Services Revenue: The Company's current business strategy for providing integrated physician practice and network management services includes selling its information systems and services as a means of ultimately providing a full range of services. In order to generate operating funds and demonstrate the uses of its systems and development capabilities, the Company has licensed, and may continue licensing, certain components of its software to third parties.

     The Company recognizes revenue from the sale of its information systems and services (upon installation and acceptance), and from the licensing of its software to third parties (upon delivery). Certain of these third parties provide payment in advance for the development and installation of software, databases and systems. The Company accounts for these advance payments as deferred revenue when received, and recognizes revenue ratably over the period of time during which the software is delivered and services are performed. In December 1991, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 91-1, "Software Revenue Recognition." The Company's revenue recognition policy is in compliance with the provisions of the SOP.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less when purchased.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables from physician practice revenues, physician network revenues and information systems and services rendered.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

INVESTMENTS IN MARKETABLE SECURITIES

     The Company accounts for investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with this pronouncement, the debt securities held by the Company and included in the accompanying consolidated balance sheets that may be sold in response to changes in interest rates, prepayments, and other factors have been classified as available-for-sale. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity (on an after-tax basis). Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.


PROPERTY AND EQUIPMENT

     Property and equipment, consisting primarily of electronic data processing equipment, are stated at cost and depreciated on a straight-line basis over the useful lives of the assets (3 to 5 years). Equipment held under capital leases is amortized utilizing the straight-line method over the lesser of the term of the lease or the estimated useful life of the asset.


INTANGIBLE ASSETS

     Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, covenants not-to-compete and management contracts are included in intangible assets and are presently being amortized over periods of 4 to 20 years on a straight-line basis. These amortization periods are evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.


ACCOUNTING FOR LONG-LIVED ASSETS

     During March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, and was adopted by the Company in 1996. The effect of the adoption was not material.


COMPUTER SOFTWARE COSTS

     The Company develops computer software which is marketed to third parties. The Company capitalizes such costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of such costs is provided using the straight-line method over the estimated economic life of the products, which is generally five years.


     The Company has $101 and $1,130 of unamortized capitalized computer software costs included in other assets in the accompanying consolidated balance sheets as of December 31, 1995 and 1996, respectively. Such costs capitalized in 1996 were incurred primarily in the latter part of that year.

     Computer   software  amortization  expense  aggregated  $0,  $25  and  $28, respectively, for the three years ended December 31, 1996.



RESEARCH AND DEVELOPMENT


     Research and development costs are expensed as incurred by the Company. Research and development expense aggregated $1,582, $3,157 and $2,843, respectively, for the three years ended December 31, 1996 and $1,875 and $0, respectively, for the six months ended June 30, 1996 and 1997 (unaudited).

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on (1) differences between the financial accounting and income tax bases of assets and liabilities and (2) net operating loss carry-forwards, using enacted tax rates in effect for the years in which the differences and carry-forwards are expected to reverse and be utilized, respectively (Note 11).



NET INCOME (LOSS) PER COMMON SHARE

     Net  income  (loss)  per  common  share was computed by dividing net income
(loss) by the weighted average number of common shares and common share equivalents outstanding during the respective periods, which includes, for all periods, (i) the effect of the conversion of Class A, B, C and D Convertible Preferred Stock to common stock, and (ii) the retroactive effect of the reverse stock split, both described in Note 10, which occurred concurrent with the consummation of the Company's initial public offering. Fully diluted net loss per common share has not been presented in periods through December 31, 1996 since the inclusion of the impact of stock options and warrants outstanding (Notes 3, 9 and 10) would be antidilutive. For the six month period ended June 30, 1997 (unaudited), the weighted average impact of 988,132 outstanding options and warrants has been included in the computation of net income per share.



STOCK-BASED COMPENSATION


     During  October  1995,  the  FASB  issued  SFAS  No.  123,  "Accounting for
Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value-based method of accounting for stock compensation costs under pre-existing accounting pronouncements. If the fair value-based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income (loss) and earnings (loss) per share in the notes to the consolidated financial statements. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. The Company has adopted this standard in 1996, and has elected to continue the accounting set forth in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and to provide the necessary pro-forma disclosures (Note 10).



RECENTLY ISSUED ACCOUNTING STANDARDS



     In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently-required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year's presentation.


3. ACQUISITION OF BUSINESSES:


ACQUISITIONS


     The transaction with Majean, Inc. described in Note 1 was accounted for as a purchase through the issuance of 543,564 shares of the Company's stock to the shareholders of Majean, Inc., who were not previously affiliated with the Company, for an aggregate purchase price of $1,368. Additionally, options to purchase 283,010 shares of common stock at $.0112 per share were issued as part of this transaction. These options are only exercisable, as contingent consideration, upon the achievement of certain capitalization levels related to regulatory requirements. The entire purchase price of this acquisition has been allocated to intangible assets in the accompanying consolidated balance sheets, as will any contingent consideration which arises due to the option described above, based on a twenty-year contract with an MSO, which was contributed to Majean, Inc. by its shareholders upon its formation immediately prior to the transaction. Accordingly, this intangible asset is being amortized over a period of twenty-years.


     Pursuant to an asset purchase agreement with Peltz Ventimiglia, Inc. ("Peltz") dated August 28, 1995, AHC acquired certain assets and assumed certain liabilities of Peltz for 75,996 shares of common stock for an aggregate purchase price of $191. Additionally, the former owners of Peltz received warrants to purchase 113,995 shares of the Company's common stock at $4.38 per share, which management believes to be in excess of the fair market value of such shares at the date of grant. These warrants are only exercisable, as contingent consideration, based on the achievement of targeted operating performance.

     Pursuant to a purchase agreement with U.S. Health Connections, Inc. ("Health Connections") dated September 1, 1995, the Company acquired, through its subsidiary AHM, all of the outstanding stock of Health Connections for $150 in cash, a note for $150 due in two installments within one year of the acquisition and 30,193 shares of common stock, for an aggregate purchase price of $376. Furthermore, the Health Connections purchase agreement calls for the issuance of an additional 56,611 common shares, as contingent consideration, based on the achievement of targeted operating performance by this entity.


     The Company will record the effect of the contingent consideration, if any, related to these acquisitions based upon the provisions of Emerging Issues Task Force Issue 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company in a Purchase Business Combination", which sets forth the criteria for determining the allocation of contingent consideration as either additional purchase price or compensation expense. These criteria provide for the recognition of contingent consideration, as opposed to compensation expense, upon the exercisability, if any, of such options and warrants where relevant facts and circumstances, such as continued employment of the sellers, components of the selling shareholder group, reasons for contingent payments and other agreements and issues, indicate that such accounting is warranted. Management of the Company believes that the terms of the acquisitions described above meet the criteria for recognition of contingent consideration.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     These acquisitions described above were valued based on management's estimate of the fair value of common stock at the date of acquisition, which was determined by the Company's management by comparisons to (i) arms-length transactions with unrelated third-parties for the same or similar securities and (ii) an independent third-party appraisal. Costs in excess of net assets acquired were recorded as intangible assets as follows:



                                                         PELTZ              U.S. HEALTH
                                   MAJEAN, INC.     VENTIMIGLIA, INC.     CONNECTIONS, INC.
                                   --------------   -------------------   ------------------
Accounts receivable    .........      $     -             $  42                 $  41
Management contracts   .........        1,368                 -                     -
Goodwill   .....................            -               173                   355
Covenant not-to-compete   ......            -                10                    10
Current liabilities    .........            -               (34)                  (30)
                                      --------            -----                 -----
   Total purchase price   ......      $ 1,368             $ 191                 $ 376
                                      ========            =====                 =====


PRO FORMA RESULTS OF OPERATIONS

     Summarized below are the unaudited pro forma results of operations of the Company as though these acquisitions had occurred at the beginning of 1994. This pro forma information does not give effect to any operations of Majean, Inc., which had no operations prior to the merger transaction with the Company. Adjustments have been made for pro forma income taxes and amortization of intangible assets related to these transactions.



                                  FOR THE YEARS ENDED
                                        DECEMBER
                                          31,
                               --------------------------
                                 1994           1995
                               ------------   -----------
Pro Forma:
 Revenues    ...............    $  1,228       $  1,620
 Net loss    ...............      (2,467)        (5,743)
 Net loss per share   ......    $  (1.25)      $  (1.70)


     These pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions been made at the beginning of 1994, or of results which may occur in the future.


     On April 1, 1996, the Company acquired certain assets and assumed certain liabilities of a network development company in exchange for 8,937 shares of the Company's common stock and $45, to be paid in two installments of $22 on the closing date and on the first anniversary thereof, for an aggregate purchase price of approximately $90, all of which is included in goodwill in the accompanying consolidated balance sheets. The pro forma effects of this transaction have not been presented, as the results are immaterial to the Company's consolidated financial statements taken as a whole.


     The stockholders agreements for these MSOs and those MSOs which were formed as described in Note 1, among other things, (i) restrict the transfer of MSO equity, (ii) provide the terms upon which the MSO can, at the Company's option, be merged with and into a wholly-owned subsidiary of the Company in a transaction in which the physician practice or network will receive stock of the Company in exchange for shares in the MSO and (iii) grant to the physician practice or network the right to put its equity share in the MSO to the Company within one year of the Company's satisfaction of certain specified targets if the Company has not called its right to acquire those interests within that period. The agreements provide that these call transactions will be paid in the Company's common stock, and put transactions will be paid in cash, and that either transaction, if effected, would be based on an agreed-upon amount at the time of the transaction. The Company will, in the event that these transactions take place, account for such transactions as purchases at the agreed-upon fair market value of the MSO interest being purchased.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4. RELATED PARTY TRANSACTIONS AND TRANSACTIONS WITH PHYSICIAN PRACTICES:

SHARED SERVICES

     The Company previously shared office space and administrative services with Physicians' Online, Inc. ("POL"), a privately held healthcare information services company which is partly owned by several of the Company's shareholders, including certain officers and directors.


     During the three years ended December 31, 1996, POL also incurred expenses totaling $136, $181 and $95, respectively, on behalf of the Company for which the Company has reimbursed POL. The Company also repaid a loan from POL in the amount of $300 during the year ended December 31, 1995. In addition, during 1995, POL borrowed $500 from the Company. POL repaid this amount in full prior to December 31, 1995.


TRANSACTIONS WITH OFFICERS

     In accordance with the Company's Senior Executive Loan Policy, which is administered by the Compensation Committee of the Board of Directors, the Company has made loans to certain senior executives of the Company aggregating $430, which are included in other assets in the accompanying consolidated balance sheet as of December 31, 1996. These loans are due three years from the loan date with interest payable monthly at a rate of 6% per annum. There were such no loans outstanding at December 31, 1995.

     Management of the Company believes that these related party transactions were effected on terms which approximate fair market value.


TRANSACTIONS WITH MSOS

     In December 1996, one of the MSOs purchased accounts receivable from a physician practice, under the terms of its management services agreement, for an aggregate amount of $4,501, which is included in accounts receivable in the accompanying consolidated balance sheet as of December 31, 1996. In accordance with the agreement, all purchased accounts receivable outstanding after ninety days from the purchase date are to be sold back to the physician practice at face value. In the event that the physician practice is unable to repurchase the receivables, the aggregate outstanding amount is converted to a loan which is collateralized by outstanding shares of the Company held by the shareholders of the physician practice.

     During 1996, a separate MSO made advances aggregating $600, in the ordinary course of business, to a physician practice with which the MSO has a long-term management services agreement. These advances were satisfied subsequent to December 31, 1996, as the physician practice simultaneously assigned certain accounts receivable to the MSO to satisfy the advances and sold additional accounts receivable to the MSO. This amount is included in advances to affiliates in the accompanying consolidated balance sheet.

     Revenues generated by MSOs from physician practices, which are owned by physicians, certain of whom own or may, in the future, own shares of the Company's common stock, do not, in the opinion of the Company's management, meet the criteria for related party transactions because their operations are independent of the Company in all material respects and the physician ownership of the Company is not significant.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

5. INVESTMENTS IN MARKETABLE SECURITIES:

     The amortized cost, gross unrealized gains and losses and fair value of the available-for-sale securities as of December 31, 1996, are as follows:


                            AMORTIZED     UNREALIZED     UNREALIZED
                              COST          GAINS         LOSSES       FAIR VALUE
                            -----------   ------------   -----------   -----------
Commercial paper   ......   $ 7,290         $ 100          $ -         $ 7,390
                            ========        ======         ====        ========

     All available-for-sale securities are due within one year. There were no sales of available-for-sale securities for the year ended December 31, 1996. The Company had no marketable securities prior to 1996.


6. PROPERTY AND EQUIPMENT:

     Property and equipment is comprised of the following:


                                                               DECEMBER 31,
                                                           ---------------------   JUNE 30,
                                                             1995        1996        1997
                                                           ---------   ---------   ------------
                                                                                   (UNAUDITED)
Computer equipment and software    .....................     $ 1,152     $ 2,276      $3,189
Equipment under capital leases  ........................         682         471         471
Furniture and fixtures    ..............................         189         272         379
Leasehold improvements    ..............................          60          43          43
                                                            --------    --------      -------
                                                               2,083       3,062       4,082
Less: Accumulated depreciation and amortization   ......         544       1,009       1,438
                                                            --------    --------      -------
Property and equipment, net  ...........................     $ 1,539     $ 2,053      $2,644
                                                            ========    ========      =======


     Depreciation   and   amortization   aggregated   $147,   $397   and   $782,
respectively, for the three years ended December 31, 1996 and $369 and $429, respectively, for the six months ended June 30, 1996 and 1997 (unaudited).


7. INTANGIBLE ASSETS:

     Intangible assets arising from acquisitions (Note 3) consist of the following:
                                              DECEMBER 31,
                                          ---------------------   JUNE 30,
                                            1995        1996        1997
                                          ---------   ---------   ------------
                                                                  (UNAUDITED)
Management contracts    ...............     $ 1,368     $ 1,368     $ 4,823
Goodwill    ...........................         529         619         619
Covenant not-to-compete    ............          20          20          20
                                           --------    --------     --------
                                              1,917       2,007       5,462
Less: Accumulated amortization   ......          41         149         203
                                           --------    --------     --------
Intangible assets, net  ...............     $ 1,876     $ 1,858     $ 5,259
                                           ========    ========     ========

     Amortization aggregated $42 and $108, respectively, for the years ended December 31, 1995 and 1996 and $54 and $54, respectively, for the six months ended June 30, 1996 and 1997 (unaudited). There were no intangible assets prior to 1995.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


8. ACCRUED EXPENSES:

     Accrued expenses consist of the following:




                                                        DECEMBER 31,     JUNE 30,
                                                           1996            1997
                                                        --------------   ------------
                                                                         (UNAUDITED)
     Reimbursable physician practice expense   ......       $ 326            $400
     Public stock offering expenses   ...............         245               -
     Professional fees ..............................           -             168
     Other    .......................................         342             171
                                                            ------           -----
       Total accrued expenses   .....................       $ 913            $739
                                                            ======           =====


     The Company had no individual accrued expenses in excess of 5% of current liabilities as of December 31, 1995.


9. BRIDGE FINANCING:


BRIDGE FINANCING


     On February 28, 1996, the Company entered into an agreement to issue three 8% promissory notes to an investor for an aggregate amount of $3,000. The Company issued one promissory note and received $1,500 upon the closing, issued a second promissory note and received $750 at the second closing date, April 26, 1996, and issued a third promissory note and received the remaining $750 on the third closing date, June 28, 1996. Each note was due on the earlier of the initial public offering of the Company's securities or one year from the respective closing dates. Interest was due quarterly on each of the notes.


     In addition, the investor received warrants to purchase 16,757 shares of common stock of the Company at $16.78 per share which expire on June 28, 2001. The exercise price of $16.78 per share is, in the opinion of management, greater than the fair market value of such shares at the date the warrants were issued. The investor also received 8,937 contingent warrants to purchase the Company's stock at $8.39 per share. These contingent warrants were to be exercisable during the period from January 1, 1997 through June 28, 2001 if payment had not been made on the notes by the agreed-upon payment dates described above or if an initial public offering was not consummated prior to January 1, 1997; however, when payments on the notes were made by the specified dates, these contingent warrants were canceled.


     The Company also entered into an agreement with the owners of the Company's Series D Convertible Preferred Stock and related warrants (Note 10) for additional bridge financing in the amount of approximately $2,000. This financing was unsecured, bore interest at 9% and expired on the earlier of the consummation of an initial public offering or July 31, 1997. On June 19, 1996, the Company issued three promissory notes in the aggregate principal amount of $1,000 and on August 13, 1996, the Company issued three additional promissory notes in the aggregate principal amount of $1,000 under this agreement.


     The Company used a portion of the proceeds of the initial public offering to repay this bridge financing. The supplementary net loss per share for the year ended December 31, 1996, which follows, gives supplementary effect to the issuance of 384,615 shares of common stock for the entire period during which the related bridge financing was outstanding, which is the number of shares issued in the initial public offering, the proceeds of which were used to repay the bridge financing, as well as to the effect of the reduction of related interest expense, net of tax, in the period during which that debt was outstanding. These shares are presumed outstanding for supplementary purposes only, and were neither issued nor outstanding for any purpose during the year ended December 31, 1996.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



                                                        FOR THE YEAR ENDED
                                                        DECEMBER 31, 1996
                                                        -------------------
         Supplementary net loss per share   .........        $  (.26)
                                                             -------
         Supplementary weighted average common shares
          outstanding  ..............................          5,426
                                                             =======




10. SHAREHOLDERS' EQUITY:

COMMON STOCK


   (a) In November 1994, the Company sold 75,960 common shares pursuant to a private placement agreement dated August 22, 1994 for an aggregate of $639. Of these shares sold, all of which were paid for in 1994, 25,319 were issued prior to December 31, 1994 and 50,641 were issued in January 1995. In accordance with this agreement, the holders of these shares have the right, on two occasions, to participate on a "piggy-back" basis in a registration by the Company under the Securities Act of 1933, as amended, subject to certain restrictions, for a period ending on October 31, 1999, and commencing twelve months from the closing of an initial public offering of the securities of the Company.

   (b) In 1995, the Company sold 79,780 common shares pursuant to a private placement agreement dated April 21, 1995 for an aggregate of $625. In accordance with this agreement, the holders of these shares have the right, on two occasions, to participate on a "piggy-back" basis in a registration by the Company under the Securities Act of 1933, as amended, subject to certain restrictions, for a period ending on September 30, 2000, and commencing twelve months from the closing of an initial public offering of the securities of the Company.

   (c) In October 1996, the Company completed an initial public offering of its securities. The offering included the sale of 2,300,000 shares of common stock (on a basis which reflected the reverse split described below) at $13.00 per share plus an underwriters' overallotment of 345,000 shares. Total net proceeds from this offering were $30,483.


PREFERRED STOCK


     Prior to the initial public offering, the Company had 2,000,000 shares of authorized Preferred Stock with a par value of $.01 per share, of which 971,800 shares had been designated Series A Convertible Preferred Stock. On August 31, 1993, the Company sold 971,800 shares of Series A Convertible Preferred Stock for $97. In March 1994, the Company authorized and sold 282,900 shares of Series B Convertible Preferred Stock for $2,000 pursuant to a Private Placement Agreement. In January 1995, the Company authorized and sold 200,000 shares of Series C Convertible Preferred Stock for $1,500 pursuant to a Private Placement Agreement. In August 1995, the Company authorized and sold 666,360 shares of Series D Convertible Preferred Stock for $4,998 pursuant to a Private Placement Agreement. All of the above shares are not redeemable.

     Each individual share of Series A, B, C and D Convertible Preferred Stock was convertible into 1.5 common shares at the holder's option, subject to adjustment for antidilution. The holders of Series A, B, C and D Convertible Preferred Stock were entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Series A, B, C and D Convertible Preferred Stock were entitled to receive all accrued dividends, if applicable, plus the liquidation price per share of $.07, $4.71, $5.00 and $5.00, respectively.

     Subject to certain provisions, registration rights, as defined in the agreement, were exercisable after the earlier of (1) August 23, 1999 or (2) the effective date of the first registration statement for a public offering of securities of the Company. Holders of Series B, C and D Convertible Preferred Stock had voting rights. Furthermore, holders of Series D Convertible Preferred Stock had the right to purchase 446,858 shares of Class D Convertible Preferred Stock at $8.39 per share.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

STOCK SPLITS AND CONVERSION OF PREFERRED STOCK

     In January 1995, the Company authorized a 100 for 1 stock split on its Series A and B Preferred Stock and a 100 for 1 stock split on the common stock sold in 1993. In April 1996, the Company authorized a 1.5 for 1 stock split on its common stock in the form of a stock dividend.

     Pursuant to the terms of the Series A, B, C and D Convertible Preferred Stock, these securities were converted, on a 1.5 to 1 share basis, to common stock immediately prior to the effective date of the initial public offering.

     In connection with the initial public offering, the Company effected a recapitalization whereby the presently outstanding common stock (including converted Series A, B, C and D Convertible Preferred Stock) was converted to shares of common stock on a .59581 to 1 share basis.

     All information in the accompanying consolidated financial statements and footnotes has been retroactively restated to give effect to these transactions.



STOCK OPTIONS

     During 1994, the Company issued options to employees to purchase 970,860 shares of common stock at prices ranging from $.0112 to $2.52 per share.


     During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") for the purpose of granting incentive stock options to employees, officers or directors of, or consultants or advisors to, the Company, provided that incentive stock options may only be granted to individuals who are employees of the Company. Options granted under the 1995 Plan typically vest annually over a three-year period and expire ten years from the date of grant. The Company reserved 1,500,000 shares of common stock for issuance under the 1995 Plan.


     The Company also adopted the Advanced Health Corporation Employee Stock Purchase Plan (the "Employee Plan") during 1996 in order to allow the employees of the Company to acquire a proprietary interest in the Company through the purchase of the Company's common stock. Under the Employee Plan, eligible employees will be granted options to purchase shares of common stock through regular payroll deductions. The total number of shares of common stock that are authorized for issuance under the Employee Plan is 1,200,000. No shares have been issued under the Employee Plan.

     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized.

     Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been changed to the following pro forma amounts:


                                                 1995           1996
                                               -----------   -------------
Net loss:    ...............   As Reported     $ (5,707)      $  (1,465)
                               Pro Forma         (5,898)         (1,850)
Net loss per share:   ......   As Reported     $  (1.68)      $   (0.29)
                               Pro Forma          (1.71)          (0.36)


     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

     A summary of the status of the 1995 Plan at December 31, 1995 and 1996, and changes during the years then ended, is presented in the table and narrative below:

                                                                 1995                         1996
                                                     ----------------------------   -------------------------
                                                                     WTD. AVG.                     WTD. AVG.
                                                       SHARES        EX. PRICE       SHARES        EX. PRICE
                                                     -------------   ------------   ------------   ----------
Outstanding at beg. of year  .....................       841,264        $ 0.27        888,916        $ 0.17
Grant   ..........................................       980,968          2.73        154,733          6.77
Exercised  .......................................      (885,279)         0.01        (21,734)         3.71
Forfeited  .......................................       (48,037)         2.52       (217,471)         4.17
                                                      ----------                    ----------
Outstanding at end of year   .....................       888,916          0.17        804,444          1.31
                                                      ==========                    ==========
Exercisable at end of year   .....................        22,479          n/a         306,511          n/a
                                                      ==========                    ==========
Weighted average fair value of options granted   .    $     1.43          n/a       $    3.54          n/a
                                                      ==========                    ==========

     The  fair  value  of  each  option  grant is estimated on the date of grant
using   the   Black-Scholes   option   pricing   model   with   the   following
weighted-average assumptions used for grants in 1995 and 1996, respectively: risk-free interest rates of 6.2%; expected dividend yields of 0%; expected lives of 3 years; expected stock price volatility of 74%.


STOCK WARRANTS

     In October 1995, the Company issued warrants to a financial advisor to purchase 17,874 shares of common stock at $3.52 per share. In the opinion of management, the exercise price of $3.52 per share represents the fair value of such shares at the date the warrants were issued. Accordingly, management has determined that the intrinsic value of these warrants is not material to the Company's consolidated financial statements.


11. INCOME TAXES:

     Income tax benefit consists of the following:

                                       YEAR ENDED DECEMBER 31,
                                       ------------------------
                                       1994     1995     1996
                                       ------   ------   ------
Federal:
 Current    ........................     $ -      $ -      $   -
 Deferred   ........................       -        -        757
State and Local:
 Current ...........................       -        -          -
 Deferred   ........................       -        -        220
                                        ----     ----     ------
   Total income tax benefit   ......     $ -      $ -      $ 977
                                        ====     ====     ======

     A reconciliation of difference between the statutory U.S. Federal Income Tax Rate and the Company's effective tax rate follows:


                                                           FOR THE YEARS ENDED DECEMBER
                                                                        31,
                                                          -------------------------------
                                                           1994         1995        1996
                                                          ----------   ----------   -----
U.S. Federal statutory income tax rate  ...............       34%          34%      34%
State income taxes, net of federal tax benefit   ......        6%           6%       6%
Net operating loss without tax benefit  ...............      (40%)        (40%)      -
                                                           -------      -------     ---
                                                               -            -       40%
                                                           =======      =======     ===

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The tax effects of temporary differences, that give rise to a significant portion of the deferred income tax asset, net, are as follows:



                                               FOR THE YEARS ENDED
                                                   DECEMBER 31,
                                             ------------------------
                                               1995         1996
                                             -----------   ----------
Current deferred income tax assets:
 Net operating loss carryforward    ......    $      -     $   977
                                              --------     --------
   Current deferred tax asset    .........           -         977
                                              --------     --------
Noncurrent deferred income tax asset, net:
 Net operating loss carryforwards   ......       2,565       3,511
 Amortization  ...........................         523         380
 Deferred revenue    .....................         240         160
 Allowance for doubtful accounts    ......           -          84
 Other   .................................         179         (11)
                                              --------     --------
                                                 3,507       4,124
                                              --------     --------
 Less: Valuation allowance    ............      (3,507)     (4,124)
                                              --------     --------
 Total deferred income taxes, net   ......    $      -     $   977
                                              ========     ========



     As of December 31, 1996, the Company had net operating loss carryforwards ("NOLs") available to offset future book and taxable income of approximately $10,200 and $8,700, respectively, which expire in varying amounts through 2011. Certain of these carryforwards are limited as to their utilization due to cumulative changes in ownership of the Company through 1996 (Note 10). Future changes in ownership, as defined by Section 382 of the Internal Revenue Code, as amended could limit the amount of net operating loss carryforwards in any one year. In 1996, management of the Company determined that it has become more likely than not that the current year deferred income tax assets will be realized and has, accordingly, recorded the current year deferred income tax asset of $976, which is included in the income tax benefit in the accompanying consolidated statement of operations for 1996. The determination that the net deferred income tax asset of $976, which includes the deferred income tax benefit for the current year, is realizable is based on the Company's profitability in the latter part of 1996.

12. CAPITAL LEASE OBLIGATIONS:


     The Company is the lessee of certain equipment under capital leases expiring through 2001. The assets and liabilities are recorded at the lower of the present value of minimum lease payments or the fair market value of the asset. The interest rates on the capital leases vary from 2.63% to 17.00%.


     Future minimum payments under these lease agreements are as follows as of December 31, 1996:


Year ending December 31,
1997   .............................................     $ 145
1998   .............................................        78
1999   .............................................         8
2000   .............................................        11
2001   .............................................         4
                                                        ------
Total minimum lease payments   .....................       246
Less: Amount representing interest   ...............        34
                                                        ------
Present value of net minimum lease payments   ......       212
Less: Current portion    ...........................       131
                                                        ------
                                                         $  81
                                                        ======

                 ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



13. COMMITMENTS:

     The Company leases certain office space for its operations. Leases for this space expire through 2002 and call for annual rent, with immaterial escalations through the end of the leases.

     The Company has also entered into several operating leases for office equipment.

     Future minimum payments for operating leases at December 31, 1996 are as follows:


Year ending December 31,
1997   .....................     $ 631
1998   .....................       719
1999   .....................       784
2000   .....................       814
2001 and thereafter   ......       792



     Rent expense was $70, $126 and $630, respectively, for the three years ended December 31, 1996 and $181 and $451, respectively for the six months ended June 30, 1996 and 1997 (unaudited).


14. SUBSEQUENT EVENT:

     Subsequent to December 31, 1996, the Company loaned $2,000 to Madison at the prime rate plus 2%, not to exceed 10%, with interest payable monthly and the outstanding principal payable in twelve monthly installments beginning in January 1998. In conjunction with this loan, the Company has guaranteed a letter of credit of Madison, in the amount $1,727, by depositing and restricting cash in the same amount with the same financial institution providing that letter of credit. These obligations are secured by the 49% ownership interest in Uptown held by Madison.



15. UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

     The unaudited consolidated financial information included herein for the six months ended June 30, 1996 and 1997 has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of the Company, these unaudited consolidated financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.


16. EVENTS   (UNAUDITED)   OCCURRING   SUBSEQUENT  TO  THE  DATE  OF  REPORT  OF
    INDEPENDENT PUBLIC ACCOUNTANTS

     In June 1997, in connection with an amendment to the management services agreement with Madison, the Company exchanged approximately $3,600 of accounts receivable from Madison for an increase in the fees payable by Madison, an increase in the term from 20 to 30 years and the elimination of Madison's right to terminate the agreement, without cause, prior to the end of the tenth year of the term. This consideration has been added to intangible assets and will be amortized over the remaining life of the related contract, as amended.


     As discussed under "Business--Legal Proceedings," the Company commenced an action in September 1997 against a customer to collect $1,000 owed by the customer to the Company pursuant to a software licensing agreement dated as of March 31, 1997, as amended (the "License Agreement"), between the customer and the Company. On October 1, 1997, the customer filed an answer to this lawsuit and asserted various counterclaims against the Company, in which the cusotmer alleges that the subject software and documentation was not timely delivered and installed in accordance with the License Agreement. As relief, the customer seeks a declaratory judgment that the customer is not obligated to make the $1 million payment, as well as unspecified damages. The Company believes that the customer's defenses and counterclaims are without merit. The Company recorded the subject payment as revenue in the fiscal quarter ended June 30, 1997, and the dispute between the parties arose thereafter. The Company believes that the ultimate resolution of this action will not have a material effect on the Company's financial position as of June 30, 1997 or the results of operations for the three and six months then ended.

================================================================================

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT
BE  RELIED  UPON  AS  HAVING  BEEN  AUTHORIZED  BY  THE  COMPANY  OR  ANY OF THE
UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY A SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.





                     ------------------------------------




                               TABLE OF CONTENTS








                                                  PAGE
                                                 ----------
Available Information ........................      2
Prospectus Summary ...........................      3
Risk Factors .................................      5
The Company  .................................     17
Use of Proceeds ..............................     17
Price Range of Common Stock and Dividend
   Policy ....................................     17
Capitalization  ..............................     18
Dilution  ....................................     19
Selected Consolidated Financial Data .........     20
Management's Discussion and Analysis of Fi-
   nancial Condition and Results of Operations     21
Business  ....................................     25
Management   .................................     42
Certain Transactions  ........................     48
Principal and Selling Stockholders   .........     50
Description of Capital Stock   ...............     51
Shares Eligible for Future Sale   ............     53
Underwriting .................................     55
Legal Matters   ..............................     56
Experts   ....................................     56
Index to Financial Statements  ...............     F-1



================================================================================

================================================================================




                               2,500,000 SHARES




                                    [LOGO]




                                ADVANCED HEALTH
                                  CORPORATION






                                 COMMON STOCK





                       --------------------------------

                                  PROSPECTUS

                       --------------------------------








                                COWEN & COMPANY

                               HAMBRECHT & QUIST

                         SBC WARBURG DILLON READ INC.

                          VOLPE BROWN WHELAN & COMPANY






                                      , 1997




================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.



SEC registration fee .....................    $ 21,127
NASD filing fee   ........................       7,472
Nasdaq National Market listing fee  ......      17,500
Blue sky fees and expenses ...............      25,000
Printing and engraving expenses  .........     200,000
Legal fees and expenses ..................     250,000
Accounting fees and expenses  ............     250,000
Transfer agent and registrar fees   ......      25,000
Miscellaneous  ...........................     203,901
                                            ----------
 Total   .................................  $1,000,000
                                            ==========




     The Company will bear all of the foregoing fees and expenses.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the DGCL authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. Articles Nine and Ten of the Registrant's Certificate of Incorporation provide for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the DGCL. Reference is made to the form of Director Indemnification Agreement filed as Exhibit 10.7 hereto, which provides for indemnification of directors. Reference is also made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which sets forth certain indemnification provisions. In addition, the Registrant maintains liability insurance for its officers and directors.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     The Registrant has sold and issued the following unregistered securities during the past three years:


     In November 1994, the Company sold 75,965 shares of Common Stock for an aggregate of $639,655. Of these shares sold, all of which were paid for in 1994, 25,319 were issued prior to December 31, 1994 and 50,641 were issued in January 1995.

     In August 1995, the Company issued 2,978 shares of Common Stock to a director of the Company for $25,000.

     In August 1995, the Company issued 543,564 shares of Common Stock to purchase Majean, Inc. and 75,996 shares of common stock to purchase Peltz Ventimiglia, Inc. and in September 1995, 30,193 shares of common stock to purchase U.S. Health Connections, Inc., as more fully described in Note 3 to the accompanying Consolidated Financial Statements.

     In 1995, the Company sold 76,802 shares of Common Stock to investors for an aggregate of $625,059.

     In August 1993, the Company issued 971,800 shares of Series A Convertible Preferred Stock to investors for $97,180. In March 1994, the Company issued 282,900 shares of Series B Convertible Preferred Stock to investors for $2,000,103. In January 1995, the Company issued 200,000 shares of Series C

Convertible Preferred Stock to investors for $1,500,000. In August 1995, the Company issued 666,360 shares of Series D Convertible Preferred Stock to investors for $4,997,700. Each share of the Preferred Stock was converted into
1.1189249 shares of Common Stock upon the consummation of the Company's Initial Public Offering.



     In February, April and June 1996, the Company issued three 8% Promissory Notes in the aggregate principal amount of $3 million to an investor.


     In June 1996, the Company issued three 9% Series B Promissory Notes in the aggregate principal amount of $1 million to investors. In August 1996, the Company issued three additional 9% Series B Promissory Notes in the aggregate principal amount of $1 million to investors.



     During   1995,  the  Chairman,  the  then  President,  a  former  principal stockholder and certain employees exercised stock options for 288,681, 316,376, 128,695 and 151,547 shares, respectively, for $19,717.

     During 1996, a former employee exercised stock options for 60 shares of Common Stock for $150.


     In April 1996, the Company issued 8,937 shares of Common Stock to purchase the assets of Benenson & Associates, Inc.

     In September 1997, the Company issued 66,201 shares of Common Stock and options to purchase 12,012 shares of Common Stock in connection with the acquisition of certain assets of Bukstel & Halfpenny Incorporated. The Company also issued certain rights to acquire up to an additional 114,613 shares of Common Stock in connection with such acquisition.


     The Registrant issued rights to acquire Common Stock in the Roll Up Transaction.

     The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.




ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits






  EXHIBIT
    NO.                                        DESCRIPTION OF EXHIBIT
--------------   -------------------------------------------------------------------------------------


      ****1.1    Form of Underwriting Agreement
        **2.1    Agreement and Plan of Merger dated as of August 2, 1995, among Med-E-Systems
                 Corporation, MES Acquisition Corp. and the Registrant
        **2.2    Agreement and Plan of Merger dated as of August 7, 1995, between the Registrant and
                 Majean, Inc.
        **2.3    Asset Purchase Agreement dated as of August 28, 1995, among Advanced Clinical
                 Networks Corporation, Peltz Ventimiglia, Inc., Richard Ventimiglia and Steven Peltz
        **2.4    Agreement and Plan of Merger dated as of September 1, 1995, among U.S. Health
                 Connections, Inc., the Registrant and Advanced Clinical Networks Corporation
        **3.1    Restated Certificate of Incorporation of the Registrant
        **3.2    By-laws of the Registrant
      ****5      Opinion of O'Sullivan Graev & Karabell, LLP (including the consent of such firm)
       **10.1    Amended and Restated Investors' Rights Agreement dated as of January 27, 1995, among Med-E-Systems Corporation, Invesco Strategic Portfolios, Inc.-Health Sciences
                 Portfolio and The Global Health Sciences Fund
       **10.2    Investors' Rights Agreement dated as of August 23, 1995, among the Registrant, 21st
                 Century Communications Partners, L.P., 21st Century Communications T-E Partners,
                 L.P. and 21st Century Communications Foreign Partners, L.P.

  EXHIBIT
     NO.                                             DESCRIPTION OF EXHIBIT
--------------------   ---------------------------------------------------------------------------------------


              **10.3   Registration Rights Agreement dated February 28, 1996, among the Registrant, Park
                       Avenue Capital, L.P. and Access Industries, LLC
             ***10.4   Tarrytown, New York Office Lease Agreement dated November 20, 1995, between
                       Tarrytown Corporate Center IV, L.P. and the Registrant
             ***10.5   First Amendment to Lease Agreement between Reckson Operating Partnership, LP, as
                       Owner, and the Registrant, as Tenant
              **10.6   Chicago Office Lease Agreement dated December 8, 1995, between Adams Family,
                       L.L.C. and the Registrant
              **10.7   Form of Director Indemnification Agreement
              **10.8   Employment Agreement between the Registrant and Jonathan Edelson, M.D.
              **10.9   Employment Agreement between the Registrant and Steven Hochberg
              **10.10  Employment Agreement between the Registrant and Alan B. Masarek
            ****10.11  Employment Agreement between the Registrant and Robert Alger
            ****10.12  Amended and Restated Advanced Health Corporation 1995 Stock Option Plan
              **10.13  Employee Stock Purchase Plan
            ****21     List of Subsidiaries
            ****23.1   Consent of O'Sullivan Graev & Karabell, LLP (included as part of its opinion filed as Exhibit 5 hereto)
               *23.2   Consent of Arthur Andersen LLP
            ****24     Powers of Attorney
            ****27     Financial Data Schedule




----------


*     Filed herewith.

** Filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-06283), and incorporated herein by reference.

*** Filed as an exhibit to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.


****  Previously filed



     (b) Financial Statement Schedules

     All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.




ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on the 3rd day of October, 1997.



                                        ADVANCED HEALTH CORPORATION

                                        By: /s/ Alan B. Masarek
                                           ------------------------------------
                                            President, Chief Operating Officer
                                            and Acting Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendement No. 3 to the Registration Statement has been signed on the 3rd day of October, 1997, by the following persons in the capacities indicated:





          SIGNATURE                                    TITLE
---------------------------------   -----------------------------------------------
              *                     Chairman of the Board, Chief Executive Officer
 -----------------------------       and Director (Principal Executive Officer)
  Jonathan Edelson, M.D.

              *                     President and Director
 -----------------------------
  Steven Hochberg
                                    President,  Chief Operating Officer and
              *                      Acting Chief Financial Officer (Principal
 -----------------------------       Financial and Accounting Officer)
  Alan B. Masarek

              *                     Director
 -----------------------------
  James T. Carney

              *                     Director
 -----------------------------
  Barry Kurokawa

              *                     Director
 -----------------------------
  Jonathan Lieber

*By: /s/ Alan B. Masarek
    ---------------------------
    Attorney-in-fact

                                  EXHIBIT INDEX


 EXHIBIT
   NO.                                            DESCRIPTION
-----------   ------------------------------------------------------------------


  ****1.1     Form of Underwriting Agreement
    **2.1     Agreement  and Plan of Merger  dated as of August 2,  1995,  among
              Med-E-Systems   Corporation,   MES   Acquisition   Corp.  and  the
              Registrant
    **2.2     Agreement  and Plan of Merger dated as of August 7, 1995,  between the Registrant and Majean, Inc.
    **2.3     Asset  Purchase  Agreement  dated as of  August  28,  1995,  among
              Advanced Clinical Networks Corporation,  Peltz Ventimiglia,  Inc.,
              Richard Ventimiglia and Steven Peltz
    **2.4     Agreement and Plan of Merger dated as of September 1, 1995,  among
              U.S.  Health  Connections,   Inc.,  the  Registrant  and  Advanced
              Clinical Networks Corporation
    **3.1     Restated Certificate of Incorporation of the Registrant
    **3.2     By-laws of the Registrant
  ****5       Opinion of O'Sullivan Graev & Karabell, LLP (including the consent of such firm)
   **10.1     Amended  and  Restated  Investors'  Rights  Agreement  dated as of
              January  27,  1995,  among  Med-E-Systems   Corporation,   Invesco
              Strategic  Portfolios,  Inc.-Health  Sciences  Portfolio  and  The
              Global Health Sciences Fund
   **10.2     Investors' Rights Agreement dated as of August 23, 1995, among the
              Registrant,  21st  Century  Communications  Partners,  L.P.,  21st
              Century  Communications  T-E  Partners,   L.P.  and  21st  Century
              Communications Foreign Partners, L.P.
   **10.3     Registration  Rights  Agreement dated February 28, 1996, among the
              Registrant, Park Avenue Capital, L.P. and Access Industries, LLC
  ***10.4     Tarrytown,  New York Office  Lease  Agreement  dated  November 20,
              1995,  between  Tarrytown   Corporate  Center  IV,  L.P.  and  the
              Registrant
  ***10.5     First  Amendment  to Lease  Agreement  between  Reckson  Operating
              Partnership, LP, as Owner, and the Registrant, as Tenant
   **10.6     Chicago Office Lease  Agreement  dated  December 8, 1995,  between
              Adams Family, L.L.C. and the Registrant
   **10.7     Form of Director Indemnification Agreement
   **10.8     Employment  Agreement between the Registrant and Jonathan Edelson,
              M.D.
   **10.9     Employment Agreement between the Registrant and Steven Hochberg
   **10.10    Employment Agreement between the Registrant and Alan B. Masarek
 ****10.11    Employment Agreement between the Registrant and Robert Alger
 ****10.12    Amended and Restated Advanced Health Corporation 1995 Stock Option
              Plan
   **10.13    Employee Stock Purchase Plan
 ****21       List of Subsidiaries
 ****23.1     Consent of  O'Sullivan  Graev &  Karabell,  LLP (included as part of its opinion filed as Exhibit 5 hereto)



    *23.2     Consent of Arthur Andersen LLP
 ****24       Powers of Attorney (included on page II-5)
 ****27       Financial Data Schedule


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*     Filed herewith.

** Filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-06283), and incorporated herein by reference.

*** Filed as an exhibit to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.

****  Previously filed.